   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 15, 1997


                                                      REGISTRATION NO. 333-37157

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                               AMENDMENT NO. 1 TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            IXC COMMUNICATIONS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

            DELAWARE                          4813                         74-2644120
(STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL  (I.R.S. EMPLOYER IDENTIFICATION
 INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)                 NO.)


                      1122 SOUTH CAPITAL OF TEXAS HIGHWAY

                              AUSTIN, TEXAS 78746
                                 (512) 328-1112
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                JEFFREY C. SMITH
                            IXC COMMUNICATIONS, INC.

                      1122 SOUTH CAPITAL OF TEXAS HIGHWAY

                              AUSTIN, TEXAS 78746
                                 (512) 328-1112
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                             KAREN C. GOODIN, ESQ.


                             MICHAEL P. WHALEN, ESQ

                               RIORDAN & MCKINZIE
                       695 TOWN CENTER DRIVE, SUITE 1500
                              COSTA MESA, CA 92626
                            ------------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.
                            ------------------------

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                            ------------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


================================================================================

PROSPECTUS (Subject to Completion)

Dated December 15, 1997


                            IXC COMMUNICATIONS, INC.

                        OFFER TO EXCHANGE SHARES OF ITS
         12 1/2% SERIES B JUNIOR EXCHANGEABLE PREFERRED STOCK DUE 2009
          WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
                  FOR ANY AND ALL OF ITS OUTSTANDING SHARES OF
              12 1/2% JUNIOR EXCHANGEABLE PREFERRED STOCK DUE 2009


The Exchange Offer will expire at 5:00 p.m., New York City time, on January 16,
                             1998, unless extended.

                            ------------------------


    IXC Communications, Inc. ("IXC" or the "Company") hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal" which, together with this Prospectus, constitute the "Exchange Offer"), to exchange one share of its 12 1/2% Series B Junior Exchangeable Preferred Stock Due 2009 (the "New Preferred Stock") which has been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement (the "Registration Statement") of which this Prospectus is a part, for each outstanding share of its 12 1/2% Junior Exchangeable Preferred Stock Due 2009 (the "Old Preferred Stock" and together with the New Preferred Stock, the "Exchangeable Preferred Stock"), of which an aggregate of $308,959,000 liquidation preference is outstanding as of the date hereof. The terms of the New Preferred Stock are substantially identical in all material respects (aggregate liquidation preference, dividend rate, mandatory redemption and ranking) to the terms of Old Preferred Stock, except that the New Preferred Stock has been registered under the Securities Act and therefore will not be subject to certain transfer restrictions applicable to the Old Preferred Stock. See "The Exchange Offer" and "Description of the Exchangeable Preferred Stock."



    The Company will accept for exchange any and all shares of Old Preferred Stock validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on January 16, 1998, unless extended by the Company (such date and time, as it may be extended, the "Expiration Date"). Tenders of shares of Old Preferred Stock may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum number of shares of Old Preferred Stock being tendered for exchange. However, the Exchange Offer is subject to certain customary conditions. The Company will not receive any proceeds from the Exchange Offer. See "The Exchange Offer."


    The Exchange Offer is being made to satisfy certain obligations of the Company under the Registration Rights Agreement dated as of August 14, 1997 (the "Registration Rights Agreement") among the Company and the purchasers named therein (the "Initial Purchasers"). Following the completion of the Exchange Offer, holders of shares of Old Preferred Stock not tendered will not have any further registration rights (except that the Company will be required to file a shelf registration statement in certain limited instances) and such shares will continue to be subject to restrictions on transfer. Accordingly, the liquidity of the market for a holder's shares of Old Preferred Stock could be adversely affected if the holder does not participate in the Exchange Offer. See "Risk Factors -- Consequences of Failure to Exchange of Old Preferred Stock."

    The Old Preferred Stock was originally issued and sold on August 20, 1997 in a transaction exempt from registration under the Securities Act in reliance upon the exemptions provided by Rule 144A and by Section 4(2) of the Securities Act. Accordingly, the Old Preferred Stock may not be reoffered, resold or otherwise pledged, hypothecated or transferred in the United States unless so registered or unless an exemption from the registration requirements of the Securities Act and applicable state securities laws is available.

                                                   (continued on following page)


     THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL ARE FIRST BEING MAILED TO HOLDERS OF OLD PREFERRED STOCK ON DECEMBER 16, 1997.


     SEE "RISK FACTORS" ON PAGE 14 FOR INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE EXCHANGE OFFER.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------


               THE DATE OF THIS PROSPECTUS IS DECEMBER 15, 1997.

(Continuation of cover page)


     Each share of Exchangeable Preferred Stock has a liquidation preference of $1,000 (the "Liquidation Preference"). Dividends on the Exchangeable Preferred Stock accrue from August 20, 1997 at the rate of 12 1/2% per annum of the liquidation preference thereof and are payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year (each, a "Dividend Payment Date"), commencing on November 15, 1997. Dividends are payable in cash, except that on each Dividend Payment Date occurring on or prior to February 15, 2001, dividends may be paid, at the Company's option, by the issuance of additional shares of New Preferred Stock or Old Preferred Stock, as applicable (including fractional shares), having an aggregate liquidation preference equal to the amount of such dividends. The Company is required to redeem the Exchangeable Preferred Stock at the liquidation preference thereof, plus accumulated and unpaid dividends, if any, on August 15, 2009, out of any funds legally available therefor. The Exchangeable Preferred Stock ranks: (i) senior to all existing and future Junior Stock (as defined); (ii) on a parity with all existing and future Parity Stock (as defined), including the Convertible Preferred Stock (as defined); and (iii) junior to all existing and future Senior Stock (as defined), including the Series 3 Preferred Stock (as defined). In addition, the Exchangeable Preferred Stock will rank junior in right of payment to all indebtedness and other liabilities of the Company and its subsidiaries. As of November 1, 1997, there was approximately $.7 million of outstanding Senior Stock of the Company. As of September 30, 1997 there was approximately $522.0 million (without giving effect to an unamortized debt discount of approximately $7 million in connection with the Company's Senior Notes (as defined)) of outstanding indebtedness and other liabilities of the Company and its subsidiaries (including approximately $210.7 million of outstanding indebtedness and other liabilities (including trade payables) of the Company's subsidiaries). See "Description of the Exchangeable Preferred Stock."



     On any scheduled Dividend Payment Date, the Company may, at its option, exchange all but not less than all of the shares of Exchangeable Preferred Stock then outstanding for the Company's 12 1/2% Subordinated Exchange Debentures Due 2009 (the "Exchange Debentures"). The Exchange Debentures will bear interest at a rate of 12 1/2% per annum, payable semiannually on February 15 and August 15 of each year, commencing with the first such date to occur after the date of exchange. The Exchange Debentures will be subordinated to all existing and future Senior Indebtedness (as defined) of the Company and to all indebtedness and other liabilities (including trade payables) of the Company's subsidiaries. As of September 30, 1997, there was approximately $522.0 million (without giving effect to an unamortized debt discount of approximately $7 million in connection with the Senior Notes) of outstanding indebtedness and other liabilities of the Company and its subsidiaries (including approximately $210.7 million of outstanding indebtedness and other liabilities (including trade payables) of the Company's subsidiaries), all of which would have been senior in right of payment to the Exchange Debentures. See "Description of the Exchange
Debentures -- Ranking."


     Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission") with respect to similar transactions set forth in no-action letters issued to third parties unrelated to the Company, the New Preferred Stock issued pursuant to the Exchange Offer in exchange for the Old Preferred Stock may be offered for resale, resold and otherwise transferred by holders thereof who are not "affiliates" of the Company (within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act; provided that the New Preferred Stock is acquired in the ordinary course of the holders' business, such holders have no arrangement or understanding with any person to participate in any distribution (within the meaning of the Securities Act) of the New Preferred Stock and neither the holders nor any other person is engaging in or intends to engage in a distribution of the New Preferred Stock. Each broker-dealer that receives New Preferred Stock for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Preferred Stock. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Preferred Stock received in exchange for Old Preferred Stock where such Old Preferred Stock was acquired by such broker-dealer as a result of

(Continuation of cover page)


market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

     Prior to this Exchange Offer, there has been no public market for the Exchangeable Preferred Stock. The Old Preferred Stock has traded on the Private Offerings, Resale and Trading through Automated Linkages ("PORTAL") Market. If a market for the New Preferred Stock should develop, the New Preferred Stock could trade at prices higher or lower than their original offering price. The Company does not currently intend to list the New Preferred Stock on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active public market for the New Preferred Stock will develop. See "Risk Factors -- Lack of Public Market."

                      DOCUMENTS INCORPORATED BY REFERENCE


     The following documents filed by the Company with the Commission are incorporated herein by reference:



          (1) The Annual Report of the Company on Form 10-K (File No. 0-20803) for its fiscal year ended December 31, 1996 filed with the Commission on March 28, 1997 (the "Form 10-K");



          (2) The Company's Current Reports on Form 8-K dated February 27, 1997, March 6, 1997, March 26, 1997, April 1, 1997, July 3, 1997, July 23, 1997,
     August 5, 1997, August 18, 1997, August 20, 1997, August 20, 1997,
     September 17, 1997, September 29, 1997, October 3, 1997, November 3, 1997, November 4, 1997, November 6, 1997 and November 7, 1997;



          (3) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, filed with the Commission on May 16, 1997, the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 filed with the Commission on August 6, 1997, as amended by Amendment No. 1 on Form 10-Q/A filed with the Commission on August 12, 1997 and Amendment No. 2 on Form 10-Q/A, filed with the Commission on December 10, 1997, and the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 filed with the Commission on November 14, 1997, as amended by Amendment No. 1 on Form 10-Q/A filed with the Commission on December 12, 1997 (collectively, as amended, the "Form 10-Qs");


          (4) The Company's definitive Proxy Statement for the Annual Meeting of Stockholders on May 6, 1997; and

          (5) All documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM KELLI MCGLYNN, INVESTOR RELATIONS COORDINATOR, IXC COMMUNICATIONS, INC., 1122 SOUTH CAPITAL OF TEXAS HIGHWAY, AUSTIN, TEXAS 78746 (TELEPHONE 512-328-1112). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY THE DATE WHICH IS FIVE BUSINESS DAYS PRIOR TO THE EXPIRATION DATE.


                             AVAILABLE INFORMATION


     The Company has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement," which term shall include all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the New Preferred Stock being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to in the Registration Statement are necessarily summaries of those documents, and, with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each statement shall be deemed qualified in its entirety by such reference.



     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports and other information with the Commission. Such reports, proxy and other information can be inspected at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549. At the Commission's Regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, 13th floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates upon request from the Public Reference Section of the Commission at 450 Fifth Street, N.W. Washington D.C. 20549. The Commission also maintains a site on the World Wide Web (http://www.sec.gov) that contains reports, proxy information statements and other information regarding registrants, like the Company, that file electronically with the Commission. The Company's common stock is listed on the Nasdaq National Market under the symbol "IIXC." Reports, proxy statements and other information concerning the Company may be inspected and copied at the offices of The Nasdaq Stock Market at 1735 K Street, N.W., Washington D.C. 20006.

                               PROSPECTUS SUMMARY

     Certain of the statements contained in this Prospectus, including information regarding the Company's network expansion and switched long distance services and related strategy and financing, are forward-looking statements. For a discussion of important factors that could cause actual results to differ materially from the matters described in the forward-looking statements and other matters that should be carefully considered by prospective investors, see "Risk Factors." Certain terms used herein are defined in the Glossary at page A-1.

     The following summary is qualified in its entirety by the more detailed information, including "Risk Factors" appearing elsewhere in this Prospectus and the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's financial statements (including the notes thereto) appearing in the Form 10-K and the Form 10-Qs which are incorporated by reference herein. As used herein, except with respect to the cover page and unless the context otherwise requires, the terms "Company" and "IXC" refer to IXC Communications, Inc. ("IXC Communications") and its subsidiaries, including predecessor corporations. Certain industry data was obtained from a report issued in March 1996 from the FCC and from a report dated January 1996 from International Data Corporation (an industry research organization), which the Company has not independently verified.

                                  THE COMPANY


     The Company is a leading provider of telecommunications transmission services to long distance and other communications companies. The Company is one of only five long distance carriers that currently own a coast-to-coast digital telecommunications network (the others are AT&T, MCI, Sprint and WorldCom). The Company is expanding its network (the "Network") of 10,300 digital route miles to include over 2,200 additional digital route miles now under construction and, subject to the availability of capital and the completion of cost-sharing arrangements currently being negotiated, the Network is planned to include over 16,000 digital route miles by the end of 1998 and over 20,000 digital route miles by the end of 1999. The Company provides two principal products: transmission of voice and data over dedicated circuits ("private lines") and transmission of long distance traffic processed through the Company's switches ("switched services"). During the first quarter of 1997, the Company began providing Frame Relay and ATM-based switched data services in order to capitalize on the growing demand for Internet and electronic data transfer services. Additionally, the Company recently announced an agreement with PSINet Inc. ("PSINet"), a major Internet service provider, to acquire PSINet's broad spectrum of Internet services for resale to the Company's customers.



     Since beginning the Network expansion and entering into the switched services business in late 1995, the Company's revenues have grown rapidly. The Company generated revenues of $91.0 million in 1995, $203.8 million in 1996 and $358.5 million over the twelve months ended September 30, 1997. The Company's customers include AT&T, MCI, Sprint, WorldCom, Cable & Wireless, Excel, Frontier, LCI and over 200 other long distance companies, wireless companies, cable television providers, Internet service providers, governmental agencies and other large corporations. In an independent survey conducted by Atlantic-ACM, the Company had the highest overall carrier rating of all major long distance transmission service providers.


     The growing demand for the Company's services and the nearly complete usage of its Network capacity have required the Company to supplement its Network with capacity leased from other carriers. As a result, in 1995 the Company began expanding its Network to increase its geographic scope and capacity and reduce its off-net lease expense. The Company is expanding its network with modern, technologically advanced, non-zero dispersion shifted fiber and OC-48 electronics (upgradeable to OC-192 capacity). The new fiber and electronics are less expensive to install and operate and have greater capacity and technical capabilities than the fiber and electronics of older networks. Upon completion of the routes currently being constructed, engineered, or planned through 1998, over 10,000 route miles of the 16,000 digital route miles of the Network will consist of advanced fiber and electronics. Through a combination of its owned and leased facilities, the Company expects to be able to originate and terminate long distance traffic in all 50 U.S. states, as well as terminate long distance traffic in over 200 foreign countries.

     The Company expects that usage of long distance transmission capacity will continue to increase over the next several years due to: (i) continued growth in the long distance market; (ii) entry into the market of new communications providers as permitted by changes in telecommunications laws; (iii) requirements of the first-tier carriers to expand and obtain redundancy for their networks;
(iv) growth resulting from lower retail rates caused by reductions in domestic access charges and international settlement rates; (v) growth in the capacity requirements of the Internet; (vi) growth in data transmission; and (vii) growth associated with the use of new technologies and new applications of existing technologies. The Company believes that its established reputation as a high-quality provider of telecommunications services and its expanded Network position it to take advantage of the increasing demand for transmission capacity.

THE NETWORK

     Prior to beginning the Network expansion in late 1995, the Company owned a digital coast-to-coast network containing over 1,900 route miles of fiber optic cable and over 5,000 route miles of digital microwave. Since then, the Company has made substantial progress in expanding its Network, which now includes: (i) over 3,300 route miles of advanced fiber optic cable and electronics in operation, (ii) over 3,100 additional route miles of advanced fiber optic cable being engineered or constructed, (iii) over 39,000 DS-3 miles of fiber optic capacity obtained in capacity swaps with other carriers; (iv) over 160,000 DS-3 miles of fiber capacity leased from other carriers; (v) 6 digital long distance switches; and (vi) 14 Frame Relay-ATM data switches. The Company anticipates that, subject to the availability of capital and the completion of cost-sharing arrangements, by the end of 1998 the Network would include over 16,000 route miles of digital transmission capacity with 8 long distance switches and 30 Frame Relay-ATM switches and, by the end of 1999, the Network would increase to over 20,000 route miles of digital transmission capacity.

     In early 1997, the Company completed construction of, and placed into service, the portion of its Network linking Cleveland, Chicago, St. Louis, Dallas and Phoenix. The Company expects completion of the routes from Cleveland to New York, Phoenix to Los Angeles, and Washington, D.C. to Atlanta by the end of 1997. Additional routes from Atlanta to Houston are currently being engineered or constructed and routes from New York to Washington, D.C., Houston to Dallas, Los Angeles to San Francisco, and a route linking Toledo, Detroit and Chicago are planned for construction, with all such routes scheduled to be completed by mid-1998.

     The new fiber optic route miles are being constructed with capability for bi-directional SONET rings for enhanced network reliability. As each new route is completed and placed into service, it will be equipped with an OC-48 in order to provide initial transmission capacity. The Company is currently in the process of equipping certain of its routes with additional OC-48s in order to meet customer demand for its services.

     The expanded Network is expected to deliver the following significant strategic and financial benefits to the Company:

          (i) substantial savings by allowing the Company to move on to its own Network a significant portion of its traffic that it currently carries on circuits which it leases from other carriers (resulting in estimated savings of $30 million in 1997);


          (ii) high-capacity new routes and substantially increased capacity on certain existing routes, allowing the Company to increase revenues by leasing additional circuits to its customers, including high-capacity circuits such as OC-48s, OC-12s and OC-3s;



          (iii) lower underlying transmission and network operating costs;


          (iv) sufficient capacity to support increasing demand expected from Internet and multimedia applications, Frame Relay and ATM; and

          (v) reduced capital costs through sales and exchanges of excess fiber which the Company is including in its Network expansion specifically for that purpose.

BUSINESS STRATEGY


     The Company's objective is to develop a nationwide network at a low net construction cost in order to establish a basis for long-term growth in market share and profitability. The Company's primary near-term goals are to: (i) complete the route from New York to Los Angeles and the route from Washington, D.C. to Atlanta; (ii) better balance traffic distributions to improve EBITDA in its switched services business; (iii) enter into additional cost-saving arrangements with other carriers to reduce the cost of the existing Network construction and develop additional Network expansion opportunities; (iv) utilize the expanded Network to increase revenues by generating new customers and increasing business from existing customers; (v) improve profitability by migrating traffic from circuits leased from other carriers onto the Network; and
(vi) leverage the relationship with PSINet to generate new Internet services customers and large account customers who require bundled voice, data and Internet transmission services.


     In order to achieve these goals the Company intends to pursue the following strategy:

     Enter Into Cost-Saving Arrangements. The Company has included excess fiber in its Network expansion which it is using to reduce the net cost of construction through: (i) leasing or selling excess fiber to other carriers; and
(ii) exchanging excess fiber for fibers or capacity on other carriers' networks. Additionally, the Company seeks to obtain the right to install Company-owned fibers in new routes being constructed by other carriers along the proposed Network expansion routes in exchange for the Company (a) sharing network construction costs; (b) allowing the other carrier to use excess fiber along certain routes in the Network; or (c) allowing the other carrier to add its own fiber to certain segments of the Network.

     The Company has already entered into several cost-saving agreements with other carriers that are expected to reduce the per-route-mile cost of construction, including:

          (i) a contract with WorldCom pursuant to which each company has constructed a fiber route approximately 1,100 miles long and placed fibers for both companies along the route;

          (ii) contracts with LCI pursuant to which LCI would purchase an indefeasible right to use fibers from Chicago to Los Angeles for approximately $97.9 million (the "Chicago-LA LCI Fiber Sale") and from Cleveland to New York for approximately $20.0 million (the "Cleveland-NY LCI Fiber Sale");

          (iii) a contract with MCI pursuant to which MCI would purchase an indefeasible right to use fibers from New York to Los Angeles for approximately $121.0 million (the "MCI Fiber Sale");

          (iv) a contract with Vyvx to exchange the use of certain fibers on the Company's New York to Los Angeles route for the use of fibers on a 1,600-mile route under construction by Vyvx from Washington D.C. to Houston;

          (v) joint construction agreements with LCI, DTI and CCTS allowing the Company to share the costs of constructing certain routes in Illinois, Ohio and Missouri;

          (vi) a contract with MFS pursuant to which MFS will include fibers for the Company in a route it is constructing from Cleveland to New York; and

          (vii) contracts with GST and WorldCom providing for the sale of fiber along certain routes.

     Reduce Operating Costs. The Company expects to achieve substantial operating cost savings from the Network expansion by replacing a portion of the capacity it leases from other carriers with its own Network capacity. The Company incurred costs of approximately $60.1 million for leased off-net fiber optic capacity from other carriers in 1996. The Company believes the Network expansion will result in reduced expenditures for capacity currently leased off-net (as well as future capacity required to support revenue growth) and increased operating cash flow, because the new fiber routes (i) are targeted for geographic areas that the Network currently does not reach or is capacity limited or where the Company leases off-net capacity and (ii) will allow the Company to enter into additional exchanges of fiber capacity on new routes with other carriers.

     Increase Private Line Revenues. Geographic limitations and nearly full utilization of the Network had previously limited the Company's ability to expand its private line business. The Network expansion has added high-capacity new routes and substantially increased the capacity of certain existing routes, allowing the Company to lease additional circuits to its customers, including high-capacity, high-margin circuits such as OC-48s, OC-12s and OC-3s. The Company has already generated significant orders for capacity on the new routes, including a contract with a major carrier under which the Company will provide DS-3 circuits, each with a one-year term, principally along the planned route from New York to Los Angeles with aggregate revenues in excess of $24.0 million during 1997-1998. The Company continues to seek significant new orders over the Network expansion routes and believes that it is well positioned to obtain such orders.

     Additionally, the Company specifically designed the Network expansion along routes geographically diverse from those of other facilities-based carriers. In recent years, companies such as AT&T and MCI have used the Company to provide alternative routes to help protect their networks in the event of a service outage. Such companies prefer routes separated geographically from their own networks to increase the possibility that the alternative route will be functional in the event of a natural disaster. The Company believes that the Network expansion greatly increases the attractiveness of the Company's Network as an alternative routing network backup to the major carriers.

     Develop the Switched Services Business. The Company has established itself as an alternative provider of switched long distance services with nation-wide origination and domestic and international termination capability. The Company currently has over 80 customers and believes that it is well positioned to attract long distance resellers for its switched services because, unlike its present major competitors (AT&T, MCI, Sprint and WorldCom) whose primary focus is providing retail long distance services to end users, the Company (i) is not currently a significant competitor to its customers for sales to end users; and
(ii) provides more focused service to its reseller customers, since serving such customers is its primary business. The Company believes that this, combined with the low embedded cost of its Network, provides a significant advantage when competing to provide switched long distance traffic to resellers, cable companies, RBOCs, utility companies and others which are permitted to enter the long distance business under recent changes in telecommunications law. By the end of 1998, the Company intends to add two additional long distance switches which, if installed, will provide additional capacity to originate and terminate traffic and the technical platform to offer enhanced, higher margin, long distance products such as 800 PIN and pre-paid debit cards. Although the Company has never achieved positive EBITDA in its switched services business, the Company seeks to improve EBITDA in this business by: examining (and improving procedures to examine) the traffic patterns of its customers; identifying customers generating an unprofitable mix of traffic, and where appropriate and as contractually allowed, adjusting contract terms; and prescreening new contract proposals to evaluate the financial impact of expected traffic distributions.

     Establish a Platform for Capacity-Intensive Data Applications. The Company is using advanced fiber optic technology in its Network expansion. The expanded Network's SONET technology and broadband capabilities provide a platform to support advanced, capacity-intensive products such as Frame Relay, ATM, multimedia, and Internet-related applications. The Company has equipped its network with 14 data switches (30 expected by the end of 1998) and other equipment necessary to enter into the Frame Relay and ATM transmission business.

PSINET TRANSACTION


     In July 1997, the Company announced agreements with PSINet. Under the terms of the PSINet agreements, after consummation of the transaction, the Company will provide PSINet with an indefeasible right to use 10,000 miles of OC-48 transmission capacity on its Network over a 20-year period in exchange for 20% (post-issuance) of PSINet common stock. In addition, if the value of the PSINet common stock received by the Company is less than $240 million at the earlier of one year after the final delivery of the transmission capacity (scheduled for late-1999) or four years after closing, PSINet, at its option, will pay the Company cash and/or deliver additional PSINet common stock to bring the value of the Company's investment to $240 million. Upon delivery of the transmission capacity to PSINet, the Company will also receive a maintenance fee which, when all the capacity has been delivered, will be approximately $11.5 million per year. The Company expects to consummate the transactions contemplated by the PSINet agreements upon the satisfaction of certain conditions, including receipt of approval of PSINet stockholders. There can be no assurance that such conditions will be satisfied or that the PSINet transaction will be consummated.

TENDER OFFER FOR SERIES 3 PREFERRED STOCK


     On October 31, 1997, the Company consummated its offer (the "Series 3 Tender Offer") to exchange shares of the Company's common stock (the "Common Stock") for all its issued and outstanding shares of the Series 3 Preferred Stock. Each holder that tendered its shares of Series 3 Preferred Stock received approximately 49.85 shares of Common Stock for each share of Series 3 Preferred Stock tendered. The number of shares of Common Stock issued for each share of Series 3 Preferred Stock tendered was calculated by dividing the aggregate per share liquidation preference, including accrued and unpaid dividends, on one share of Series 3 Preferred Stock as of October 31, 1997 (the expiration date of the Series 3 Tender Offer) by $33.00 (the last reported sale price of the Company's Common Stock on the Nasdaq National Market on October 31, 1997). The aggregate liquidation preference, including accrued and unpaid dividends, on the Series 3 Preferred Stock at October 31, 1997, was approximately $20.6 million (or $1,645 per share). The Common Stock issued in connection with the Series 3 Tender Offer was not registered under the Securities Act. Over 95% of the shares of Series 3 Preferred Stock were tendered prior to the expiration of the Series 3 Tender Offer.


NEW PRESIDENT AND CHIEF EXECUTIVE OFFICER


     On October 9, 1997 Benjamin L. Scott, the former President and Chief Executive Officer of PrimeCo Personal Communications L.P. ("PrimeCo"), a joint venture among Bell Atlantic Corporation ("Bell Atlantic"), U S WEST Media Group ("US West") and Airtouch Communications, Inc. ("Airtouch") became the President, Chief Executive Officer and a member of the Board of Directors of the Company. See "Management."



     The Company was incorporated in the State of Delaware on July 27, 1992. The Company's principal executive offices are located at 1122 South Capital of Texas Highway, Austin, Texas 78746 and its telephone number is (512) 328-1112.


                          TERMS OF THE EXCHANGE OFFER

The Exchange Offer.........  The Company is offering to exchange one share of
                             New Preferred Stock for each outstanding share of Old Preferred Stock, that was issued and sold on August 20, 1997 in a transaction exempt from registration under the Securities Act (the "Exchangeable Preferred Sale"). The terms of the New Preferred Stock are substantially identical in all material respects (aggregate liquidation preference, dividend rate, mandatory redemption and ranking) to the terms of the Old Preferred Stock, except that the New Preferred Stock has been registered under the Securities Act and therefore will not be subject to certain transfer restrictions applicable to the Old Preferred Stock. See "The Exchange Offer" for a description of the procedures for tendering Old Preferred Stock. The Exchange Offer satisfies the registration obligations of the Company under the Registration Rights Agreement. Holders that do not tender all of their Old Preferred Stock will no longer have any registration rights under the Registration Rights Agreement (except that the Company will be required to file a shelf registration statement in certain limited instances). See "-- Exchange Offer Procedures."


Tenders; Expiration Date;
  Withdrawal;
  Termination..............  The Exchange Offer will expire at 5:00 p.m., New
                             York City time, on January 16, 1998, or such later date and time, if any, as extended by the

                             Company, in its sole discretion. Tenders of Old Preferred Stock pursuant to the Exchange Offer may be withdrawn and re-tendered at any time prior to the Expiration Date. Any Old Preferred Stock not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer. The Company may terminate the Exchange Offer if any of the events set forth under "The Exchange
                             Offer -- Conditions to the Exchange Offer" shall have occurred and shall not have been waived by the Company.

Dividends on the New
Preferred Stock and the Old
  Preferred Stock..........  Dividends on each share of New Preferred Stock will accrue from the last Dividend Payment Date (as defined) on the Old Preferred Stock. No additional dividends will be paid on the Old Preferred Stock tendered and accepted for exchange.

Conditions to the Exchange
  Offer....................  The Exchange Offer is subject to certain customary conditions, certain of which may be waived by the Company. It is not, however, conditioned on any minimum number of shares of Old Preferred Stock being tendered for exchange. See "The Exchange Offer -- Conditions to Exchange Offer."

Exchange Offer
Procedures.................  Old Preferred Stock may be tendered by properly completing and signing the Letter of Transmittal and delivering the Letter of Transmittal to the Exchange Agent (as defined) at its address set forth in this Prospectus on or prior to the Expiration Date, together with: (i) the certificate or certificates representing the Old Preferred Stock being tendered and any required signature guarantees; (ii) a timely confirmation of a book-entry transfer of the Old Preferred Stock, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility" or "Depository") pursuant to the procedure for book-entry transfer described in this Prospectus; or (iii) the completion of the procedures for guaranteed delivery set forth in this Prospectus. See "The Exchange Offer -- Exchange Offer Procedures." Pursuant to the Registration Rights Agreement, the Company is required to file a shelf registration statement for a continuous offering pursuant to Rule 415 under the Securities Act in respect of the Old Preferred Stock if: (i) because of any change in law or in currently prevailing interpretations of the staff of the Commission, the Company is not permitted to effect the Exchange Offer; (ii) the Exchange Offer is not consummated within 150 days after the date of the Registration Rights Agreement; (iii) any Initial Purchaser so requests with respect to the Old Preferred Stock not eligible to be exchanged for New Preferred Stock in the Exchange Offer and held by it following consummation of the Exchange Offer; or
                             (iv) any holder of Old Preferred Stock (other than a broker-dealer electing to exchange Old Preferred Stock, acquired for its own account as a result of market-making activities or other trading activities for New Preferred Stock (an "Exchanging Dealer")) is not eligible to participate in the Exchange Offer or, in the case of any holder of Old Preferred Stock (other than an Exchanging Dealer) that participates in the Exchange Offer, such holder does not receive freely tradeable New Preferred Stock on the date of the exchange. See "The Exchange Offer -- Purpose of the Exchange Offer."

Acceptance of Old Preferred
  Stock and Delivery of New
  Preferred Stock..........  The Company will accept for exchange any and all shares of Old Preferred Stock which are validly tendered (and not withdrawn) in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Preferred Stock issued pursuant to the Exchange Offer will be delivered after acceptance of the tendered Old Preferred Stock and promptly following the Expiration Date. See "The Exchange Offer -- Acceptance of Old Preferred Stock for Exchange; Delivery of New Preferred Stock."

Exchange Agent.............  The Bank of New York is serving as Exchange Agent
                             (the "Exchange Agent") in connection with the Exchange Offer.

Federal Income Tax
  Consequences.............  The Exchange Offer will not result in any income, gain or loss to the holders of Exchangeable
                             Preferred Stock or the Company for federal income tax purposes. See "Certain U.S. Federal Income Tax Consequences."

Use of Proceeds............  There will be no proceeds to the Company from the exchange of the Old Preferred Stock for the New Preferred Stock pursuant to the Exchange Offer.

               CONSEQUENCES OF EXCHANGING OR FAILING TO EXCHANGE
               OLD PREFERRED STOCK PURSUANT TO THE EXCHANGE OFFER

     Based on interpretations by the staff of the Commission with respect to similar transactions set forth in no-action letters issued to third parties unrelated to the Company, the New Preferred Stock issued pursuant to the Exchange Offer in exchange for the Old Preferred Stock may be offered for resale, resold and otherwise transferred by holders thereof who are not "affiliates" of the Company (within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery requirements of the Securities Act; provided that the New Preferred Stock is acquired in the ordinary course of the holders' business, such holders have no arrangement or understanding with any person to participate in any distribution (within the meaning of the Securities Act) of the New Preferred Stock and neither the holders nor any other person is engaging in or intends to engage in a distribution of the New Preferred Stock. Each broker-dealer that receives New Preferred Stock for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of the New Preferred Stock. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Preferred Stock received in exchange for Old Preferred Stock where such Old Preferred Stock was acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

     To comply with the securities laws of certain jurisdictions, it may be necessary to qualify for sale or register the New Preferred Stock prior to offering or selling such New Preferred Stock. The Company is required, under the Registration Rights Agreement, to register the New Preferred Stock in any jurisdiction reasonably requested by the holders, subject to certain limitations. Upon consummation of the Exchange Offer, holders of Old Preferred Stock that were not prohibited from participating in the Exchange Offer and did not tender their Old Preferred Stock will not have any registration rights under the Registration Rights

Agreement (except that the Company will be required to file a shelf registration statement in certain limited instances) covering such Old Preferred Stock not tendered and such Old Preferred Stock will continue to be subject to the restrictions on transfer contained in the legend thereon. In general, the Old Preferred Stock may not be offered or sold, unless registered under the Securities Act and applicable state securities laws, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. See "The Exchange Offer -- Consequences of Failure to Exchange."

   SUMMARY DESCRIPTION OF THE NEW PREFERRED STOCK AND THE EXCHANGE DEBENTURES

     The terms of the New Preferred Stock and the Old Preferred Stock are substantially identical in all material respects (aggregate liquidation preference, dividend rate, mandatory redemption and ranking), except for certain transfer restrictions and registration rights relating to the Old Preferred Stock.

NEW PREFERRED STOCK


Securities Offered.........  308,959 shares of 12 1/2% Series B Junior
                             Exchangeable Preferred Stock Due 2009, plus any additional shares issued from time to time in lieu of cash dividends.


Dividends..................  Dividends on the New Preferred Stock will accrue at a rate of 12 1/2% per annum of the Liquidation Preference thereof and will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year (each a "Dividend Payment Date") commencing November 15, 1997. Dividends on each share of New Preferred Stock will accrue from the last Dividend Payment Date on the Old Preferred Stock. Dividends will be payable in cash, except that on each Dividend Payment Date occurring on or prior to February 15, 2001, dividends may be paid, at the Company's option, by the issuance of additional shares of New Preferred Stock (including fractional shares) having an aggregate Liquidation Preference equal to the amount of such dividends. It is not anticipated that the Company will pay any dividends in cash for any period ending on or prior to February 15, 2001.

Liquidation Preference.....  $1,000 per share.


Ranking....................  The New Preferred Stock will rank (i) senior to all existing and future Junior Stock (as defined herein); (ii) on a parity with all existing and future Parity Stock (as defined herein), including the Convertible Preferred Stock; and (iii) junior to all existing and future Senior Stock, including the Series 3 Preferred Stock. In addition, the New Preferred Stock will rank junior in right of payment to all indebtedness and other obligations of the Company and its subsidiaries. As of November 1, 1997, there was approximately $.7 million of outstanding Senior Stock of the Company. As of September 30, 1997 there was approximately $522.0 million (without giving effect to an unamortized debt discount of approximately $7 million in connection with the Senior Notes) of outstanding indebtedness and other liabilities of the Company (including approximately $210.7 million of outstanding indebtedness and other liabilities (including trade payables) of the Company's subsidiaries). See "Description of the Exchangeable Preferred Stock -- Ranking."


Optional Redemption........  The New Preferred Stock will not be redeemable prior to August 15, 2002, except that, on or prior to August 15, 2000, the Company may redeem, at its option, up to 35% of the outstanding Exchangeable Preferred Stock at the redemption price set forth herein with the net proceeds of one or more Public Equity Offerings (as defined) if at least $195 million aggregate Liquidation Preference of the Exchangeable Preferred Stock remains outstanding after each such redemption. On or after August 15, 2002, the New Preferred Stock is redeemable at the option of the Company, in whole or in part, at the redemption prices set forth herein plus accumulated and unpaid dividends, if any, to the date of redemption See "Description of the Exchangeable Preferred Stock -- Optional Redemption."

Mandatory Redemption.......  The Company is required to redeem the New Preferred
                             Stock at its Liquidation Preference, plus accumulated and unpaid dividends, if any, on August 15, 2009, out of any funds legally available therefor.

Change of Control..........  In the event of a Change of Control (as defined), if the Company elects, the Company shall offer to purchase shares of New Preferred Stock, in whole or in part, at a purchase price equal to 101% of the aggregate Liquidation Preference thereof, plus accumulated and unpaid dividends, if any, to the date of purchase.

                             In the event the Company does not elect to make the offer referred to above, then holders of a majority of the New Preferred Stock (and, in certain circumstances, the Company) will designate an Independent Financial Advisor (as defined) to determine the appropriate dividend rate that the New Preferred Stock should bear so that, after such reset, the New Preferred Stock would have a market value of 101% of the Liquidation Preference. After determination of the reset rate, the New Preferred Stock shall accrue and accumulate dividends at the reset rate as of the date of occurrence of the Change of Control; provided, however, that the reset rate shall in no event be less than 12 1/2% per annum (the initial dividend rate on the New Preferred Stock) or greater than 15% per annum. See "Description of the Exchangeable Preferred Stock -- Change of Control."


Voting Rights..............  Holders of the New Preferred Stock will have limited voting rights, including (i) those required by law and (ii) that holders of the outstanding shares of Exchangeable Preferred Stock, voting together as a class with the holders of any other series of preferred stock upon which like rights have been conferred and are exercisable, (a) upon the failure of the Company (1) to pay dividends for six or more Dividend Periods (as defined) whether or not consecutive, (2) to satisfy any mandatory redemption obligation with respect to the Exchangeable Preferred Stock, (3) to comply with the covenants set forth in the Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and other Special Rights of 12 1/2% Junior Exchangeable Preferred Stock Due 2009 and 12 1/2% Series B Junior Exchangeable Preferred Stock Due 2009 and Qualifications, Limitations and Restrictions Thereof filed with the Secretary of State of the State of Delaware on August 19, 1997 (the "Certificate of Designation") or (4) to comply with certain covenants or make certain payments on certain Indebtedness (as defined), will be entitled to elect two members to the Board of Directors of the Company; and (b) have the right to approve each issuance by the Company of any Senior Stock, except that without the consent of the holders of Exchangeable Preferred Stock, the Company may create additional classes of stock, increase the authorized number of shares of preferred stock or issue series of a stock that ranks junior to or on parity with the

                             Exchangeable Preferred Stock. See "Description of the Exchangeable Preferred Stock -- Voting Rights."

Covenants..................  The Certificate of Designation limits: (i) the incurrence of additional debt by the Company and certain of its subsidiaries, (ii) the payment of dividends on Junior Stock of the Company and the purchase, redemption or retirement of Junior Stock,
                             (iii) investments, (iv) certain transactions with affiliates and (v) certain consolidations, mergers and transfers of assets. The Certificate of Designation also prohibits certain restrictions on distributions from certain subsidiaries. All of these limitations and prohibitions, however, are subject to a number of important qualifications. See "Description of the Exchangeable Preferred Stock -- Certain Covenants."

Senior Debt Restrictions...  The Company's debt instruments contain provisions which restrict, and if a default under any thereof exists prohibit, redemption or repurchase of the Exchangeable Preferred Stock, including upon a Change of Control or through the issue of Exchange Debentures, and the payment of cash dividends on the Exchangeable Preferred Stock. See "Risk Factors," "Description of Capital Stock" and "Description of Certain Indebtedness."

Exchange Feature...........  On any scheduled Dividend Payment Date, the Company may, at its option, exchange all but not less than all of the shares of Exchangeable Preferred Stock then outstanding for Exchange Debentures in a principal amount equal to the Liquidation Preference of the shares of Exchangeable Preferred Stock held by such holder at the time of such exchange.

THE EXCHANGE DEBENTURES

Securities Offered.........  12 1/2% Subordinated Exchange Debentures Due 2009
                             issuable in exchange for the Exchangeable Preferred Stock in an aggregate principal amount equal to the Liquidation Preference of the Exchangeable Preferred Stock, plus accumulated and unpaid dividends to the date of exchange.

Maturity...................  August 15, 2009.

Interest...................  The Exchange Debentures will bear interest at the rate of 12 1/2% per annum, payable semiannually on February 15 and August 15, commencing with the first of such dates to occur after the date of exchange (the "Exchange Date"). On or prior to February 15, 2001, interest may, at the option of the Company, be paid by issuing additional Exchange Debentures with a principal amount equal to such interest. After February 15, 2001, interest on the Exchange Debentures may be paid only in cash.


Ranking....................  The Exchange Debentures will be general unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Indebtedness (including the Senior Notes) of the Company and to all indebtedness and other liabilities (including trade payables) of the Company's subsidiaries. As of September 30, 1997, there was approximately $522.0 million (without giving effect to an unamortized debt discount of approximately $7 million in connection with the Senior Notes) of outstanding indebtedness and other liabilities of the Company and its subsidiaries (including approximately $210.7 million of outstand-ing indebtedness and other liabilities (including trade payables) of the Company's subsidiaries), all of which would have been senior in right of payment to the Exchange Debentures. See "Description of the Exchange Debentures -- Ranking."


Optional Redemption........  The Exchange Debentures will not be redeemable prior to August 15, 2002, except that, until August 15, 2000, the Company may redeem, at its option, up to an aggregate of 35% of the aggregate principal amount of the Exchange Debentures at the redemption price set forth herein with the net proceeds of one or more Public Equity Offerings if at least $195 million of the principal amount of the Exchange Debentures remains outstanding after each such redemption. On or after August 15, 2002, the Exchange Debentures are redeemable at the option of the Company, in whole or in part, at the redemption prices set forth herein plus accrued and unpaid interest, if any, to the date of redemption. See "Description of the Exchange Debentures -- Optional Redemption."

Change of Control..........  In the event of a Change of Control, holders of the
                             Exchange Debentures will have the right to require the Company to purchase their Exchange Debentures, in whole or in part, at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. See "Description of the Exchange Debentures -- Change of Control."

Restrictive Covenants......  The indenture under which the Exchange Debentures will be issued (the "Exchange Indenture") will limit (i) the incurrence of additional debt by the Company and certain of its subsidiaries, (ii) the payment of dividends on capital stock of the Company and the purchase, redemption or retirement of capital stock or indebtedness which ranks junior to the Exchange Debentures, (iii) investments, (iv) certain transactions with affiliates, (v) sales of assets, including capital stock of subsidiaries and
                             (vi) certain consolidations, mergers and transfers of assets. The Exchange Indenture will also prohibit certain restrictions on distributions from certain subsidiaries. All of these limitations and prohibitions, however, are subject to a number of important qualifications. See "Description of the Exchange Debentures -- Certain Covenants."

Senior Debt Restrictions...  The Company's debt instruments contain provisions which restrict, and if a default under any thereof exists prohibit, redemption or repurchase of the Exchange Debentures.

                                  RISK FACTORS

     In determining whether to exchange New Preferred Stock for Old Preferred Stock, the holders of Old Preferred Stock should consider carefully the information set forth under the caption "Risk Factors" and all other information contained in this Prospectus before making any decision to acquire New Preferred Stock.

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATIONS DATA


     The following table sets forth certain consolidated financial data of the Company. The historical financial data as of and for the years ended December 31, 1994, 1995 and 1996 has been derived from the audited Consolidated Financial Statements of the Company. The historical financial data for the nine months ended September 30, 1996 and 1997 is derived from unaudited interim financial statements. The unaudited interim financial statements include all adjustments, consisting of normal recurring accruals, which management considers necessary for a fair presentation of the financial position and the results of operations for these interim periods. Results of operations for the interim periods are not necessarily indicative of the results of operations for the full year.


     The summary consolidated financial and operations data set forth below is qualified in its entirety by, and should be read in conjunction with the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and the Company's financial statements, (including the notes thereto) appearing in the Form 10-K and the Form 10-Qs which are incorporated by referenced herein and other information included in this Prospectus.


                                                                                NINE MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,           SEPTEMBER 30,
                                              ----------------------------     -------------------
                                               1994      1995       1996         1996       1997
                                              -------   -------   --------     --------   --------
                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Net operating revenues....................  $80,663   $91,001   $203,761     $130,273   $285,015
  Operating income (loss)...................   14,085     1,429    (14,016)     (13,964)   (40,508)
  Interest expense..........................    6,105    14,597     37,076       28,658     23,720
  Income (loss) before extraordinary gain
     (loss)(1)..............................    5,017    (3,218)   (37,448)     (29,390)   (75,476)
OTHER FINANCIAL DATA:
  EBITDA(2).................................   26,206    18,867     13,225        5,970        523
  Capital expenditures......................    7,087    23,670    136,391       73,259    202,477
  Ratio (deficiency) of earnings to combined
     fixed charges and preferred stock
     dividends(3)...........................     1.4x   (12,348)   (47,355)     (42,962)   (88,902)
OTHER OPERATIONS DATA:
  Minutes of use (in millions)..............       --      12.8    1,105.2        608.0    2,064.1
  Digital route miles in service (end of
     period)................................    6,700     6,758      7,325        7,082     10,281
  Fiber miles (end of period)(4)............   20,747    22,159     33,445       27,991     85,671
  Number of long distance switches..........       --         5          5            5          6
  Number of data switches...................       --        --         10           10         14



                                            SEPTEMBER 30,
                                                1997
                                            -------------
BALANCE SHEET DATA:
  Cash and cash equivalents...............    $ 283,963
  Total assets............................      889,873
  Total debt and capital lease
     obligations..........................      303,719
  Redeemable preferred stock..............      391,930
  Stockholders' equity....................      (17,109)


---------------

(1) The Company recognized an extraordinary gain (involving a related party) of $2.3 million in 1994 and an extraordinary loss of $1.7 million in 1995, in each case relating to the early extinguishment of debt.

(2) EBITDA is operating income (loss) plus depreciation and amortization. EBITDA for 1995 and subsequent periods includes the negative EBITDA of the Company's switched long distance services business. The Company has included information concerning EBITDA because it believes that EBITDA is used by certain investors as one measure of an issuer's historical ability to service its debt. EBITDA is not a measurement determined in accordance with GAAP, should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP and is not necessarily comparable with similarly titled measures for other companies.


(3) For purposes of calculating the ratio of earnings to combined fixed charges and preferred stock dividends, earnings represent income before the provision (benefit) for income taxes, plus fixed charges. Fixed charges consist of interest expense, amortization of financing costs and the portion of rental expense on operating leases which the Company estimates to be representative of the interest factor attributable to the leases. Preferred stock dividends consist of dividends on the Company's 10% Junior Series 3 Cumulative Redeemable Preferred Stock (the "Series 3 Preferred Stock") and dividends on the Company's 7 1/4% Junior Convertible Preferred Stock Due 2007 ("Convertible Preferred Stock"). Where earnings are inadequate to cover combined fixed charges and preferred stock dividends, the deficiency is shown. As adjusted for the sale of the Convertible Preferred Stock and the Exchangeable Preferred Sale as if they had occurred on or before January 1, 1997, and assuming dividends are paid in cash at 7 1/4% on the Convertible Preferred Stock and at 12 1/2% on the Exchangeable Preferred Stock, the Company's earnings would have been insufficient to cover combined fixed charges and preferred stock dividends by $115.2 million for the nine months ended September 30, 1997. Additional dividends will accrue on the Convertible Preferred Stock if the Company fails to comply with certain of its obligations under the registration rights agreement relating thereto, or if, after March 31, 1999, the Company is not contractually permitted to pay cash dividends on the Convertible Preferred Stock. Additional dividends will also accrue on the Exchangeable Preferred Stock if the Company fails to comply with certain of its obligations under the Registration Rights Agreement.


(4) Fiber miles represent the number of route miles of a fiber optic route multiplied by the number of fiber strands in the route.

                                  RISK FACTORS


     In addition to the other information contained in this Prospectus, before tendering their shares of Old Preferred Stock for shares of New Preferred Stock offered hereby, holders of Old Preferred Stock should consider the following factors carefully in evaluating the Company and its business, which (other than "Consequences of Failure to Exchange Old Preferred Stock") are generally applicable to the Old Preferred Stock as well as to the New Preferred Stock. Statements contained in this Prospectus regarding the Company's expectations with respect to its network expansion, related financings and fiber sale and cost-saving agreements, future operations and other information, which can be identified by the use of forward-looking terminology, such as "may," "will," "expect," "anticipate," "estimate," "seek" or "continue" or the negative thereof or other variations thereon or comparable terminology, are forward-looking statements. The discussions set forth below constitute cautionary statements identifying important factors with respect to such forward-looking statements, including risks and uncertainties, that could cause actual results to differ materially from results referred to in the forward-looking statements. There can be no assurance that the Company's expectations regarding any of these matters will be fulfilled.

CONSEQUENCES OF FAILURE TO EXCHANGE OLD PREFERRED STOCK

     Upon consummation of the Exchange Offer, holders of Old Preferred Stock (other than those that were prohibited from participating in the Exchange Offer) that did not tender their Old Preferred Stock will not have any registration rights under the Registration Rights Agreement covering such Old Preferred Stock not tendered and such Old Preferred Stock will continue to be subject to the restrictions on transfer contained in the legend thereon (except that the Company will be required to file a shelf registration statement in certain limited instances). See "The Exchange -- Purpose of the Exchange Offer." In general, the Old Preferred Stock may not be offered or sold, unless registered under the Securities Act and applicable state securities laws, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not intend to register the Old Preferred Stock under the Securities Act. Based on interpretations by the staff of the Commission with respect to similar transactions set forth in no-action letters issued to third parties unrelated to the Company, the New Preferred Stock issued pursuant to the Exchange Offer in exchange for the Old Preferred Stock may be offered for resale, resold and otherwise transferred by holders thereof who are not "affiliates" of the Company (within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act; provided that the New Preferred Stock is acquired in the ordinary course of the holders' business, such holders have no arrangement or understanding with any person to participate in any distribution (within the meaning of the Securities Act) of the New Preferred Stock and neither the holders nor any other person is engaging in or intends to engage in a distribution of the New Preferred Stock. Each broker-dealer that receives New Preferred Stock for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of the New Preferred Stock. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Preferred Stock received in exchange for Old Preferred Stock where such Old Preferred Stock was acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." The New Preferred Stock may not be offered or sold unless it has been registered or qualified for sale under applicable state securities laws or an exemption from registration or qualification is available and is complied with. The Registration Rights Agreement requires the Company to register or qualify the New Preferred Stock for resale in any state (if required) as may be requested by their holders, subject to certain limitations.

LACK OF PUBLIC MARKET


     Prior to this Exchange Offer, although the Old Preferred Stock has traded on the Portal Market, there has been no public market for the Old Preferred Stock. The New Preferred Stock will not be eligible to trade on the PORTAL Market. If a market for the New Preferred Stock should develop, the New Preferred Stock could trade at prices higher or lower than their initial offering price. The Company does not currently intend to list the New Preferred Stock on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active public market for the New Preferred Stock will develop.

NEGATIVE CASH FLOW AND CAPITAL REQUIREMENTS


     The Company's capital expenditures were $202.5 million for the nine months ended September 30, 1997 and the Company's EBITDA minus interest expense and capital expenditures (adjusted for the change in working capital) for such period was negative $36.9 million. The Company estimates that the total capital expenditures for 1997 will be approximately $300.0 million and the Company expects to continue to make substantial capital expenditures thereafter. The Company anticipates meeting the cash requirements relating to such capital expenditures from cash on hand, the net proceeds of approximately $288 million from the Exchangeable Preferred Sale, the anticipated proceeds of the Chicago-LA LCI Fiber Sale and the MCI Fiber Sale, the Proposed Credit Facility (defined below), additional cost-saving arrangements, cash flow from its operations, the NTFC Equipment Facility (as defined) and other vendor financing, if available. The amount of actual capital expenditures may vary materially as a result of cost-saving arrangements, increases or decreases in the amount of traffic on the Network, unexpected costs, delays or advances in the timing of certain capital expenditures and other factors. The Company's ability to meet the cash costs of such capital expenditures is dependent upon the Company's ability to complete the construction of the Network expansion in a timely manner and otherwise perform its obligations to the satisfaction of each of LCI and MCI so that it can complete the Chicago-LA LCI Fiber Sale and the MCI Fiber Sale, to enter into cost-saving arrangements with carriers or other large users of fiber capacity, to otherwise raise significant capital and/or to significantly increase its cash flow. The failure of the Company to accomplish any of the foregoing may significantly delay or prevent such capital expenditures, which would have a material adverse effect on the Company and the value of the Exchangeable Preferred Stock.



     The Company's switched services business will require cash to meet operating expenses. In order to offer switched long distance services, the Company installed switches, connected them to its Network and to the LECs (as defined), acquired software and hired the personnel needed to establish a national switched network. The Company's switched services business generated negative EBITDA for each of the four quarters of 1996. EBITDA from switched services remained negative in the first three quarters of 1997 and the Company believes it is likely to remain negative for the balance of the year, due to, among other things, higher-than-anticipated access costs and uneven traffic patterns creating high network overflow costs. Although the Company is attempting to control such costs and improve EBITDA from switched services, there is no assurance it will be successful in doing so. The Company expects that the Network expansion will result in an improvement in the EBITDA generated by its switched services business. For a discussion of important factors that could cause the Company's switched services business to fail to generate positive EBITDA, see "-- Development Risks and Dependence on Switched Services Business."


     The Company is required to make annual interest payments of $35.6 million with respect to the Company's outstanding $285.0 million principal amount of the 12 1/2% Senior Notes Due 2005 (the "Senior Notes"). The Company will also be required to make interest payments and, beginning December 31, 1997, principal payments in connection with borrowings, if any, under a secured equipment financing facility of up to $28.0 million entered into with NTFC Capital Corporation, an affiliate of Northern Telecom Inc. ("Nortel"), in July 1997 (the "NTFC Equipment Facility"). In addition, the Company will also be required to make interest payments with respect to the Proposed Credit Facility, if obtained, and dividend payments with respect to the Series 3 Preferred Stock, the Convertible Preferred Stock and the Exchangeable Preferred Stock. Delays in the Network expansion, larger than anticipated capital expenditures for the Network or continued negative cash flow from the switched services business could impair the ability of the Company to meet its obligations under the Senior Notes and other indebtedness, to pay cash dividends on the Series 3 Preferred Stock, the Convertible Preferred Stock and the Exchangeable Preferred Stock and to access additional sources of funding, any of which would have a material adverse effect on the Company and the value of the Exchangeable Preferred Stock. See "-- Risks Relating to the Network Expansion," and "-- Development Risks and Dependence on Switched Services Business."

     The Company anticipates that in the event it is unable to enter into the Proposed Credit Facility, obtain vendor financing on acceptable terms or consummate the MCI Fiber Sale and the Chicago-LA LCI Fiber Sale, it will be required to (x) sell additional equity and/or debt securities in order to complete its planned Network expansion or (y) curtail or delay its planned Network expansion. Furthermore, before incurring additional Indebtedness, the Company may be required to obtain the consent of its debtholders. The Company's failure to obtain additional financing or, in the alternative, its decision to curtail or delay its planned network expansion could have a material adverse effect on its business, results of operations and financial condition.


     In October 1997, the Company formed a joint venture with Telenor AS, the Norwegian national telephone company, to provide telecommunication services to carriers and resellers in nine European countries. The joint venture will be owned 40 percent by the Company, 40 percent by Telenor Global Services AS ("Telenor"), and 20 percent by Clarion Resources Communications Corporation, a U.S.-based telecommunications company in which Telenor owns a controlling interest. Under the terms of the agreement, the Company will have two seats on the joint venture's board. Although the Company cannot accurately predict the capital that will be required to implement the Telenor joint venture, the Company estimates that its funding of $6 million will be sufficient for the remainder of 1997 and 1998. However, there can be no assurance that the joint venture will not require more capital from the Company during the remainder of 1997 and 1998.


     The cash requirements described above do not include any cash which may be required for acquisitions the Company may make. See "-- Acquisition Risks."

ABILITY TO PAY DIVIDENDS ON THE EXCHANGEABLE PREFERRED STOCK

     The ability of the Company to pay any dividends is subject to applicable provisions of state law and to pay cash dividends on the Exchangeable Preferred Stock after February 15, 2001 and on the Convertible Preferred Stock after March 31, 1999, will be subject to the terms of the Senior Notes Indenture (as defined), the Series 3 Preferred Stock and any other indebtedness of the Company then outstanding. The terms of the Senior Notes Indenture currently prohibit the Company from paying cash dividends on any preferred stock, including the Convertible Preferred Stock and the Exchangeable Preferred Stock. The ability of the Company in the future to pay cash dividends on the Exchangeable Preferred Stock or the Convertible Preferred Stock will depend on its meeting certain financial criteria, which in turn will require significant improvements in the Company's EBITDA and Consolidated Net Worth (as defined in the Senior Notes Indenture). There can be no assurance that the Company will be able to meet such financial criteria in order to pay cash dividends on the Exchangeable Preferred Stock or the Convertible Preferred Stock. See "Description of Certain Indebtedness." Moreover, under Delaware law the Company is permitted to pay dividends on its capital stock, including the Exchangeable Preferred Stock, only out of its surplus, or in the event that it has no surplus, out of its net profits for the year in which a dividend is declared or for the immediately preceding fiscal year. Surplus is defined as the excess of a company's total assets over the sum of its total liabilities plus the par value of its outstanding capital stock. In order to pay dividends in cash, the Company must have surplus or net profits equal to the full amount of the cash dividend at the time such dividend is declared. The Company cannot predict what the value of its assets or the amount of its liabilities will be in the future and, accordingly, there can be no assurance that the Company will be able to pay cash dividends on the Exchangeable Preferred Stock.

     The holders of Series 3 Preferred Stock, subject to the terms of the Company's Restated Certificate of Incorporation, as amended (the "Restated Certificate"), are entitled to receive a liquidation preference of $1,000 per share, plus an amount equal to all accrued and unpaid dividends and the Company may voluntarily redeem the Series 3 Preferred Stock for $1,000 per share, plus an amount equal to all accrued and unpaid dividends. In addition, the holders of Series 3 Preferred Stock are entitled to receive annual dividends, subject to applicable provisions of state law and the limitations of the Restated Certificate and in the Senior Notes

Indenture, in an amount equal to $100 per share, plus an amount determined by applying a 10% annual rate, compounded annually, to any accrued but unpaid dividend amount from the last day of the period when such dividend accrues to the actual date of payment. All accrued and unpaid dividends on the Series 3 Preferred Stock (approximately $.3 million at November 1, 1997) must be paid in cash before the Company can pay any cash dividends in respect of the Convertible Preferred Stock or the Exchangeable Preferred Stock. In addition, the Convertible Preferred Stock prohibits the payment of cash dividends on pari passu preferred stock (including the Exchangeable Preferred Stock) unless and until cash dividends are being paid on the Convertible Preferred Stock.



     On October 31, 1997 the Company consummated the Series 3 Tender Offer. Pursuant to the Series 3 Tender Offer, 12,135.97 shares of the Series 3 Preferred Stock, or approximately 96.7% of the issued and outstanding shares of Series 3 Preferred Stock were tendered, all of which were accepted by the Company. After giving effect to the consummation of the Series 3 Tender Offer,
414.03 shares of the Series 3 Preferred Stock remain outstanding.


SUBSTANTIAL INDEBTEDNESS; INSUFFICIENCY OF EARNINGS TO COVER FIXED CHARGES, INCLUDING DIVIDENDS ON THE EXCHANGEABLE PREFERRED STOCK


     The Company is highly leveraged. As of September 30, 1997, the Company had outstanding approximately $303.7 million of long-term debt and capital lease obligations (including the current portion thereof) principally related to its outstanding $285.0 million principal amount of the Senior Notes. As adjusted for the sale of the Convertible Preferred Stock and the Exchangeable Preferred Sale as if they had occurred on or before January 1, 1997, the Company's earnings would have been insufficient to cover combined fixed charges and preferred stock dividends by $115.2 million for the nine month period ended September 30, 1997. Furthermore, provided the Company meets certain financial tests, the Company may borrow up to $28 million under the NTFC Equipment Facility. In addition, the Company is engaged in discussions with potential lenders regarding a revolving credit facility (the "Proposed Credit Facility"). The Company anticipates that borrowings under the Proposed Credit Facility would be available with respect to a percentage of its eligible accounts receivable. Although the total availability under the Proposed Credit Facility will vary from time to time according to the aggregate amount of eligible accounts receivable, the Company anticipates that the lender will impose a limit on borrowings under the Proposed Credit Facility. There can be no assurance that the Company will obtain the Proposed Credit Facility on favorable terms, if at all. In addition, the Company will become more highly leveraged if it exchanges Exchange Debentures for the Exchangeable Preferred Stock.


     Furthermore, the Company is soliciting consents from the holders of the Senior Notes to permit, among other things, the incurrence by the Company of additional indebtedness which, if permitted, could be substantial.

     The Company's significant debt burden could have several important consequences to the holders of the Exchangeable Preferred Stock, including, but not limited to: (i) a significant portion of the Company's cash flow from operations must be used to service its debt instead of being used in the Company's business; (ii) the Company's significant degree of leverage could increase its vulnerability to changes in general economic conditions or increases in prevailing interest rates; (iii) the Company's flexibility to obtain additional financing in the future, as needed to continue the Network expansion or for any other reason, may be impaired by the amount of debt outstanding and the restrictions imposed by the covenants contained in the indenture for the Senior Notes (the "Senior Notes Indenture") and in agreements relating to other indebtedness; (iv) a substantial portion of the indebtedness of the Company will mature in accordance with its terms prior to the mandatory redemption of the Exchangeable Preferred Stock; and (v) the Company may be more leveraged than certain of its competitors, which may be a competitive disadvantage. See "Description of Certain Indebtedness." There can be no assurance that the Company's cash flow from operations will be sufficient to meet its obligations under the Senior Notes or other indebtedness or the Series 3 Preferred Stock, the Convertible Preferred Stock or the Exchangeable Preferred Stock as payments become due or that the Company will be able to refinance the Senior Notes or other indebtedness at maturity or the Convertible Preferred Stock or the Exchangeable Preferred Stock upon mandatory redemption.

     The Company anticipates that earnings will be insufficient to cover fixed charges and preferred stock dividends for the next several years. In order for the Company to meet its debt and dividend service obligations, and its dividend and redemption obligations with respect to the Exchangeable Preferred Stock, the Company will need to substantially improve its operating results. There can be no assurance that the Company's operating results will be sufficient to enable the Company to meet its debt and dividend service obligations, and its dividend and redemption obligations with respect to the Exchangeable Preferred Stock. In the absence of such operating results, the Company could face substantial liquidity problems and might be required to raise additional financing through the issuance of debt or equity securities; however, there can be no assurance that the Company would be successful in raising such financing.

RECENT AND EXPECTED LOSSES


     The Company reported a net loss of $37.4 million for the year ended December 31, 1996 and a net loss of $75.5 million for the nine months ended September 30, 1997. The Company does not expect to generate net income in 1997, due to substantial interest expense associated with the Senior Notes and operational expenses associated with the switched long distance business. Thereafter, the Company's ability to generate operating income, EBITDA and net income will depend to a great extent on demand for the private line circuits constructed in the Network expansion and the success of the Company's switched long distance and data services. There can be no assurance that the Company will return to profitability in the future. Failure to generate operating income, EBITDA and net income will impair the Company's ability to: (i) meet its obligations under the Senior Notes or other indebtedness; (ii) pay cash dividends on the Series 3 Preferred Stock, the Convertible Preferred Stock and the Exchangeable Preferred Stock; (iii) expand its switched services business; and (iv) raise additional equity or debt financing which will be necessary to continue the Network expansion or which may be required for other reasons. Such events could have a material adverse effect on the Company and the value of the Exchangeable Preferred Stock.


SUBORDINATION OF THE EXCHANGEABLE PREFERRED STOCK


     The Company's obligations with respect to the Exchangeable Preferred Stock are subordinate and junior in right of payment to all present and future indebtedness of the Company and its subsidiaries, including the Senior Notes, and to all present and future Senior Stock of the Company, including the Series 3 Preferred Stock. The Exchangeable Preferred Stock will rank pari passu with all existing and future Parity Stock, including the Convertible Preferred Stock. See "Description of Capital Stock." As of November 1, 1997, there was approximately $.7 million of outstanding Senior Stock of the Company. As of September 30, 1997, there was approximately $522.0 million (without giving effect to an unamortized debt discount of approximately $7 million in connection with the Senior Notes) of outstanding indebtedness and other liabilities of the Company (including approximately $210.7 million of indebtedness and other liabilities (including trade payables) of the Company's subsidiaries). In the event of bankruptcy, liquidation or reorganization of the Company, the assets of the Company will be available to pay obligations on the Exchangeable Preferred Stock only after all Senior Stock and all indebtedness of the Company have been paid, and there may not be sufficient assets remaining to pay amounts due on any or all of the Exchangeable Preferred Stock then outstanding. See "Description of the Exchangeable Preferred Stock -- Ranking."


     While any shares of Exchangeable Preferred Stock are outstanding, the Company may not authorize, create or increase the authorized amount of any class or series of stock that ranks senior to the Exchangeable Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up without the consent of the holders of 66 2/3 of the outstanding shares of Exchangeable Preferred Stock. However, without the consent of any holder of Exchangeable Preferred Stock, the Company may create additional classes of stock, increase the authorized number of shares of preferred stock or issue a new series of Junior Stock or Parity Stock.

SUBORDINATION OF THE EXCHANGE DEBENTURES

     The payment of principal, premium, if any, and interest on or any other amounts owing in respect of, the Exchange Debentures, if issued, will be subordinated to the prior payment in full of all existing and future

Senior Indebtedness, including indebtedness represented by the Senior Notes, and will be effectively subordinated to all indebtedness and other liabilities (including trade payables) of the Company's subsidiaries. As of September 30, 1997, there was approximately $522.0 million (without giving effect to an unamortized debt discount of approximately $7 million in connection with the Senior Notes) of outstanding indebtedness and other liabilities of the Company (including approximately $210.7 million of indebtedness and other liabilities (including trade payables) of the Company's subsidiaries), all of which would have been senior in right of payment to the Exchange Debentures. The Senior Notes Indenture and the Exchange Indenture permit the incurrence by the Company and its subsidiaries of additional indebtedness, all of which may constitute Senior Indebtedness, under certain circumstances. In addition, the Company may not pay principal of, premium, if any, or interest on or any other amounts owing in respect of, the Exchange Debentures, or purchase, redeem or otherwise retire the Exchange Debentures, if (i) the obligations with respect to the Senior Notes are not paid when due or (ii) any other event of default has occurred under the Senior Notes Indenture, and is continuing or would occur as a consequence of such payment. In the event of bankruptcy, liquidation or reorganization of the Company, the assets of the Company will be available to pay obligations on the Exchange Debentures only after all Senior Indebtedness has been paid, and there may not be sufficient assets remaining to pay amounts due on any or all of the Exchange Debentures then outstanding. See "Description of the Exchange Debentures -- Ranking."


EFFECT OF SUBSTANTIAL ADDITIONAL INDEBTEDNESS ON THE COMPANY'S ABILITY TO MAKE PAYMENTS ON THE EXCHANGEABLE PREFERRED STOCK AND EXCHANGE DEBENTURES

     The Senior Notes Indenture and the Certificate of Designation limit, but do not prohibit, the incurrence of additional indebtedness by the Company and its subsidiaries, and the Company may incur substantial additional indebtedness during the next few years to finance the construction of network routes and purchase of network electronics. All additional indebtedness of the Company will rank senior in right of payment to any payment obligations with respect to the Exchangeable Preferred Stock and Exchange Debentures (to the extent that such additional indebtedness represents Senior Indebtedness). The debt service requirements of any additional Senior Indebtedness would make it more difficult for the Company to pay cash obligations with respect to the Exchangeable Preferred Stock and Exchange Debentures.

RISKS RELATING TO THE NETWORK EXPANSION; MAINTENANCE OF NETWORK, RIGHTS-OF-WAY AND PERMITS

     The continuing Network expansion is an essential element of the Company's future success. The Company has, from time to time, experienced delays with respect to the construction of certain portions of the Network expansion and may experience similar delays in the future. These delays have delayed the Company's ability to transfer long distance traffic from leased facilities to owned facilities. Although the Company has made significant progress, right-of-way acquisition for, and construction of, the New York to Los Angeles via St. Louis route is not yet complete. The Company has substantial existing commitments to purchase materials and labor for construction of the Network expansion, and will need to obtain additional materials and labor which may cost more than anticipated. Substantial segments of the route from New York to Los Angeles via St. Louis and all of the route from Washington to Houston via Atlanta are being constructed by contractors or, pursuant to cost-saving arrangements, by third parties that will include the Company's fiber in routes such carriers are constructing for their own use. Difficulties or delays with respect to any of the foregoing may significantly delay or prevent the completion of the Network expansion, which would have a material adverse effect on the Company, its financial results and the value of the Exchangeable Preferred Stock.

     The expansion of the Company's Network and its construction or acquisition of new networks will be dependent, among other things, on its ability to acquire rights-of-way and required permits from railroads, utilities and governmental authorities on satisfactory terms and conditions and on its ability to finance such expansion, acquisition and construction. Once expansion of the Network is completed and requisite rights and permits are obtained, there can be no assurance that the Company will be able to maintain all of its existing rights and permits. Loss of substantial rights and permits or the failure to enter into and maintain required arrangements for the Company's Network could have a material adverse effect on the Company's business, financial condition and results of operations and on the value of the Exchangeable Preferred Stock.

CONTRACTS CONTINGENT UPON SATISFACTORY COMPLETION OF NETWORK EXPANSION


     In December 1996, the Company entered into an agreement with Vyvx whereby the parties will exchange the rights to use fibers. The parties are required to complete their routes by December 31, 1997, with penalties taking effect in July 1998 if one party, but not the other, has failed to complete its route. Although the Company anticipates that it will complete its route in time to avoid any penalty, there can be no assurance in this regard. Such penalties increase from $400,000 per month commencing in July 1998 to $800,000 per month commencing in October 1998. The Company entered into an agreement with a major long distance carrier that will obtain private line services from the Company utilizing routes included in the Network expansion, including routes under construction. Under this contract, the Company will supply DS-3 circuits for aggregate revenues of over $24.0 million during 1997-1998. Delays in completion of such routes could result in cancellation of orders under such contract. In February 1997, the Company entered into an agreement with respect to the Chicago-LA LCI Fiber Sale. The agreement provides for (i) the Company to issue credits to LCI in the amount of $3.00 per route mile per day on uncompleted sections if the route is not completed by September 1, 1997 and (ii) the Company to provide OC-48 capacity to LCI along uncompleted sections (which capacity may have to be obtained by the Company from other carriers) if the route is not completed by December 1, 1997. Although the route from Chicago to Dallas has been delivered to LCI, the Company expects that the route from Dallas to Los Angeles will not be completed until late 1997. The Company does not expect the effect of giving LCI credits or capacity along this route will be material. In March 1997, the Company entered into an agreement with respect to the MCI Fiber Sale. The agreement provides for the Company to issue a credit to MCI of $100 per route mile per month along any incomplete route segment, commencing January 1, 1998.


     There can be no assurance that the Company will be able to complete the expansion routes without significant delays or penalties, within its budget or at all. Any significant delay in, or the Company's inability to complete, the Network expansion would have a material adverse effect on the Company's ability to perform its obligations pursuant to the above contracts and on its business, financial condition and results of operations and on the value of the Exchangeable Preferred Stock.

DEPENDENCE UPON NETWORK INFRASTRUCTURE; RISK OF SYSTEM FAILURE; SECURITY RISKS

     The Company's success in marketing its services to business and government users requires that the Company provide superior reliability, capacity and security via its Network. The Company's Network and networks upon which it depends are subject to physical damage, power loss, capacity limitations, software defects, breaches of security (by computer virus, break-ins or otherwise) and other disruptions which may cause interruptions in service or reduced capacity for customers and which could have a material adverse effect on the Company's business, financial condition and results of operations and on the value of the Exchangeable Preferred Stock.

PRICING PRESSURES AND RISKS OF INDUSTRY OVER-CAPACITY

     The long distance transmission industry has generally been characterized by over-capacity and declining prices since shortly after the AT&T divestiture in 1984. The Company believes that, in the last several years, increasing demand has ameliorated the over-capacity and that pricing pressure has been reduced. However, the Company anticipates that prices for its services will continue to decline over the next several years. The Company is aware that certain long distance carriers (WorldCom, MCI, LCI and others) are expanding their capacity and believes that other long distance carriers, as well as potential new entrants to the industry, are considering the construction of new fiber optic and other long distance transmission networks. Although the Company believes that there are significant barriers to entry for some new entrants that may consider building a new fiber optic network, such as substantial construction costs and the difficulty and expense of securing appropriate rights-of-way, establishing and maintaining a sufficient customer base, recruiting and retaining appropriate personnel and maintaining a reliable network, certain of these barriers may not apply to some new entrants (such as Qwest, utility companies or railroads which already have significant rights-of-way). Since the cost of the actual fiber is a relatively small portion of the cost of building new transmission lines, companies building such lines are likely to install fiber that provides substantially more transmission capacity than will be needed over the short or medium term. Further, recent technological advances have shown the potential to greatly expand the capacity of existing and new fiber optic cable. Although such technological advances may enable the Company to increase its capacity, an increase in the capacity of the Company's competitors could adversely affect the Company's business. If industry capacity expansion results in capacity that exceeds overall demand in general or along any of the Company's routes, severe additional pricing pressure could develop. As a result, certain industry observers have predicted that, within a few years, there may be dramatic and substantial price reductions and that long distance calls will not be materially more expensive than local calls. Price reductions could have a material adverse effect on the Company and the value of the Exchangeable Preferred Stock.

DEVELOPMENT RISKS AND DEPENDENCE ON SWITCHED SERVICES BUSINESS


     The success of the Company in the switched services business is dependent on the Company's ability to generate significant customer traffic, to manage an efficient switched long distance network and related customer service and the timely completion of the Network expansion. Prior to 1996 the Company had not previously managed a switched long distance network and there can be no assurance that its switched services business can generate positive EBITDA or net income. The failure of the Company to generate increased customer traffic, to complete these routes in a timely manner, or to effectively manage the switched network and related customer service or to generate positive EBITDA or net income from the switched services business would have a material adverse effect on the Company. The Company's switched services business will require cash to meet its operating expenses. The Company's switched services business generated negative EBITDA for each of the four quarters of 1996. EBITDA from switched services remained negative in the first three quarters of 1997 and the Company believes it is likely to remain negative for the balance of the year, due to higher-than-anticipated access costs and uneven traffic patterns creating high network overflow costs. Although the Company is attempting to control such costs and improve EBITDA from switched services, there is no assurance it will be successful. The Company expects that the Network expansion will result in an improvement in the gross margins and EBITDA generated by its switched services business. The Company has experienced and expects to continue to experience difficulties in commencing services for end users of carrier customers. Although the Company believes that its performance with respect to these matters has met or exceeded industry norms, such difficulties may adversely affect the Company's relationships with its customers.


     Important factors that could cause the Company's switched services business to fail to generate positive EBITDA include changes in the businesses of the Company's reseller customers, an inability to attract new customers or to quickly transfer new customers to its Network without problems, the loss of existing customers, problems in the operation of the switched network, the Company's lack of experience with switched services, increases in operating expenses or other factors affecting the Company's revenue or expenses, including delays in the construction of the Network expansion and increased expenses related to access charges and network overflow, not all of which are capable of control by the Company. If traffic does not increase and costs are not adequately controlled there can be no assurance that the switched long distance business will ever generate positive EBITDA. In addition, to the extent that LECs grant volume discounts with respect to local access charges, the Company may have a cost disadvantage versus the larger carriers. Furthermore, the credit risk for the Company's switched services business is substantially greater than the credit risk for the Company's private line business, because switched long distance customers will be charged in arrears on the basis of MOUs (which are frequently subject to dispute), and because many switched long distance customers (in particular, resellers of debit card services) are not as well capitalized as most of the Company's private line customers.

RISKS INHERENT IN RAPID GROWTH

     Part of the Company's strategy is to achieve rapid growth through expanding its switched services business and through completing the Network expansion. In addition, the Company may from time to time make acquisitions of resellers which it believes provide a strategic fit with its business and Network. See
"-- Integration of Acquired Business; Business Combinations." The Company's rapid growth has placed, and its planned future growth will continue to place, a significant and increasing strain on the Company's financial, management, technical, information and accounting resources. See "-- Dependence on Billing, Customer Services and Information Systems." Continued rapid growth would require: (i) the retention and training of new personnel; (ii) the satisfactory performance by the Company's customer interface and billing systems; (iii) the development and introduction of new products; and (iv) the control of the Company's expenses related to the expansion into the switched services business and the Network expansion. The failure by the Company to satisfy these requirements, or otherwise to manage its growth effectively, would have a material adverse effect on the Company and the value of the Exchangeable Preferred Stock.

DEPENDENCE ON BILLING, CUSTOMER SERVICES AND INFORMATION SYSTEMS

     Sophisticated information and processing systems are vital to the Company's growth and its ability to monitor costs, bill customers, provision customer orders and achieve operating efficiencies. Billing and information systems for the Company's historical lines of business have been produced largely in-house with partial reliance on third-party vendors. These systems have generally met the Company's needs due in part to the low volume of customer billing. As the Company's long distance operation continues to expand, the need for sophisticated billing and information systems will increase significantly. The Company's plans for the development and implementation of its billing systems rely, for the most part, on the delivery of products and services by third party vendors. Failure of these vendors to deliver proposed products and services in a timely and effective manner and at acceptable costs, failure of the Company to adequately identify all of its information and processing needs, failure of the Company's related processing or information systems or the failure of the Company to upgrade systems as necessary could have a material adverse effect on the ability of the Company to reach its objectives, on its financial condition and on its results of operations and on the value of the Exchangeable Preferred Stock.

INTEGRATION OF ACQUIRED BUSINESSES; BUSINESS COMBINATIONS

     As part of its growth strategy, the Company acquired Telecom One, a switchless reseller, in July 1997 and may, from time to time, acquire businesses, assets or securities of companies which it believes provide a strategic fit with its business and Network. Although the Company currently has no commitments or agreements with respect to any possible acquisitions, it has reviewed potential acquisition candidates and has held preliminary discussions with a number of these candidates. Any such acquisitions will be accompanied by the risks commonly associated with acquisitions. These risks include potential exposure to unknown liabilities of acquired companies, the difficulty and expense of integrating the operations and personnel of the companies, the potential disruption to the business of the Company, the potential diversion of management time and attention, the impairment of relationships with and the possible loss of key employees and customers of the acquired business, the incurrence of amortization expenses if an acquisition is accounted for as a purchase and dilution to the stockholders of the Company if the acquisition is made for stock. Any acquired businesses will need to be integrated with the Company's existing operations. This will entail, among other things, integration of switching, transmission, technical, sales, marketing, billing, accounting, quality control, management, personnel, payroll, regulatory compliance and other systems and operating hardware and software, some or all of which may be incompatible with the Company's existing systems. The Company has limited expertise dealing with these problems. There can be no assurance that services, technologies or businesses of acquired companies will be effectively assimilated into the business or product offerings of the Company or that they will contribute to the Company's revenues or earnings to any material extent. The risks associated with acquisitions could have a material adverse effect on the Company and the value of the Exchangeable Preferred Stock.

RELIANCE ON MAJOR CUSTOMERS

     The Company's ten largest customers in 1996 accounted for approximately 70% of its revenues, with Excel, WorldCom and Frontier as its three largest customers. Excel first became a customer in 1996 and accounted for 35% of the Company's revenues (69% of the Company's switched long distance revenues) during 1996. During 1994, 1995 and 1996, WorldCom accounted for approximately 25%, 20% and 8% respectively, of the Company's revenues (the Company derived no revenues from capacity-exchange arrangements with WorldCom in 1994, and approximately 4% and 3% of its revenues from such arrangements with WorldCom in 1995 and 1996, respectively) and Frontier (including Allnet) accounted for 23%, 21% and 10%, respectively, of the Company's revenues.

     Many of the Company's arrangements with large customers do not provide the Company with guarantees that customer usage will be maintained at current levels. In addition, construction by certain of the Company's customers of their own facilities or further consolidations in the telecommunications industry involving the Company's customers would lead such customers to reduce or cease their use of the Company's services which could have a material adverse effect on the Company and the value of the Exchangeable Preferred Stock.

     The Company's strategy for establishing and growing its switched long distance business is based in large part on its relationship with Excel. The failure by the Company to fulfill its obligations to provide a reliable switched network for use by Excel or the failure by Excel: (i) to fulfill its obligations to utilize the Company's switched long distance services (even though such failure could give rise in certain circumstances to claims by the Company); (ii) to utilize the volume of MOUs that the Company expects it to utilize or (iii) to maintain and expand its business, could result in a material adverse effect on the Company.

DEPENDENCE UPON SOLE AND LIMITED SOURCES OF SUPPLY

     The Company relies on other companies to supply certain key components of its network infrastructure, including telecommunications services, network capacity and switching and networking equipment, which, in the quantities and quality demanded by the Company, are available only from sole or limited sources. The Company is also dependent upon LECs to provide telecommunications services and facilities to the Company and its customers. The Company has from time to time experienced delays in receiving telecommunications services and facilities, and there can be no assurance that the Company will be able to obtain such services or facilities on the scale and within the time frames required by the Company at an affordable cost, or at all. Any such difficulty in obtaining such services or additional capacity on a timely basis at an affordable cost, or at all, would have a material adverse effect on the Company's business, financial condition and results of operations. The Company also is dependent on its suppliers' ability to provide products and components that comply with various Internet and telecommunications standards, interoperate with products and components from other vendors and fulfill their intended function as a part of the network infrastructure. Any failure of the Company's suppliers to provide such products could have a material adverse effect on the Company's business, financial condition and results of operations.

COMPETITION

     The telecommunications industry is highly competitive. Many of the Company's competitors and potential competitors have substantially greater financial, personnel, technical, marketing and other resources than those of the Company and a far more extensive transmission network than the Company. Such competitors may build additional fiber capacity in the geographic areas to be served by the Network expansion. Qwest has announced that it is building a new nationwide long distance fiber optic network and Frontier has announced that it will pay $500 million to obtain fibers in Qwest's network. In addition, many telecommunications companies are acquiring switches and users of switches will have an increasing number of alternative providers of switched long distance services. The Company competes primarily on the basis of pricing, availability, transmission quality, customer service (including the capability of making rapid additions to add end users and access to end-user traffic records) and variety of services. The ability of the Company to compete effectively will depend on its ability to maintain high-quality services at prices generally equal to or below those charged by its competitors.

     An alternative method of transmitting telecommunications traffic is through satellite transmission. Satellite transmission is superior to fiber optic transmission for distribution communications, for example, video broadcasting. Although satellite transmission is not preferred to fiber optic transmission for voice traffic in most parts of the United States because it exhibits a slight (approximately one-quarter-second) time delay, such delay is not important for many data-oriented uses. In the event the market for data transmission grows, the Company will compete with satellite carriers in such market. Also, at least one satellite company, Orion Network Systems, Inc., has announced its intention to provide Internet access services to businesses through satellite technology.


     The Company competes with large and small facilities-based interexchange carriers as well as with other coast-to-coast and regional fiber optic network providers. There are currently four principal facilities-based long distance fiber optic networks (AT&T, MCI, Sprint and WorldCom). The Company is aware that others are planning additional networks that, if constructed, could employ similar advanced technology as the Company's Network. Upon completion of the Company's Network, each of Qwest, Frontier and GTE will have a fiber network similar in geographic scope and potential operating capability to that of the Company. The Company also sells switched services to both facilities-based carriers and nonfacilities-based carriers (switchless resellers), competing with facilities-based carriers such as AT&T, MCI, Sprint, WorldCom and certain regional carriers. The Company competes in its markets on the basis of price, transmission quality, network reliability and customer service and support. The ability of the Company to compete effectively in its markets will depend upon its ability to maintain high quality services at prices equal to or below those charged by its competitors many of whom have extensive experience in the long distance market. In addition, the Telecom Act of 1996 (as defined) will allow the RBOCs and others to enter the long distance market. There can be no assurance that the Company will be able to compete successfully with existing competitors or new entrants in its markets. Failure by the Company to do so would have a material adverse effect on the Company's business, financial condition and results of operations. See "-- Risks Related to Technological Change."


     On February 15, 1997, the United States Trade Representative designate announced that an agreement had been reached with World Trade Organization ("WTO") countries to open world telecommunications markets to competition. The agreement, known as the WTO Basic Telecommunications Services Agreement ("WTO Agreement"), is scheduled to become effective on January 1, 1998. The WTO Agreement will provide U.S. companies with foreign market access for local, long distance, and international services, either on a facilities basis or through resale of existing network capacity. The WTO Agreement also provides that U.S. companies can acquire, establish or hold a significant stake in telecommunications companies around the world. Conversely, foreign companies will be permitted to enter domestic U.S. telecommunications markets and acquire ownership interest in U.S. companies. On June 4, 1997, the FCC initiated a rulemaking proceeding to bring FCC policies and procedures into conformance with the WTO Agreement. Therefore, foreign telecommunications companies could also be significant new competitors to the Company or the Company's customers.

DEPENDENCE ON KEY PERSONNEL

     The Company's businesses are managed by a small number of key executive officers, the loss of whom could have a material adverse effect on the Company. The Company believes that its growth and future success will depend in large part on its continued ability to attract and retain highly skilled and qualified personnel. The loss of one or more members of senior management or the failure to recruit additional qualified personnel in the future could significantly impede attainment of the Company's financial, expansion, marketing and other objectives.

DEVELOPMENT RISKS OF THE FRAME RELAY AND ATM TRANSMISSION BUSINESS

     The Company began offering Frame Relay, ATM and other data transmission services during the first quarter of 1997. Although the Company has not yet made a material investment for, or generated material revenues from, this business, the Company believes that data transmission services present a promising opportunity for the Company. To succeed in providing these services, the Company must compete with AT&T, MCI, Sprint, WorldCom and other large competitors. In addition, the Company expects that it will be necessary to continue to make upgrades to its Network (in advance of related revenues) to be competitive in providing these services. The provision of data transmission services involves technical issues with which the Company has very limited experience. In addition, the provision of these services must be successfully integrated with the Company's existing businesses. To the extent the Company does not successfully compete in providing these services, it will not realize a return on its investment in data switches and other equipment and it will not benefit from the growth, if any, in demand for these services. A failure to successfully compete in data transmission services could have a material adverse effect on the Company and the value of the Exchangeable Preferred Stock.

RECENT LEGISLATION AND REGULATORY UNCERTAINTY

     Certain of the Company's operations are subject to regulation by the FCC under the Communications Act of 1934, as amended (the "Communications Act"). In addition, certain of the Company's businesses are subject to regulation by state public utility or public service commissions. Changes in the regulation of, or the enactment or changes in interpretation of legislation affecting, the Company's operations could have a material adverse affect on the Company and the Exchangeable Preferred Stock. In 1996 the federal government enacted the Telecommunications Act of 1996 (the "Telecom Act of 1996"), which, among other things, allows the RBOCs and others to enter the long distance business. Entry of the RBOCs or other entities such as electric utilities and cable television companies into the long distance business may have a negative impact on the Company or its customers. The Company anticipates that certain of such entrants will be strong competitors because, among other reasons, they may enjoy one or more of the following advantages: they may (i) be well capitalized; (ii) already have substantial end-user customer bases; and/or (iii) enjoy cost advantages relating to local loops and access charges. The introduction of additional strong competitors into the switched long distance business would mean that the Company and its customers would face substantially increased competition. This could have a material adverse effect on the Company and the value of the Exchangeable Preferred Stock. On July 18, 1997, in Iowa Utilities Board v. FCC, the United States Court of Appeals for the Eighth Circuit invalidated key portions of the FCC's August 29, 1996 interconnection order, which the FCC had adopted to facilitate the emergence of local exchange competition. Although the FCC has announced that it will seek Supreme Court review of the Eighth Circuit's ruling, the further emergence and development of local exchange competition may likely be delayed as a result. Consequently, the Company and its customers may not benefit as quickly from the lower access costs that might otherwise have resulted had competition in the provision of local access services not been thus delayed. Further, the FCC has issued orders relating to universal service funding by interstate telecommunications carriers, and to the access charges the Company and its customers are required to pay to LECs. These orders have been appealed. The outcomes of the appeals, and the outcomes of future FCC proceedings on these issues, are impossible to predict. In addition, the Telecom Act of 1996 provides that state proceedings may in certain instances determine access charges the Company and its customers are required to pay to the LECs. There can be no assurance that such proceedings will not result in increases in such rates. Such increases could have a material adverse effect on the Company or its customers.

POTENTIAL LIABILITY OF INTERNET ACCESS PROVIDERS

     The law governing the liability of on-line services providers and Internet access providers for participating in the hosting or transmission of objectionable materials or information currently is unsettled. Under the terms of the Telecom Act of 1996, both civil and criminal penalties can be imposed for the use of interactive computer services for the transmission of certain indecent or obscene communications. However, this provision was recently found to be unconstitutional by the United States Supreme Court in American Civil

Liberties Union v. Janet Reno. Nonetheless, many states have adopted or are considering adopting similar requirements, and the constitutionality of such state requirements remains unsettled at this time. In addition, several private lawsuits have been filed seeking to hold Internet access providers accountable for information which they transmit. In one such case, the court ruled that an Internet access provider is not directly liable for copies that are made and stored on its computer but may be held liable as a contributing infringer where, with knowledge of the infringing activity, the Internet access provider induces, causes or materially contributes to another person's infringing conduct. While the outcome of these activities is uncertain, the ultimate imposition of potential liability on Internet access providers for information which they host, distribute or transport could materially change the way they must conduct business. To avoid undue exposure to such liability, Internet access providers could be compelled to engage in burdensome investigation of subscriber materials or even discontinue offering the service altogether.

RISKS RELATED TO TECHNOLOGICAL CHANGE

     The market for the Company's telecommunications services is characterized by rapidly changing technology, evolving industry standards, emerging competition and frequent new product and service introductions. There can be no assurance that the Company will successfully identify new service opportunities and develop and bring new services to market. The Company is also at risk from fundamental changes in the way telecommunications services are marketed and delivered. The Company's data communications service strategy assumes that technology such as Frame Relay and ATM protocols, utilizing fiber optic or copper-based telecommunications infrastructures, will continue to be the primary protocols and transport infrastructure for data communications services. Future technological changes, including changes related to the emerging wireline and wireless transmission and switching technologies, could have a material adverse effect on the Company's business, results of operations, and financial condition. The Company's pursuit of necessary technological advances may require substantial time and expense, and there can be no assurance that the Company will succeed in adapting its telecommunications services business to alternate access devices, conduits and protocols.

     In addition, recent technological advances that show the potential to greatly expand the capacity of existing and new fiber optic cable, which could greatly increase supply, could have a material adverse effect on the Company.

CONCENTRATION OF STOCK OWNERSHIP


     As of December 1, 1997 Trustees of General Electric Pension Trust ("GEPT") beneficially owned approximately 27.3% of the outstanding Common Stock, Grumman Hill Investments, L.P. ("GHI"), Richard D. Irwin and his affiliates together beneficially owned approximately 10.8% of the outstanding Common Stock, and two of the members of senior management and their affiliates beneficially owned approximately 13.6% of the outstanding Common Stock. GEPT owns 30% of the Convertible Preferred Stock. As a result, certain of these stockholders, if they act together, generally would be able to elect a majority of directors elected by the holders of the Common Stock and exercise control over the business, policies and affairs of the Company, and would have the power to approve or disapprove most actions requiring stockholder approval, including amendments to the Company's charter and by-laws, certain mergers or similar transactions and sales of all or substantially all of the Company's assets (subject to approval of the holders of Convertible Preferred Stock and Exchangeable Preferred Stock to the extent required by applicable law). This concentration of stock ownership could have the effect of delaying or preventing a change of control of the Company or the removal of existing management and may discourage attempts to do so.


FORWARD-LOOKING STATEMENTS

     The statements contained in this Prospectus that are not historical facts are "forward-looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995), which can be identified by the use of forward-looking terminology such as "estimates," "projects," "anticipates," "expects," "intends," "believes," or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. The Company wishes to caution the reader that these forward-looking statements, such as the Company's plans to expand its existing networks or to build and acquire networks in new areas, and statements regarding development of the Company's businesses, the estimate of market sizes and addressable markets for the Company's services and products, the Company's anticipated capital expenditures, regulatory reform and other statements contained in this Prospectus regarding matters that are not historical facts, are only estimates or predictions. No assurance can be given that future results will be achieved; actual events or results may differ materially as a result of risks facing the Company or actual results differing from the assumptions underlying such statements. Such risks and assumptions include, but are not limited to, the Company's ability to successfully market its services to current and new customers, generate customer demand for its services in the particular markets where it plans to market services, access markets, identify, finance and complete suitable acquisitions, design and construct fiber optic networks, install cable and facilities, including switching electronics, and obtain rights-of-way, building access rights and any required governmental authorizations, franchises and permits, all in a timely manner, at reasonable costs and on satisfactory terms and conditions, as well as regulatory, legislative and judicial developments that could cause actual results to vary materially from the future results indicated, expressed or implied, in such forward-looking statements.

                               THE EXCHANGE OFFER

PURPOSES OF THE EXCHANGE OFFER

     The Old Preferred Stock was originally issued and sold on August 20, 1997 in reliance upon the exemptions from registration under Rule 144A and Section 4(2) of the Securities Act. Pursuant to the Registration Rights Agreement, the Company agreed to register with the Commission a series of preferred shares with substantially identical terms as the Old Preferred Stock, to be offered in exchange for the Old Preferred Stock. The purpose of the Exchange Offer is to satisfy the Company's obligations under the Registration Rights Agreement. Holders that do not tender all of their Old Preferred Stock will no longer have any registration rights under the Registration Rights Agreement other than as set forth in the following paragraph. Each broker-dealer that receives New Preferred Stock for its own account in exchange for Old Preferred Stock, where such Old Preferred Stock was acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Preferred Stock. See "Plan of Distribution."

     Pursuant to the Registration Rights Agreement, the Company is required to file a shelf registration statement for a continuous offering pursuant to Rule 415 under the Securities Act in respect of the Old Preferred Stock if: (i) because of any change in law or in currently prevailing interpretations of the staff of the Commission, the Company is not permitted to effect the Exchange Offer; (ii) the Exchange Offer is not consummated within 150 days after the date of the Registration Rights Agreement; (iii) any Initial Purchaser so requests with respect to the Old Preferred Stock not eligible to be exchanged for New Preferred Stock in the Exchange Offer and held by it following consummation of the Exchange Offer; or (iv) any holder of Old Preferred Stock (other than an Exchanging Dealer) is not eligible to participate in the Exchange Offer or, in the case of any holder of Old Preferred Stock (other than an Exchanging Dealer) that participates in the Exchange Offer, such holder does not receive freely tradeable New Preferred Stock on the date of the exchange. The Company is required to use its best efforts to keep the shelf registration statement continuously effective for a period of two years from the date of its effectiveness or such shorter period that will terminate when all the Old Preferred Stock covered by the shelf registration statement has been sold pursuant thereto or is eligible for sale under Rule 144(k) under the Securities Act.

TERMS OF THE EXCHANGE OFFER

GENERAL

     The Company offers to exchange, upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, the same number and aggregate liquidation preference of New Preferred Stock for the Old Preferred Stock tendered for exchange. The terms of the New

Preferred Stock are substantially identical in all material respects (aggregate liquidation preference, dividend rate, mandatory redemption and ranking) to the terms of the Old Preferred Stock, except that the New Preferred Stock has been registered under the Securities Act and therefore will not be subject to certain transfer restrictions applicable to the Old Preferred Stock). See "Description of the Exchangeable Preferred Stock." The New Preferred Stock, like the Old Preferred Stock, is governed by the Certificate of Designation. See "Description of the Exchangeable Preferred Stock." The Exchange Offer is not conditioned upon any minimum number of shares of Old Preferred Stock being tendered for exchange.

     Based on interpretations by the staff of the Commission with respect to similar transactions set forth in noaction letters issued to third parties unrelated to the Company, the New Preferred Stock issued pursuant to the Exchange Offer in exchange for the Old Preferred Stock may be offered for resale, resold and otherwise transferred by holders thereof who are not "affiliates" of the Company (within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery requirements of the Securities Act; provided that the New Preferred Stock is acquired in the ordinary course of the holders' business, such holders have no arrangement or understanding with any person to participate in any distribution (within the meaning of the Securities Act) of the New Preferred Stock and neither the holders nor any other person is engaging in or intends to engage in a distribution of the New Preferred Stock. Any holder who tenders in the Exchange Offer for the purpose of participating in a public distribution of the New Preferred Stock must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the distribution.

EXPIRATION DATE; EXTENSIONS, TERMINATION; AMENDMENT


     The Exchange Offer will expire on the Expiration Date. The term "Expiration Date" means 5:00 p.m., New York City time, on January 16, 1998 or such later date and time, if any, as extended by the Company, in its sole discretion. The Company may extend the Exchange Offer at any time and from time to time by giving oral or written notice to holders of the Old Preferred Stock and unless otherwise required by applicable law or regulation, by press release or other public announcement on or before the Expiration Date. During any extension of the Exchange Offer, all Old Preferred Stock tendered for exchange will remain subject to the Exchange Offer. In connection with the Exchange Offer, the Company will comply with all applicable requirements of the federal securities laws, including, but not limited to, Rule 14e-1 under the Exchange Act.


     The Company expressly reserves the right to (i) terminate the Exchange Offer and not accept for exchange any shares of Old Preferred Stock if any of the events set forth under "-- Conditions to the Exchange Offer" shall have occurred and shall not have been waived by the Company and (ii) amend the terms of the Exchange Offer in any manner which, in its good faith judgment, is advantageous to the holders of the Old Preferred Stock, whether before or after any tender of the Old Preferred Stock. Unless the Company terminates the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date, the Company will exchange the New Preferred Stock for the Old Preferred Stock promptly after acceptance of the tendered Old Preferred Stock by the Company and following the Expiration Date.

EXCHANGE OFFER PROCEDURES

     The Exchange Offer is subject to the terms and conditions set forth in this Prospectus and the Letter of Transmittal.

     Old Preferred Stock may be tendered by properly completing and signing the Letter of Transmittal and delivering the Letter of Transmittal to the Exchange Agent at its address set forth in this Prospectus on or prior to the Expiration Date, together with: (i) the certificate or certificates representing the Old Preferred Stock being tendered and any required signature guarantees; (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of the Old Preferred Stock, if such procedure is available, into the Exchange Agent's account at the Depository pursuant to the procedure for book-entry transfer described below; or (iii) the completion of the procedures for guaranteed delivery set forth below. See "Guaranteed Delivery Procedures."

     If the New Preferred Stock (and any untendered Old Preferred Stock) is to be issued in the name of the registered holder and the registered holder has signed the Letter of Transmittal the holder's signature need not be guaranteed. In any other case, the tendered Old Preferred Stock must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Exchange Agent and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by a commercial bank or trust company located or having an office or correspondent in the United States, or by a member firm of a national securities exchange or of the National Association of Securities Dealers, Inc. (an "Eligible Institution"). If the New Preferred Stock and/or Old Preferred Stock not exchanged are to be delivered to an address other than that of the registered holder appearing on the register for the Old Preferred Stock, the signature on the Letter of Transmittal must be guaranteed by an Eligible Institution. Each broker-dealer that receives New Preferred Stock for its own account in exchange for Old Preferred Stock, where such Old Preferred Stock was acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Preferred Stock. See "Plan of Distribution."

     THE METHOD OF DELIVERY OF OLD PREFERRED STOCK, LETTERS OF TRANSMITTAL AND ALL OTHER DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SENT BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, RETURN RECEIPT REQUESTED, BE USED, PROPER INSURANCE OBTAINED, AND THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT ON OR BEFORE THE EXPIRATION DATE, NO LETTERS OF TRANSMITTAL OR OLD PREFERRED STOCK SHOULD BE SENT TO THE COMPANY.

     A tender will be deemed to have been received as of the date when the tendering holder's properly completed and duly signed Letter of Transmittal, the Old Preferred Stock or a Book-Entry Confirmation and all other required documents are received by the Exchange Agent.


     All questions as to the validity, form, eligibility (including time of receipt), acceptance for exchange and withdrawal of any tender of Old Preferred Stock will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the right to waive any of the conditions of the Exchange Offer or any defect, withdrawal, rejection of tender or irregularity in the tender of any Old Preferred Stock. Neither the Company, the Exchange Agent nor any other person will be under any duty to give notification of any defects, withdrawals, rejections or irregularities with respect to tenders of Old Preferred Stock nor shall any of them incur any liability for failure to give any such notification.


TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

     The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.


     The holder tendering Old Preferred Stock exchanges, assigns and transfers the Old Preferred Stock to the Company and irrevocably constitutes and appoints the Exchange Agent as the holder's agent and attorney-in-fact to cause the Old Preferred Stock to be assigned, transferred and exchanged. The holder represents and warrants to the Company and the Exchange Agent that: (i) it has full power and authority to tender, exchange, sell, assign and transfer the Old Preferred Stock and to acquire New Preferred Stock in exchange for the Old Preferred Stock; (ii) when the Old Preferred Stock is accepted for exchange, the Company will acquire good and unencumbered title to the Old Preferred Stock, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim; and (iii) it will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange, assignment and transfer of tendered Old Preferred Stock. All authority conferred by the holder will survive the death or incapacity of the holder and every obligation of the holder shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of the holder.

     Each holder will also certify that the holder, among other things: (i) is not an "affiliate" of the Company (within the meaning of Rule 405 under the Securities Act) or that, if it is an "affiliate," it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable; (ii) is acquiring the New Preferred Stock offered in the ordinary course of its business; (iii) has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the New Preferred Stock; and (iv) is not engaged in and does not intend to engage in the distribution of the New Preferred Stock if such holder is not a broker-dealer.

WITHDRAWAL RIGHTS

     Old Preferred Stock tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

     To be effective, a written notice of withdrawal must be timely received by the Exchange Agent at its address set forth in this Prospectus by mail, courier, telegraphic, telex or facsimile transmission. Any notice of withdrawal must specify the person named in the Letter of Transmittal as having tendered Old Preferred Stock to be withdrawn, the certificate numbers of Old Preferred Stock to be withdrawn, the aggregate liquidation preference of Old Preferred Stock to be withdrawn, a statement that the holder is withdrawing its election to tender the Old Preferred Stock for exchange, and the name of the registered holder of the Old Preferred Stock, and must be signed by the holder in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to the Exchange Agent that the person withdrawing the tender has succeeded to the beneficial ownership of the Old Preferred Stock being withdrawn. The Exchange Agent will return the properly withdrawn Old Preferred Stock promptly following receipt of notice of withdrawal. If Old Preferred Stock has been tendered pursuant to a book-entry transfer, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Preferred Stock and otherwise comply with the procedures of the Book-Entry Transfer Facility. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by the Company, and such determination will be final and binding on all parties. Any Old Preferred Stock which have been tendered for exchange but which are not exchanged will be returned to the holder thereof without cost to the holder (or, in the case of Old Preferred Stock tendered by book-entry transfer, by crediting an account maintained with the Book-Entry Transfer Facility for the Old Preferred Stock) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Preferred Stock may be re-tendered at any time on or prior to the Expiration Date. Any Old Preferred Stock so withdrawn and not re-tendered will not be exchanged for New Preferred Stock under the Exchange Offer.

ACCEPTANCE OF OLD PREFERRED STOCK FOR EXCHANGE; DELIVERY OF NEW PREFERRED STOCK

     Upon terms and subject to the conditions of the Exchange Offer, the Company will accept for exchange any and all shares of Old Preferred Stock which are validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. For the purposes of the Exchange Offer, the Company shall be deemed to have accepted for exchange validly tendered Old Preferred Stock when, as and if the Company has given oral or written notice thereof to the Exchange Agent.

     The Exchange Agent will act as agent for the tendering holders of Old Preferred Stock for the purpose of causing the Old Preferred Stock to be assigned, transferred and exchanged for New Preferred Stock. Upon the terms and subject to the conditions of the Exchange Offer, delivery of New Preferred Stock in exchange for Old Preferred Stock will be made by the Exchange Agent after acceptance of the tendered Old Preferred Stock by the Company and promptly following the Expiration Date. Any Old Preferred Stock not accepted for exchange by the Company for any reason will be returned without expense to the tendering holders (or, in the case of Old Preferred Stock tendered by book-entry transfer, by crediting an account maintained with the Book-Entry Transfer Facility) as promptly as practicable after the Expiration Date or, if the Company terminates the Exchange Offer prior to the Expiration Date, promptly after the Exchange Offer is terminated. See "-- Conditions to the Exchange Offer."

BOOK-ENTRY TRANSFER

     The Exchange Agent will establish an account at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Preferred Stock by causing the Book-Entry Transfer Facility to transfer the Old Preferred Stock into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedure for transfer. The Letter of Transmittal with any required signature guarantees and any other required documents, must be received by the Exchange Agent on or prior to the Expiration Date for any book-entry transfers.

GUARANTEED DELIVERY PROCEDURES


     Holders who wish to tender their Old Preferred Stock and (i) whose Old Preferred Stock is not immediately available or (ii) who cannot deliver their Old Preferred Stock, the Letter of Transmittal or any other documents required hereby to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date, must tender their Old Preferred Stock and follow the guaranteed delivery procedures. Pursuant to such procedures: (i) such tender must be made by or through an Eligible Institution; (ii) prior to the Expiration Date, the Exchange Agent must have received from the Eligible Institution a properly completed and duly executed notice of guaranteed delivery (a "Notice of Guaranteed Delivery") (by facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of the Old Preferred Stock, the certificate number or numbers of such Old Preferred Stock and the aggregate liquidation preference of the Old Preferred Stock tendered, stating that the tender is being made thereby and guaranteeing that, within five business days after the Expiration Date, the Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing the Old Preferred Stock (or a confirmation of electronic delivery or book-entry delivery into the Exchange Agent's account at the Depository) and any of the required documents will be deposited by the Eligible Institution with the Exchange Agent; and (iii) such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as all other documents required by the Letter of Transmittal and the certificate(s) representing all tendered Old Preferred Stock in proper form for transfer (or a confirmation of electronic mail delivery or book-entry delivery into the Exchange Agent's account at the Depository), must be received by the Exchange Agent within five business days after the Expiration Date. Any holder of Old Preferred Stock who wishes to tender its Old Preferred Stock pursuant to the guaranteed delivery procedures described above must ensure that the Exchange Agent receives the Notice of Guaranteed Delivery prior to 5:00 p.m., New York City time, on the Expiration Date.


CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the Exchange Offer, the Company will not be required to issue New Preferred Stock in exchange for any properly tendered Old Preferred Stock not previously accepted and may terminate the Exchange Offer (by oral or written notice to the holders and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a press release or other public announcement, or, at its option, modify or otherwise amend the Exchange Offer, if any of the following events occur:

          1. there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission (i) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, or assessing or seeking any damages as a result thereof, or (ii) resulting in a material delay in the ability of the Company to accept for exchange or exchange some or all of the Old Preferred Stock pursuant to the Exchange Offer, or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in the sole judgment of the Company might directly or indirectly result in any of the consequences referred to in clause (i) or (ii) above or, in the sole judgment of the

     Company, might result in the holders of New Preferred Stock having obligations with respect to resales and transfers of New Preferred Stock which are greater than those described in the interpretation of the Commission referred to on the cover page of this Prospectus, or would otherwise make it inadvisable to proceed with the Exchange Offer; or

          2. any change (or any development involving a prospective change) shall have occurred or be threatened in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Company, taken as a whole, that, in the sole judgment of the Company is or may be adverse to the Company, or the Company shall have become aware of facts that, in the sole judgment of the Company have or may have adverse significance with respect to the value of the Old Preferred Stock or the New Preferred Stock; which, in the sole judgment of the Company in any case, and regardless of the circumstances (including any action by the Company) giving rise to any such condition, makes it unlawful to proceed with the Exchange Offer and/or with such acceptance for exchange or with such exchange.

     The Company expressly reserves the right to terminate the Exchange Offer and not accept for exchange any Old Preferred Stock upon the occurrence of any of the foregoing conditions (which represent all of the material conditions to the acceptance by the Company of properly tendered Old Preferred Stock). In addition, the Company may amend the Exchange Offer at any time prior to the Expiration Date if any of the conditions set forth above occur. Moreover, regardless of whether any of such conditions has occurred, the Company may amend the Exchange Offer in any manner which, in its good faith judgment, is advantageous to holders of the Old Preferred Stock.

     These conditions are for the sole benefit of the Company and may be waived by the Company, in whole or in part, in its sole discretion. Any determination made by the Company that any of these conditions has occurred will be final and binding on all holders of Exchangeable Preferred Stock, absent manifest error. The Exchange Offer is not conditioned upon any minimum number of shares of Old Preferred Stock being tendered for exchange.

     In addition, the Company will not accept for exchange any Old Preferred Stock tendered, and no New Preferred Stock will be issued in exchange for any such Old Preferred Stock, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part.

EXCHANGE AGENT

     The Bank of New York, the Transfer Agent for the Exchangeable Preferred Stock, has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal, questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent, addressed as follows:


                     By Mail:                          By Hand or by Overnight Courier:
    The Bank of New York                          The Bank of New York
    Tender and Exchange Department                Tender and Exchange Department
    P.O. Box 11248                                101 Barclay Street
    Church Street Station                         Receive & Deliver Window-Street Level
    New York, NY 10286-1248                       New York, NY 10286

                                                  By Facsimile:
                                                  (212)815-5915
                                                  Attention: Bob Massimillo

                                                  Confirm by telephone:
                                                  (800)507-9357


     DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.

SOLICITATION OF TENDERS; EXPENSES

     The Company has not retained any dealer-manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the Exchange Offer.

     No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus and the Letter of Transmittal. If given or made, such information or representations should not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Old Preferred Stock in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Company may, however, at the reasonable request of any holder, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to holders of Old Preferred Stock in such jurisdiction.

TRANSFER TAXES

     Holders who tender their Old Preferred Stock in exchange for New Preferred Stock will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Company to register New Preferred Stock in the name of, or request that Old Preferred Stock not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer taxes thereon.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Upon consummation of the Exchange Offer, holders of Old Preferred Stock (other than those that were prohibited from participating in the Exchange Offer) that did not tender their Old Preferred Stock will not have any registration rights under the Registration Rights Agreement with respect to such non-tendered Old Preferred Stock and, accordingly, such Old Preferred Stock will continue to be subject to the restrictions on transfer contained in the legend thereon (except that the Company will be required to file a shelf registration statement in certain limited instances). In general, the Old Preferred Stock may not be offered or sold, unless registered under the Securities Act and the applicable state securities laws, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not intend to register the Old Preferred Stock under the Securities Act. Based on interpretations by the staff of the Commission with respect to similar transactions set forth in no-action letters issued to third parties unrelated to the Company, the New Preferred Stock issued pursuant to the Exchange Offer in exchange for the Old Preferred Stock may be offered for resale, resold and otherwise transferred by holders thereof who are not "affiliates" of the Company (within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery requirements of the Securities Act; provided that the New Preferred Stock is acquired in the ordinary course of the holders' business, such holders have no arrangement or understanding with any person to participate in any distribution (within the meaning of the Securities Act) of the New Preferred Stock and neither the holders nor any other person is engaging in or intends to engage in a distribution of the New Preferred Stock. If any holder has any arrangement or understanding with respect to the distribution of the New Preferred Stock to be acquired pursuant to the Exchange Offer, the holder (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Preferred Stock for its own account in exchange for Old Preferred Stock must acknowledge that it will deliver a prospectus in connection with any resale of the New Preferred Stock. See "Plan of Distribution." In addition, to comply with the securities laws of certain jurisdictions, if applicable, the New Preferred Stock may not be offered or sold unless it has been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with. The Company has agreed under the Registration Rights Agreement to register or qualify the New Preferred Stock for resale in any jurisdictions requested by any holder, subject to certain limitations.

OTHER

     Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept. Holders of the Old Preferred Stock are urged to consult their financial and tax advisors in making their own decisions on what action to take.

     Upon consummation of the Exchange Offer, holders of Old Preferred Stock that were not prohibited from participating in the Exchange Offer and did not tender their Old Preferred Stock will not have any registration rights under the Registration Rights Agreement with respect to such non-tendered Old Preferred Stock and, accordingly, such Old Preferred Stock will continue to be subject to the restrictions on transfer contained in the legend thereon (except that the Company will be required to file a shelf registration statement in certain limited instances).

     The Company has not entered into any arrangement or understanding with any person to distribute the New Preferred Stock to be received in the Exchange Offer and, as of the Expiration Date, to the best of the Company's information and belief, each person participating in the Exchange Offer will be acquiring the New Preferred Stock in its ordinary course of business and will not have any arrangement or understanding with any person to participate in the distribution of the New Preferred Stock to be received in the Exchange Offer. In this regard, the Company will make each person participating in the Exchange Offer aware (through this Prospectus or otherwise) that if the Exchange Offer is being registered for the purpose of secondary resale, any holder using the Exchange Offer to participate in a distribution of New Preferred Stock to be acquired in the registered Exchange Offer (i) may not rely on the staff position enunciated in K-III Communications Corporation (available May 14, 1993), Morgan Stanley and Co. Inc. (available June 5, 1991) and Exxon Capital Holding Corp. (available May 13, 1988) or similar letters and (ii) must comply with registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

                                USE OF PROCEEDS

     There will be no proceeds to the Company from the Exchange Offer.

                       SELECTED HISTORICAL FINANCIAL DATA



     The following table sets forth certain selected historical financial data of the Company and its predecessor. The historical financial data for the Company has been derived from the audited Consolidated Financial Statements of the Company as of and for the periods ended December 31, 1992, 1993, 1994, 1995 and 1996. The historical financial data for the period January 1, 1992 through August 14, 1992 relates to the Company's predecessor, IXC Carrier, Inc. ("IXC Carrier" or the "Company's Predecessor"), and has been derived from unaudited interim financial statements. The historical financial data for the Company for the nine month periods ended September 30, 1996 and 1997 has also been derived from unaudited interim financial statements. The unaudited interim financial statements include all adjustments, consisting of normal recurring accruals, which management considers necessary for a fair presentation of the financial position and the results of operations for such interim periods. Results of operations for the interim periods are not necessarily indicative of the results of operations for the full year. The selected historical financial data set forth below is qualified in its entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and the Company's financial statements and the notes thereto appearing in the Form 10-K and the Form 10-Qs which are incorporated by reference herein and the other information included elsewhere in this Prospectus or incorporated by reference herein.



                                              THE
                                           COMPANY'S
                                          PREDECESSOR                                  THE COMPANY
                                          -----------   -------------------------------------------------------------------------
                                            JAN. 1      AUG. 15                                                NINE MONTHS ENDED
                                            THROUGH     THROUGH            YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
                                           AUG. 14,     DEC. 31,   ----------------------------------------   -------------------
                                             1992         1992       1993      1994       1995       1996       1996       1997
                                          -----------   --------   --------   -------   --------   --------   --------   --------
                                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Net operating revenues................   $  42,081    $ 23,893   $ 71,123   $80,663   $ 91,001   $203,761   $130,273   $285,015
  Operating expenses:
    Cost of services....................      26,116      13,588     37,823    33,896     39,852    143,469     91,017    227,021
    Operations and administration.......      11,226       6,759     22,835    20,561     32,282     47,067     33,286     57,471
    Depreciation and amortization.......      10,517       8,033     21,061    12,121     17,438     27,241     19,934     41,031
                                            --------     -------   --------   -------   --------   --------   --------   --------
  Operating income (loss)...............      (5,778)     (4,487)   (10,596)   14,085      1,429    (14,016)   (13,964)   (40,508)
  Interest income.......................          45          --        215       211        468      2,838      1,473      4,436
  Interest income in escrow under Senior
    Notes...............................          --          --         --        --      2,552      7,404      6,441        203
  Interest expense......................     (18,749)     (1,398)    (4,943)   (6,105)   (14,597)   (37,076)   (28,658)   (23,720)
  Other, net(1).........................          --      (2,000)   (38,019)       --         --         --         --     (1,757)
  Equity in net income (loss) of
    unconsolidated subsidiaries.........          --          --         --       (94)        19     (1,961)       (24)   (13,668)
  Benefit (provision) for income
    taxes...............................         (77)      2,847     21,977    (3,157)     1,693      5,981      5,699         41
  Minority interests....................          --         710       (446)       77      5,218       (618)      (357)      (503)
                                            --------     -------   --------   -------   --------   --------   --------   --------
  Income (loss) before extraordinary
    gain (loss).........................     (24,559)     (4,328)   (31,812)    5,017     (3,218)   (37,448)   (29,390)   (75,476)
  Extraordinary gain (loss)(2)..........          --          --      8,495     2,298     (1,747)        --         --         --
                                            --------     -------   --------   -------   --------   --------   --------   --------
  Net income (loss).....................   $ (24,559)   $ (4,328)  $(23,317)  $ 7,315   $ (4,965)  $(37,448)  $(29,390)  $(75,476)
                                            ========     =======   ========   =======   ========   ========   ========   ========
  Income (loss) per common and common
    equivalent share:
    Before extraordinary gain (loss)............................   $  (1.39)  $   .13   $   (.20)  $  (1.39)  $  (1.13)  $  (2.76)
    Extraordinary gain (loss)...................................        .35       .09       (.07)        --         --         --
                                                                   --------   -------   --------   --------   --------   --------
    Net income (loss)...........................................   $  (1.04)  $   .22   $   (.27)  $  (1.39)  $  (1.13)  $  (2.76)
                                                                   ========   =======   ========   ========   ========   ========
  Weighted average common and common equivalent shares..........     24,009    24,993     25,108     28,209     27,126     30,832
OTHER FINANCIAL DATA:
  EBITDA(3).............................   $   4,739    $  3,546   $ 10,465   $26,206   $ 18,867   $ 13,225      5,970        523
  Capital expenditures..................          18       1,435     27,008     7,087     23,670    136,391     73,259    202,477
  Ratio (deficiency) of earnings to
    combined fixed charges and preferred
    stock dividends(4)..................                                         1.4x    (12,348)   (47,355)   (42,962)   (88,902)



                                                                                            THE COMPANY
                                                                  ---------------------------------------------------------------
                                                                                     DECEMBER 31,
                                                                  ---------------------------------------------------   SEPT. 30,
                                                                    1992      1993       1994       1995       1996       1997
                                                                  --------   -------   --------   --------   --------   ---------
BALANCE SHEET DATA:
  Cash and cash equivalents.....................................  $  2,746   $ 6,230   $  6,048   $  6,915   $ 61,340   $283,963
  Cash held in escrow under Senior Notes........................        --        --         --    198,266     51,412         --
  Total assets..................................................   117,741    94,281    105,409    336,475    459,151    889,873
  Total debt and capital lease obligations......................    32,891    59,954     69,124    298,794    302,281    303,719
  Redeemable preferred stock....................................        --     1,400      1,400         --         --    391,930
  Stockholders' equity (deficit)................................    30,028     6,871     14,189      6,858     63,479    (17,109)
  Book value per share of Exchangeable Preferred Stock..........                                                        $  1,000

---------------

(1) Includes a $38.0 million non-cash charge in 1993 relating to a write-down of microwave equipment.

(2) The extraordinary items for all periods result from early extinguishment of debt (involving a related party in 1994), including capital lease obligations, net of applicable income taxes.

(3) EBITDA is operating income (loss) plus depreciation and amortization. EBITDA for 1995 and subsequent periods includes the negative EBITDA of the Company's switched long distance services business. The Company has included information concerning EBITDA because it believes that EBITDA is used by certain investors as one measure of an issuer's historical ability to service its debt. EBITDA is not a measurement determined in accordance with GAAP, should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP and is not necessarily comparable with similarly titled measures for other companies.


(4) For purposes of calculating the ratio of earnings to combined fixed charges and preferred stock dividends, earnings represent income before the provision (benefit) for income taxes, plus fixed charges. Fixed charges consist of interest expense, amortization of financing costs and the portion of rental expense on operating leases which the Company estimates to be representative of the interest factor attributable to the leases. Preferred stock dividends consist of dividends on the Company's Series 3 Preferred Stock, and dividends on the Company's Convertible Preferred Stock. As adjusted for the sale of the Convertible Preferred Stock and the Exchangeable Preferred Sale as if they had occurred on or before January 1, 1997, and assuming dividends are paid in cash at 7 1/4% on the Convertible Preferred Stock and at 12 1/2% on the Exchangeable Preferred Stock, the Company's earnings would have been insufficient to cover combined fixed charges and preferred stock dividends by $115.2 million for the nine months ended September 30, 1997. Additionally, additional dividends will accrue on the Convertible Preferred Stock if the Company fails to comply with certain of its obligations under the registration rights agreement relating thereto or if, after March 31, 1999, the Company is not contractually permitted to pay cash dividends on the Convertible Preferred Stock. Additional dividends will also accrue on the Exchangeable Preferred Stock if the Company fails to comply with certain of its obligations under the Registration Rights Agreement.

                                   MANAGEMENT


     The directors and executive officers of the Company and their ages as of December 1, 1997 are as follows:



        NAME              AGE                             POSITION
---------------------     ---      ------------------------------------------------------
Ralph J. Swett            63       Chairman and Director
Benjamin L. Scott         48       President, Chief Executive Officer and Director
Richard D. Irwin          62       Director
Wolfe H. Bragin           53       Director
Carl W. McKinzie          57       Director
Phillip L. Williams       75       Director
Joe C. Culp               64       Director
John R. Fleming           43       Executive Vice President
James F. Guthrie          53       Chief Financial Officer and Executive Vice President
David J. Thomas           47       Executive Vice President
Michael W. Vent           45       Executive Vice President
Jeffrey C. Smith          46       Senior Vice President, General Counsel and Secretary
Meri B. Braziel           33       Senior Vice President of Marketing
Stuart K. Coppens         49       Vice President of Finance and Chief Accounting Officer


     Each director holds office until his successor has been elected and qualified. Officers serve at the pleasure of the Board of Directors.


     Mr. Swett has served as Chairman of IXC Communications since its formation in July 1992 and as Chief Executive Officer and President of IXC Communications from July 1992 to October 1997. Prior to that, Mr. Swett served as Chairman of the Board and Chief Executive Officer of Communications Transmission, Inc. ("CTI") from 1986 to 1992. From 1969 to 1986, Mr. Swett served in increasingly senior positions (Vice President, President and Chairman) of Times Mirror Cable Television ("TMCT"), a subsidiary of The Times Mirror Company ("Times Mirror") and a previous owner of IXC Carrier, and as a Vice President of Times Mirror from 1981 to 1986. Mr. Swett has served as Chairman of IXC Carrier since 1979, its Chief Executive Officer from 1986 to October 1997 and its President from 1991 to October 1997. Mr. Swett has managed communications businesses for the past 26 years. Mr. Swett ceased to serve as the President and Chief Executive Officer of IXC Communications during October 1997 upon the beginning of the employment of Benjamin L. Scott. Mr. Swett will continue to serve as the Chairman of IXC Communications through its next annual meeting of stockholders.



     Mr. Scott has served as the President and Chief Executive Officer of IXC Communications and a member of the Board of Directors since October 1997. Prior to that, Mr. Scott served as President and Chief Executive Officer of PrimeCo Personal Communications, L.P., a joint venture among Bell Atlantic, US West and Airtouch, from 1995 until September 30, 1997. Prior to that, Mr. Scott served as an officer of Bell Atlantic from 1991 to 1995, including as President and Chief Executive Officer of Bell Atlantic International Wireless. Prior to that, Mr. Scott was employed by AT&T from 1971 through 1991, with his last position being President and Chief Executive Officer of AT&T Canada.


     Mr. Irwin has served as a director of IXC Communications since its formation in July 1992. He has served as the President of Grumman Hill Company, L.L.C. or its predecessor ("Grumman Hill"), a merchant banking firm and the general partner of GHI, since 1985. Prior to the formation of Grumman Hill, Mr. Irwin was a Managing Director of Dillon, Read & Co. Inc., from 1983 to 1985. Prior to that, he served as Chief Executive Officer of Fotomat Corporation for 12 years. Mr. Irwin is also a member of the Board of Directors of PharmChem Laboratories, Inc. and was the Chairman of ALC from August 1988 through August 1995.

     Mr. Bragin has served as a director of IXC Communications since May 1993. Mr. Bragin has served since 1985 as Vice President of GEIC, a subsidiary of GE that acts as an investment advisor to GEPT. Prior to joining GEIC in 1984, Mr. Bragin served in numerous equipment leasing, investment and portfolio management positions for GE Credit Corporation, now known as GE Capital Corporation. Mr. Bragin is a member of the Board of Directors of a number of private companies.

     Mr. McKinzie has served as a director of IXC Communications since May 1993. Mr. McKinzie has been a principal of Riordan & McKinzie, a Professional Law Corporation ("Riordan & McKinzie"), since 1980.

     Mr. Williams was elected a director of IXC Communications in June 1996. Mr. Williams has been a private investor and business advisor since May 1993. Prior to that, Mr. Williams served as Vice Chairman of the Board of Times Mirror from 1987 to May 1993. Mr. Williams is a member of the Board of Directors of Tejon Ranch Company.


     Mr. Culp was elected a director of IXC Communications in June 1996. Mr. Culp has been President of Culp Communications Associates, a management and marketing consulting firm, since 1990. From 1989 to 1990, Mr. Culp served as Executive Vice President of CTI. Prior to that, Mr. Culp served as President and Chief Executive Officer of Lightnet, Inc. from 1988 to 1989 and as President of Rockwell International's Telecommunications Group from 1982 until 1988. Mr. Culp has over 40 years of experience in the communications industry. Mr. Culp is a director of Multimedia Access Corporation and Crosskeys System Corporation.


     Mr. Fleming has served as Executive Vice President of IXC Communications since March 1996 and as Senior Vice President of IXC Communications from October 1994 through March 1996. He served as Vice President of Sales and Marketing of IXC Communications from its formation in July 1992 until October 1994. Prior to that, Mr. Fleming served as Director of Business Development and Director of Carrier Sales of CTI from 1986 to March 1990 and as Vice President -- Marketing and Sales of CTI from March 1990 to July 1992. Mr. Fleming was a Branch Manager for Satellite Business Systems from 1983 to 1986. Mr. Fleming has been employed with IXC Carrier since 1986 and a Vice President of IXC Carrier since 1990. Mr. Fleming has over 16 years of experience in the telecommunications industry.

     Mr. Guthrie has served as Chief Financial Officer of IXC Communications since July 1997, as Executive Vice President of IXC Communications since March 1996 and as Senior Vice President, Strategic Planning of IXC Communications from December 1995 through March 1996. Prior to that, Mr. Guthrie served as Vice President and Chief Financial Officer of Times Mirror from 1993 to 1995 and as the Chief Financial Officer of TMCT from 1982 to 1993.

     Mr. Thomas has served as Executive Vice President of IXC Communications since March 1996 and as Senior Vice President of IXC Communications from August 1995 through March 1996. He was employed with ALC Communications Corporation ("ALC") from 1983 to 1995, serving as Vice President from 1991 to 1995 and as Treasurer from 1989 to 1995. Mr. Thomas has over 14 years of experience in the telecommunications industry.

     Mr. Vent was elected Executive Vice President of IXC Communications effective April 1, 1997 and has served as Senior Vice President -- Network Planning and Implementation from December 1996 through March 1997. Prior to that, Mr. Vent served as Vice President and General Manager of Broadband Services of IXC Communications from October 1995 through November 1996 and Vice President and General Manager of Switch Services of IXC Communications from October 1994 through September 1995. Mr. Vent served as Vice President of Management Information Systems and Network Services of WCT Communications, Inc. from September 1993 through August 1994, and Vice President and Chief Information Officer of Advanced Technologies of Progressive Communications Technology, Inc. from August 1992 through August 1993. He was employed by MCI from 1979 through July 1992, serving as Director of Network and Computer Operations from January 1990 through July 1992. Mr. Vent has over 22 years of experience in the telecommunications industry.


     Mr. Smith has served as Senior Vice President of IXC Communications since September 1997 and as General Counsel and Secretary of IXC Communications since January 1997. He served as Vice President of IXC Communications from January 1997 until September 1997. Prior to that, Mr. Smith served as Vice President Planning and Development for Times Mirror Training, a subsidiary of Times Mirror, from August 1994 to December 1996. Prior to that, Mr. Smith was employed by Times Mirror from 1985 through

August 1994, and served in a variety of legal capacities, including five years as General Counsel to the Baltimore Sun newspaper, with his last position being Associate General Counsel and Assistant Secretary. Prior to 1985, Mr. Smith was employed for seven years in private law practice as a trial and business attorney.



     Ms. Braziel has served as Senior Vice President of Marketing of IXC Communications since September 1997 and as Vice President of Marketing of IXC Communications since November 1994. Prior to that, Ms. Braziel was employed by Sprint International Communications Corporation, a subsidiary of Sprint, from 1988 through October 1994, with her last position being head of voice operations for Sprint in Moscow. Ms. Braziel has over 10 years of experience in the telecommunications industry.



     Mr. Coppens has served as Vice President of Finance and Chief Accounting Officer of IXC Communications since July 1997. Prior to that, Mr. Coppens was employed by Times Mirror and served as Chief Financial Officer of Matthew Bender & Company, a subsidiary of Times Mirror from February 1996 to June 1997, as Chief Accounting Officer of Times Mirror from April 1994 to February 1996, as Vice President of Finance of Richard D. Irwin, Inc., a subsidiary of Times Mirror from September 1991 to April 1994, as Director of Accounting of TMCT from October 1983 to September 1991 and as an Audit Supervisor at Times Mirror from October 1981 to October 1983.


NEW EMPLOYMENT AGREEMENT AND STOCK PLAN


     IXC Communications recently entered into an employment agreement with Benjamin L. Scott for a term of five years pursuant to which Mr. Scott serves as President and Chief Executive Officer of IXC Communications. Mr. Scott also became a member of the Board of Directors upon the commencement of his employment with IXC Communications which occurred on October 9, 1997 (the "Commencement Date"). It is anticipated that Mr. Scott will also become the Chairman of the Board of IXC Communications within 30 days following IXC Communications' 1998 annual meeting of stockholders.



     Pursuant to the terms of his employment agreement, Mr. Scott is entitled to an annual base salary of $350,000, subject to adjustment in accordance with IXC Communications' policies and procedures, and an annual bonus of $225,000 for his first year of service. Thereafter, annual bonuses, if approved by the Board of Directors, are anticipated to be one-half or more of his base salary if Mr. Scott achieves or exceeds certain performance goals. Mr. Scott's employment agreement also provides for a signing bonus of $650,000, $350,000 of which was paid to Mr. Scott on the Commencement Date and $300,000 of which will be paid on January 1, 1999. Mr. Scott was also granted an option to purchase 500,000 shares of Common Stock at a price of $27.50 per share vesting over a five-year period in connection with his employment agreement under IXC Communications' 1997 Special Executive Stock Plan which was adopted in September 1997 and covers an aggregate of 500,000 shares of Common Stock. Mr. Scott's option will become fully vested if Mr. Scott is terminated without cause or if a change in control (as defined in his employment agreement) occurs pursuant to the terms of his employment agreement. Mr. Scott is also entitled to receive certain severance and relocation benefits as described in his employment agreement.


                DESCRIPTION OF THE EXCHANGEABLE PREFERRED STOCK

     The following is a summary of certain provisions of the Certificate of Designation and the Exchangeable Preferred Stock. The terms of the New Preferred Stock are identical in all material respects to the terms of the Old Preferred Stock (aggregate liquidation preference, dividend rate, mandatory redemption and ranking), except for certain transfer restrictions and registration rights relating to the Old Preferred Stock. The New Preferred Stock, like the Old Preferred Stock, is governed by the Certificate of Designation. A copy of the Certificate of Designation and the form of Exchangeable Preferred Stock is available upon request to the Company at the address set forth under "Available Information." The following summary of certain provisions of the Certificate of Designation does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Certificate of Designation. The definitions of certain capitalized terms used but not defined in the following summary are set forth under "Description of the Exchange Debentures -- Certain Definitions." Other capitalized terms used but not defined herein and not otherwise defined under "Description of the Exchange Debentures -- Certain Definitions" are defined in the Certificate of Designation.

GENERAL

     Subject to certain conditions, the Exchangeable Preferred Stock will be exchangeable for the Exchange Debentures at the option of the Company on any scheduled Dividend Payment Date on or after the date of issuance of the Exchangeable Preferred Stock. When issued, the Exchangeable Preferred Stock will be validly issued, fully paid and nonassessable. The holders of the Exchangeable Preferred Stock will have no preemptive or preferential right to purchase or subscribe to stock, obligations, warrants, or other securities of the Company of any class. The Old Preferred Stock is eligible for trading in the PORTAL Market.

RANKING

     The Exchangeable Preferred Stock, with respect to dividend rights and rights on liquidation, winding-up and dissolution, ranks: (i) senior to all classes of common stock and to each other class of Capital Stock or series of Preferred Stock established hereafter by the Board of Directors the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Exchangeable Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company (collectively referred to, together with all classes of common stock of the Company, as "Junior Stock"); (ii) subject to certain conditions, on a parity with the Convertible Preferred Stock and each other class of Capital Stock or series of Preferred Stock established hereafter by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Exchangeable Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution (collectively referred to as "Parity Stock"); and (iii) subject to certain conditions, junior to the Series 3 Preferred Stock and each class of Capital Stock or series of Preferred Stock established hereafter by the Board of Directors, the terms of which expressly provide that such class or series will rank senior to the Exchangeable Preferred Stock as to dividend rights and rights upon liquidation, winding-up and dissolution of the Company (collectively referred to as "Senior Stock").


     The holders of Series 3 Preferred Stock, subject to the terms of the Restated Certificate, are entitled to receive a liquidation preference of $1,000 per share, plus an amount equal to all accrued and unpaid dividends, and the Company may voluntarily redeem the Series 3 Preferred Stock for $1,000 per share, plus an amount equal to all accrued and unpaid dividends. In addition, the holders of Series 3 Preferred Stock are entitled to receive annual dividends, subject to the limitations of the Restated Certificate, in an amount equal to $100 per share, plus an amount determined by applying a 10% annual rate compounded annually, to any accrued but unpaid dividend amount from the last day of the period when such dividend accrues to the actual date of payment. Cumulative dividends, including accrued but unpaid interest, with respect to Series 3 Preferred Stock, as of November 1, 1997, were approximately $.3 million. All accrued dividends on the Series 3 Preferred Stock must be paid in cash before the Company can pay any cash dividends in respect of the Exchangeable Preferred Stock or the Convertible Preferred Stock.


     While any shares of Exchangeable Preferred Stock are outstanding, the Company may not authorize, create or increase the authorized amount of any class or series of stock that ranks senior to the Exchangeable Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up without the consent of the holders of at least 66 2/3% of the outstanding shares of Exchangeable Preferred Stock. However, without the consent of any holder of Exchangeable Preferred Stock, the Company may create additional classes of stock, increase the authorized number of shares of preferred stock or issue series of a stock that ranks junior to or on parity with the Exchangeable Preferred Stock with respect, in each case, to the payment of dividends and amounts upon liquidation, dissolution and winding up. See "-- Voting Rights."

DIVIDENDS

     The holders of shares of Exchangeable Preferred Stock will be entitled to receive, when, as and if dividends are declared by the Board of Directors out of funds of the Company legally available therefor, cumulative preferential dividends from the Issue Date of the Exchangeable Preferred Stock accruing at the rate per share of 12 1/2% per annum (subject to increase as set forth under "-- Change of Control"), payable quarterly in arrears on each of February 15, May 15, August 15 and November 15 or, if any such date is not a Business Day, on the next succeeding Business Day (each, a "Dividend Payment Date"), to the holders of record as of the next preceding February 1, May 1, August 1 and November 1. Dividends will be payable in cash, except that on each Dividend Payment Date occurring on or prior to February 15, 2001, dividends may be paid, at the Company's option, by the issuance of additional shares of Exchangeable Preferred Stock (including fractional shares) having an aggregate Liquidation Preference equal to the amount of such dividends. The issuance of such additional shares of Exchangeable Preferred Stock will constitute "payment" of the related dividend for all purposes of the Certificate of Designation. The first dividend payment of Exchangeable Preferred Stock was paid as of November 15, 1997. Dividends payable on the Exchangeable Preferred Stock will be computed on a basis of the 360-day year consisting of twelve 30-day months and will be deemed to accrue on a daily basis.


     Dividends on the Exchangeable Preferred Stock will accrue whether or not the Company has earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not dividends are declared. Dividends will accumulate to the extent they are not paid on the Dividend Payment Date for the period to which they relate. The Certificate of Designation will provide that the Company will take all actions required or permitted under the Delaware General Corporation Law (the "DGCL") to permit the payment of dividends on the Exchangeable Preferred Stock, including, without limitation, through the revaluation of its assets in accordance with the DGCL, to make or keep funds legally available for the payment of dividends.

     No dividend whatsoever shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Exchangeable Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid or declared and a sufficient sum set apart for the payment of such dividend, upon all outstanding shares of Exchangeable Preferred Stock.

     Except as provided in the next sentence, no dividend will be declared or paid on any Parity Stock unless full cumulative dividends have been paid on the Exchangeable Preferred Stock for all prior dividend periods. If accrued dividends on the Exchangeable Preferred Stock for all prior dividend periods have not been paid in full then any dividend declared on the Exchangeable Preferred Stock for any dividend period and on any Parity Stock will be declared ratably in proportion to accrued and unpaid dividends on the Exchangeable Preferred Stock and such Parity Stock.

     The Company will not (i) declare, pay or set apart funds for the payment of any dividend or other distribution with respect to any Junior Stock or (ii) redeem, purchase or otherwise acquire for consideration any Junior Stock through a sinking fund or otherwise, unless (A) all accrued and unpaid dividends with respect to the Exchangeable Preferred Stock and any Parity Stock at the time such dividends are payable have been paid or funds have been set apart for payment of such dividends and (B) sufficient funds have been paid or set apart for the payment of the dividend for the current dividend period with respect to the Exchangeable Preferred Stock and any Parity Stock.

OPTIONAL REDEMPTION

     Except as set forth in the following paragraph, the Exchangeable Preferred Stock will not be redeemable at the option of the Company prior to August 15, 2002. Thereafter, the Exchangeable Preferred Stock will be redeemable, at the Company's option, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each Holder's registered address, at the following redemption prices (expressed in percentages of the Liquidation Preference thereof), plus accumulated and unpaid dividends (including an amount in cash equal to a prorated dividend for any partial dividend period), if redeemed during the 12-month period commencing on August 15 of the years set forth below:

                                   PERIOD                              REDEMPTION PRICE
        -------------------------------------------------------------  ----------------
        2002.........................................................       106.250%
        2003.........................................................       105.000
        2004.........................................................       103.750
        2005.........................................................       102.500
        2006.........................................................       101.250
        2007 and thereafter..........................................       100.000

     In addition, at any time and from time to time prior to August 15, 2000, the Company may redeem in the aggregate up to 35% of the outstanding shares of Exchangeable Preferred Stock with the proceeds of one or more Public Equity Offerings, at a redemption price (expressed as a percentage of the Liquidation Preference thereof) of 112.5% plus accumulated and unpaid dividends (including an amount in cash equal to a prorated dividend for any partial dividend period); provided, however, that at least $195.0 million aggregate Liquidation Preference of Exchangeable Preferred Stock remains outstanding after each such redemption.

     In the case of any partial redemption, selection of the Exchangeable Preferred Stock for redemption will be made on a pro rata basis.

MANDATORY REDEMPTION

     On August 15, 2009, the Company will be required to redeem (subject to the legal availability of funds therefor) all outstanding shares of Exchangeable Preferred Stock at a price in cash equal to the Liquidation Preference thereof, plus accumulated and unpaid dividends (including an amount in cash equal to a prorated dividend for any partial dividend period), if any, to the date of redemption. The Company will not be required to make sinking fund payments with respect to the Exchangeable Preferred Stock. The Certificate of Designation will provide that the Company will take all actions required or permitted under Delaware law to permit such redemption.

EXCHANGE

     The Company may, at its option, subject to certain conditions, on any scheduled Dividend Payment Date, exchange the Exchangeable Preferred Stock, in whole but not in part, for the Exchange Debentures; provided, however, that: (i) on the date of such exchange there are no accumulated and unpaid dividends on the Exchangeable Preferred Stock (including the dividend payable on such date) or other contractual impediments to such exchange; (ii) there shall be funds legally available sufficient therefor; (iii) immediately after giving effect to such exchange, no Default (as defined in the Exchange Indenture) shall have occurred and be continuing; and (iv) the Company shall have delivered to the Trustee under the Exchange Indenture an opinion of counsel with respect to the due authorization and issuance of the Exchange Debentures. The exchange of the Exchange Debentures is limited by the terms of the Company's Senior Notes and Series 3 Preferred Stock.

     Upon any exchange pursuant to the preceding paragraph, holders of outstanding shares of Exchangeable Preferred Stock will be entitled to receive, subject to the second succeeding sentence, $1.00 principal amount of Exchange Debentures for each $1.00 liquidation preference of Exchangeable Preferred Stock held by them. The Exchange Debentures will be issued in registered form, without coupons. Exchange Debentures issued in exchange for Exchangeable Preferred Stock will be issued in principal amounts of $1,000 and integral multiples thereof to the extent possible, and will also be issued in principal amounts less that $1,000 so that each holder of Exchangeable Preferred Stock will receive certificates representing the entire amount of Exchange Debentures to which such holder's shares of Exchangeable Preferred Stock entitle such holder; provided, however, that the Company may pay cash in lieu of issuing an Exchange Debenture in a principal amount less than $1,000. The Company will send a written notice of exchange by mail to each holder of record of shares of Exchangeable Preferred Stock not fewer than 30 days nor more than 60 days before the date fixed for such exchange. On and after the Exchange Date, dividends will cease to accrue on the outstanding shares of Exchangeable Preferred Stock, and all rights of the holders of Exchangeable Preferred Stock (except the right to receive the Exchange Debentures, an amount in cash, to the extent applicable, equal to the accumulated and unpaid dividends to the exchange date and, if the Company so elects, cash in lieu of any Exchange Debenture that is in a principal amount that is not an integral multiple of $1,000) will terminate. The person entitled to receive the Exchange Debentures issuable upon such exchange will be treated for all purposes as the registered holder of such Exchange Debentures. See "Description of the Exchange Debentures."

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, each holder of Exchangeable Preferred Stock will be entitled to be paid, out of the assets of the Company available for distribution to stockholders, an amount equal to the Liquidation Preference per share of Exchangeable Preferred Stock held by such holder, plus accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding-up before any distribution is made on any Junior Stock, including, without limitation, common stock of the Company. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the amounts payable with respect to the Exchangeable Preferred Stock and all other Parity Stock are not paid in full, the holders of the Exchangeable Preferred Stock and the Parity Stock will share equally and ratably in any distribution of assets of the Company in proportion to the full liquidation preference and accumulated and unpaid dividends to which each is entitled. After payment of the full amount of the Liquidation Preference and accumulated and unpaid dividends to which they are entitled, the holders of shares of Exchangeable Preferred Stock will not be entitled to any further participation in any distribution of assets of the Company. However, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with one or more entities shall be deemed to be a liquidation, dissolution or winding-up of the Company.

     The Certificate of Designation will not contain any provision requiring funds to be set aside to protect the Liquidation Preference of the Exchangeable Preferred Stock, although such Liquidation Preference will be substantially in excess of the par value of such shares of Exchangeable Preferred Stock.

VOTING RIGHTS

     The holders of Exchangeable Preferred Stock, except as otherwise required under Delaware law or as provided in the Certificate of Designation, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Company.

     The Certificate of Designation provides that: if (i) dividends on the Exchangeable Preferred Stock are in arrears and unpaid for six or more Dividend Periods (whether or not consecutive); (ii) the Company fails to redeem the Exchangeable Preferred Stock on August 15, 2009, or fails to otherwise discharge any redemption obligation with respect to the Exchangeable Preferred Stock;
(iii) a breach or violation of any of the provisions described under the caption "-- Certain Covenants" occurs and the breach or violation continues for a period of 30 days or more after the Company receives notice thereof specifying the default from the holders of at least 25% of the shares of Exchangeable Preferred Stock then outstanding; or (iv) the Company fails to pay at final maturity (giving effect to any applicable grace period) the principal amount of any Indebtedness of the Company or any Significant Subsidiary (other than any Permitted PSINet Non-Recourse Debt) or the final maturity of any such Indebtedness is accelerated because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $5 million, then the holders of the outstanding shares of

Exchangeable Preferred Stock, voting together as a class with the holders of any other series of preferred stock upon which like rights have been conferred and are exercisable, will be entitled to elect two additional members to the Board of Directors to serve on the Board of Directors, and the number of members of the Board of Directors will be immediately and automatically increased by two. Such voting rights of the Exchangeable Preferred Stock will continue until such time as, in the case of a dividend default, all dividends in arrears on the Exchangeable Preferred Stock are paid in full in cash and, in all other cases, any failure, breach or default giving rise to such voting rights is remedied or waived by the holders of at least a majority of the shares of Exchangeable Preferred Stock then outstanding, at which time the term of any directors elected pursuant to the provisions of this paragraph (subject to the right of holders of any other preferred stock to elect such directors) shall terminate. Each such event described in clauses (i) through (v) above is referred to herein as a "Voting Rights Triggering Event."

     The Certificate of Designation also provides that the Company will not authorize any class of Senior Stock without the affirmative vote or consent of holders of at least two-thirds of the shares of Exchangeable Preferred Stock then outstanding, voting or consenting, as the case may be, as one class. In addition, the Certificate of Designation provides that the Company may not authorize the issuance of any additional shares of Exchangeable Preferred Stock without the affirmative vote or consent of the holders of at least a majority of the then outstanding shares of Exchangeable Preferred Stock, voting or consenting, as the case may be, as one class. Further, the Certificate of Designation also provides that, except as set forth above, (a) the creation, authorization or issuance of any shares of Junior Stock, Parity Stock or Senior Stock, including the designation of a series thereof within the existing class of Exchangeable Preferred Stock, or (b) the increase or decrease in the amount of authorized Capital Stock of any class, including any preferred stock, shall not require the consent of the holders of Exchangeable Preferred Stock and shall not be deemed to affect adversely the rights, preferences, privileges or voting rights of shares of Exchangeable Preferred Stock.

CHANGE OF CONTROL

     The Certificate of Designation provides that upon the occurrence of a Change of Control, the Company shall either (i) offer to repurchase the Exchangeable Preferred Stock at a purchase price in cash equal to 101% of the Liquidation Preference thereof plus accumulated and unpaid dividends, if any, to the date of purchase, as described below or (ii) notify such holders of the Company's election not to make such offer, in which case the dividend rate on the Exchangeable Preferred Stock shall be reset as described below.

     In the event the Company determines to make an offer to repurchase shares of Exchangeable Preferred Stock, then within 30 days following any Change of Control, the Company shall mail a notice to each Holder stating: (1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder's Exchangeable Preferred Stock at a purchase price in cash equal to 101% of the aggregate Liquidation Preference thereof plus accumulated and unpaid dividends, if any, thereon to the date of purchase; (2) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control); (3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (4) the instructions determined by the Company, consistent with the covenant described hereunder, that a Holder must follow in order to have its Exchangeable Preferred Stock purchased.

     In the event the Company notifies the holders of Exchangeable Preferred Stock of its election not to make the offer described above, then, within 60 days of the occurrence of the Change of Control, holders of a majority of the Exchangeable Preferred Stock will designate an Independent Financial Advisor to determine, within 20 days of such designation, in the opinion of such firm, the appropriate dividend rate that the Exchangeable Preferred Stock should bear so that, after such reset, the Exchangeable Preferred Stock would have a market value of 101% of the liquidation preference; provided, however, that no such reset shall be required to be made if such Independent Financial Advisor determines that the Exchangeable Preferred Stock has a market value of 101% or greater. If within 5 days of the designation of an Independent Financial Advisor by the holders, the Company determines that such Independent Financial Advisor is reasonably unacceptable to the Company, the Company shall designate a second Independent Financial Advisor to determine, within 15 days of such designation, in its opinion, such an appropriate reset dividend rate for the Exchangeable

Preferred Stock. In the event that the two Independent Financial Advisors cannot agree, within 25 days of the designation of an Independent Financial Advisor by the holders of a majority of the Exchangeable Preferred Stock, on the appropriate reset dividend rate, the two Independent Financial Advisors shall, within 10 days of such 25th day, designate a third Independent Financial Advisor, which, within 15 days of designation, will determine, in its opinion, an appropriate reset dividend rate which is between the two rates selected by the first two Independent Financial Advisors. Upon the determination of the reset rate, the Exchangeable Preferred Stock shall accrue and accumulate dividends at the reset rate as of the date of occurrence of the Change of Control; provided, however, that the reset rate shall in no event be less than 12 1/2% per annum (the initial dividend rate on the Exchangeable Preferred Stock) or greater than 15% per annum. The reasonable fees and expenses, including reasonable fees and expenses of legal counsel, if any, and customary indemnification, of each of the three above-referenced Independent Financial Advisors shall be borne by the Company.

     A Change of Control will be deemed to have occurred upon the occurrence of any of the following events (each a "Change of Control"):

          (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (i) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, and except that any person that is deemed to have beneficial ownership of shares solely as a result of being part of a group pursuant to Rule 13d-5(b)(1) shall not be deemed to have beneficial ownership of any shares held by a Permitted Holder forming a part of such group), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company (for the purposes of this clause (i), such other person shall be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if such other person is the beneficial owner (as defined in this clause (i)), directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent corporation and the Permitted Holders beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent corporation);

          (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; provided, however, that any directors elected by holders of Preferred Stock pursuant to any voting rights provisions included in the certificate of designation relating to such Preferred Stock shall be excluded in making any determination pursuant to this clause (ii); or

          (iii) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company to another Person (other than a Person that is controlled by the Permitted Holders), and, in the case of any such merger or consolidation, the securities of the Company that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Company are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation.

     Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred if, after such event that otherwise would constitute a Change of Control, the Exchangeable Preferred Stock are rated Investment Grade by Moody's or Standard & Poor's on the 30th day following the event that otherwise would constitute a Change of Control (the "Change of Control Determination Date"); provided, however, that to the extent there is a "rating watch" with respect to the Exchangeable Preferred Stock or other rating agency review on such 30th day, then the Change of Control Determination Date shall be the first Business Day thereafter on which the Exchange Debentures are not subject to a "rating watch" or other rating agency review by either Moody's or Standard & Poor's. The term "Investment Grade", for such purpose, means a rating of Baa3 or higher in the case of Moody's, or BBB- or higher in the case of Standard & Poor's.


     The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of Exchangeable Preferred Stock pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

     The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. The Company has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. Restrictions on the ability of the Company and its Restricted Subsidiaries to incur additional indebtedness are contained in the covenant described under "-- Certain Covenants -- Limitation on Indebtedness." Such restrictions can only be waived with the consent of the holders of a majority of the outstanding shares of the Exchangeable Preferred Stock. Except for the limitations contained in such covenants, however, the Certificate of Designation will not contain any covenants or provisions that may afford holders of the Exchangeable Preferred Stock protection in the event of a highly leveraged transaction.

     The indenture governing the Senior Notes contains, and future indebtedness of the Company may contain, prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. Moreover, the Company's ability to pay cash to the holders of Exchangeable Preferred Stock following the occurrence of a Change of Control may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any repurchases. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Exchangeable Preferred Stock, the Company could seek the consent of its lenders to make such purchase, or could attempt to refinance the borrowings that contain such prohibitions. If the Company does not obtain such consent or repay such borrowings, the Company would be required to elect to utilize the reset provision described herein.

CERTAIN COVENANTS

     The Certificate of Designation contains covenants including, among others, the following:

     Limitation on Indebtedness. (a) The Company shall not Incur, and shall not permit any Restricted Subsidiary to Incur, directly or indirectly, any Indebtedness unless, on the date of such Incurrence and after giving pro forma effect thereto (including pro forma application of the net proceeds therefrom) and to any other Indebtedness Incurred or repaid since the end of the period referred to below and the receipt and application of the proceeds thereof, either (i) the Indebtedness to Operating Cash Flow Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Indebtedness is Incurred would have been not more than 5 to 1, or (ii) the Company's Consolidated Capital Ratio as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the date on which such Indebtedness is Incurred is less than 2.0 to 1.0.

     (b) Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur any or all of the following Indebtedness:

          (1) Indebtedness Incurred pursuant to one or more Credit Agreements; provided, however, that, after giving effect to any such Incurrence, the aggregate principal amount of such Indebtedness then outstanding does not exceed the greater of (A) $150,000,000 and (B) 85% of the book value of the Accounts Receivables of the Company and its Restricted Subsidiaries;

          (2) Indebtedness owed to and held by the Company or a Restricted Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock which results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or another Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof;

          (3) the Exchange Debentures and the New Exchange Debentures (including Exchange Debentures or New Exchange Debentures issued in lieu of cash interest payments with respect to Exchange Debentures or New Exchange Debentures);

          (4) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2) or (3) of this covenant);

          (5) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3) or (4) or this clause
     (5);

          (6) Hedging Obligations consisting of Interest Rate Agreements directly related to Indebtedness permitted to be Incurred by the Company and its Restricted Subsidiaries pursuant to the terms of the Certificate of Designation;

          (7) Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in the business of the Company or such Restricted Subsidiary;

          (8) In the event that the PSINet Shares are held by the Company or a Restricted Subsidiary, the Incurrence by the Company or such Restricted Subsidiary of Permitted PSINet Non-Recourse Debt; and

          (9) Indebtedness in an aggregate principal amount at any time outstanding which, together with the amount of all other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) - (8) above and paragraph (a)), does not exceed 5% of Consolidated Tangible Assets.

     (c) Notwithstanding the foregoing, the Company shall not Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations unless such Indebtedness would be subordinated to the Exchange Debentures to at least the same extent as such Subordinated Obligations.

     (d) For purposes of determining compliance with the foregoing covenant, (i) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the above clauses and (ii) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness described above.

     Limitation on Restricted Payments. (a) The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or in respect of, in the case of the Company, any Junior Stock or, in the case of any Restricted Subsidiary, any Capital Stock (including any payment in connection with any merger or consolidation involving the Company) or similar payment to the direct or indirect holders of any such Stock (other than dividends or distributions payable solely in Junior Stock (other than Disqualified Stock) and dividends or distributions to the extent paid to the Company or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation)), (ii) purchase, redeem or otherwise acquire or retire for value any Junior Stock of the Company or any Capital Stock of any direct or indirect parent of the Company, or (iii) make any investment in any Person (other than a Permitted Investment) (any such dividend, distribution, purchase, redemption, other acquisition, retirement or investment being herein referred to as a "Restricted Payment") if at the time the Company or such Restricted Subsidiary makes such Restricted Payment: (1) a Voting Rights Triggering Event shall have occurred and be continuing (or would result therefrom); (2) the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-- Limitation on Indebtedness;" or (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of:


          (A) an amount equal to the Cumulative Operating Cash Flow for the period (taken as one accounting period) from the beginning of the first full fiscal quarter commencing after the Issue Date to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment less 1.50 times the Company's Cumulative Consolidated Interest expense for such period;

          (B) the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Parity Stock and Junior Stock (in each case other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees);

          (C) the amount by which Indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company convertible or exchangeable for Parity Stock or Junior Stock (in each case other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); and

          (D) an amount equal to the sum of (i) the net reduction in Investments in any Person resulting from dividends, repayments of loans or advances or other transfers of assets (but excluding such interest, dividends, repayments, advances or other transfers of assets to the extent any such item increases Consolidated Net Income), in each case to the Company or any Restricted Subsidiary from any Person (including, without limitation, from Unrestricted Subsidiaries), and (ii) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any Person (including any Unrestricted Subsidiary), the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person.

     (b) The provisions of the foregoing paragraph (a) shall not prohibit:

          (i) any Restricted Payment made out of the proceeds of the substantially concurrent sale of, or any acquisition of any Parity Stock or Junior Stock of the Company made by exchange for, other Parity Stock or Junior Stock, as the case may be, of the Company (in each case other than Disqualified Stock and other than Parity Stock or Junior Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

          (ii) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that at the time of payment of such dividend, no other Voting Rights Triggering Event shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments; or

          (iii) the repurchase or other acquisition of shares of, or options to purchase shares of, common stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such common stock; provided, however, that the aggregate amount of such repurchases and other acquisitions shall not exceed $1,000,000 in any calendar year; provided further, however, that such repurchases and other acquisitions shall be excluded in the calculation of the amount of Restricted Payments.

     Limitation on Restrictions on Distributions from Restricted
Subsidiaries. The Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company, (b) make any loans or advances to the Company or (c) transfer any of its property or assets to the Company, except:

          (i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date;

          (ii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

          (iii) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i) or (ii) of this covenant or this clause (iii) or contained in any amendment to an agreement referred to in clause (i) or
     (ii) of this covenant or this clause (iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable to the holders of Exchangeable Preferred Stock than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

          (iv) any such encumbrance or restriction consisting of customary non-assignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder;

          (v) in the case of clause (c) above, restrictions contained in IRU Agreements, security agreements or mortgages securing Indebtedness or other obligations of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages;

          (vi) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; and

          (vii) any such encumbrance or restriction contained in the PSINet Agreement.

     Limitation on Affiliate Transactions. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the

Company delivers to the Transfer Agent (a) with respect to any Affiliate Transaction involving aggregate consideration in excess of $1,000,000 a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction involving aggregate consideration in excess of $10,000,000, other than transactions with GE Capital Communication and Excluded PSINet Transactions, an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an investment banking firm of national standing.

     (b) The provisions of the foregoing paragraph (a) shall not prohibit (i) any Restricted Payment permitted to be paid pursuant to the covenant described under "-- Limitation on Restricted Payments," (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors, (iii) the grant of stock options or similar rights to employees and directors of the Company pursuant to plans approved by the Board of Directors, (iv) loans or advances to employees in the ordinary course of business in accordance with the past practices of the Company or its Restricted Subsidiaries, but in any event not to exceed $500,000 in the aggregate outstanding at any one time, (v) any employment or consulting arrangement or agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary, (vi) the payment of reasonable fees to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries, (vii) any Affiliate Transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries, (viii) transactions in connection with Permitted Businesses between the Company and GE Capital Communication, (ix) transactions between the Company or any Restricted Subsidiary specifically contemplated by the PSINet Agreement and (x) the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company. Notwithstanding the foregoing, Affiliate Transactions shall not include any transaction involving the sale, purchase, repurchase, redemption, transfer, exchange or other acquisition or disposition of Senior Notes, Convertible Preferred Stock or Exchangeable Preferred Stock by or from, or the payment of the principal of, premium, if any, and interest on, or liquidation preference of and dividends on, any Senior Notes, Convertible Preferred Stock or Exchangeable Preferred Stock, as the case may be, to any Affiliate of the Company or any Affiliate of a Restricted Subsidiary of the Company; provided, however, that such transaction is offered substantially concurrently to all other holders of Senior Notes, Convertible Preferred Stock or Exchangeable Preferred Stock, as the case may be, on the same terms and conditions; provided further, however, that such transaction is approved by a majority of the disinterested members of the Board of Directors, other than transactions in connection with the payment of the principal of, premium, if any, and interest on, or liquidation preference of and dividends on, Senior Notes, Convertible Preferred Stock or the Exchangeable Preferred Stock, as the case may be, pursuant to the provisions of the indenture or certificate of designation governing the payment of interest and principal, dividends and liquidation preference, redemption, repurchases from the proceeds of an asset disposition and repurchases upon a change of control.


     Merger and Consolidation. The Company shall not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all its assets to, any Person, unless: (i) the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume all the obligations of the Company under the Exchangeable Preferred Stock and the Certificate of Designation; (ii) immediately after giving effect to such transaction, no Default shall have occurred and be continuing, (iii) immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-- Limitation on Indebtedness;" and (iv) immediately after giving effect to such transaction, the Successor Company shall have Consolidated Net Worth in an amount that is not less than the Consolidated Net Worth of the Company immediately prior to such transaction; and (v) the Company shall have delivered to the Transfer Agent an Officers' Certificate, stating that such consolidation, merger or transfer and such assumption (if any) comply with the Certificate of Designations.

     SEC Reports. Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the SEC and provide the holders of Exchangeable Preferred Stock with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections.

BOOK-ENTRY, DELIVERY AND FORM

     Except as set forth in the next paragraph, the Old Preferred Stock was issued in the form of a Global Security. The Global Security was deposited on the date of closing of the sale of the Old Preferred Stock with, or on behalf of, the Depository and registered in the name of Cede & Co., as nominee of the Depository (such nominee being referred to as the "Global Security Holder").

     Shares of Old Preferred Stock that were issued as described below under "Certificated Exchangeable Preferred Stock" were issued in definitive form (the "Certificated Securities"). Upon the consummation of the Exchange Offer, all requirements that the Old Preferred Stock be issued in global form will cease to apply and Certificated Exchangeable Preferred Stock with a restricted securities legend will be available to holders of such Old Preferred Stock that do not exchange their Old Preferred Stock, and Certificated Exchangeable Preferred Stock representing the New Preferred Stock will be available to holders that exchange such Old Preferred Stock in the Exchange Offer.

     The Depository has advised the Company as follows: The Depository is a limited-purpose trust company and organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and "a clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934 (the "Exchange Act"). The Depository was created to hold securities of institutions that have accounts with the Depository ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers (which may include the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to the Depository's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

     Pursuant to procedures established by the Depository, ownership of beneficial interests in the Global Security is shown on, and the transfer of those ownership interests is effected only through, records maintained by the Depository (with respect to participants' interest) and such participants (with respect to the owners of beneficial interests in the Global Security other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Security.

     So long as the Depository or its nominee is the registered holder and owner of the Global Security, the Depository or such nominee, as the case may be, will be considered the sole legal owner and holder of the related Exchangeable Preferred Stock for all purposes of such Exchangeable Preferred Stock and the Certificate of Designation. Except as set forth below, owners of beneficial interests in the Global Security will not be entitled to have the Exchangeable Preferred Stock represented by the Global Security registered in their names, will not receive or be entitled to receive physical delivery of certificated Exchangeable Preferred Stock in definitive form and will not be considered to be the owners or holders of any Exchangeable Preferred Stock under the Global Security. The Company understands that under existing industry practice, in the event an owner of a beneficial interest in the Global Security desires to take any action that the Depository, as the holder of the Global Security, is entitled to take, the Depository would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Payment in respect of dividends and redemption payments on Exchangeable Preferred Stock represented by the Global Security registered in the name of and held by the Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner and holder of the Global Security.

     The Company expects that the Depository or its nominee, upon receipt of any payment in respect of dividends and redemption payments on the Global Security, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the liquidation preference of the Global Security as shown on the records of the Depository or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Security held through such participants will be governed by standing instructions and customary practices and will be the responsibility of such participants. The Company will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Security for any Exchangeable Preferred Stock or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depository and its participants or the relationship between such participants and the owners of beneficial interests in the Global Security owning through such participants.

     Unless and until it is exchanged in whole or in part for certificated Exchangeable Preferred Stock in definitive form, the Global Security may not be transferred except as a whole by the Depository to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository.

     Although the Depository has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Security among participants of the Depository, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Transfer Agent nor the Company will have any responsibility for the performance by the Depository or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED EXCHANGEABLE PREFERRED STOCK

     The Exchangeable Preferred Stock represented by the Global Security is exchangeable for certificated Exchangeable Preferred Stock in definitive form of like tenor as such Exchangeable Preferred Stock if (i) the Depository notifies the Company that it is unwilling or unable to continue as Depository for the Global Security or if at any time the Depository ceases to be a clearing agency registered under the Exchange Act or (ii) the Company in its discretion at any time determines not to have all of the Exchangeable Preferred Stock represented by the Global Security. Any Exchangeable Preferred Stock that is exchangeable pursuant to the preceding sentence is exchangeable for certificated Exchangeable Preferred Stock issuable in authorized denominations and registered in such names as the Depository shall direct. In addition, upon the consummation of the Exchange Offer, all requirements that the Old Preferred Stock be issued in global form will cease to apply and Certificated Exchangeable Preferred Stock with a restricted securities legend will be available to holders of such Old Preferred Stock that do not exchange their Old Preferred Stock, and Certificated Exchangeable Preferred Stock representing the New Preferred Stock will be available to holders that exchange such Old Preferred Stock in the Exchange Offer. Subject to the foregoing, the Global Security is not exchangeable, except for a Global Security of the same aggregate denomination to be registered in the name of the Depository or its nominee. In addition, certificates representing Old Preferred Stock which is not tendered for New Preferred Stock will bear a restricted securities legend (unless the Company determines otherwise in accordance with applicable law) subject, with respect to such Exchangeable Preferred Stock, to the provisions of such legend.

                     DESCRIPTION OF THE EXCHANGE DEBENTURES

     The Exchange Debentures, if issued, will be issued under the Exchange Indenture, to be dated as of August 15, 1997 (the "Exchange Indenture"), between the Company and The Bank of New York, as Trustee (the "Trustee"). The following is a summary of certain provisions of the Exchange Indenture and the Exchange Debentures. A copy of the Exchange Indenture and the form of Exchange Debentures are available upon request to the Company at the address set forth under "Available Information." The following summary of certain provisions of the Exchange Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Exchange Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended. The terms of the Company's Senior Notes and Series 3 Preferred Stock limit the Company's ability to issue the Exchange Debentures.

     The Exchange Debentures will be unsecured subordinated obligations of the Company, limited in aggregate principal amount to the liquidation preference of the Exchangeable Preferred Stock, plus, without duplication, accumulated and unpaid dividends on the Exchange Date of the Exchangeable Preferred Stock into Exchange Debentures (plus any additional Exchange Debentures issued in lieu of cash interest as described herein). The Exchange Debentures will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000 (other than as described in "-- Exchangeable Preferred Stock -- Exchange" or with respect to additional Exchange Debentures issued in lieu of cash interest as described herein). The Exchange Debentures will be subordinated to all existing and future senior and senior subordinated debt of the Company.

     Principal of, premium, if any, and interest on the Exchange Debentures will be payable, and the Exchange Debentures may be presented for registration of transfer or exchange, at the office of the Paying Agent and Registrar. The Trustee will initially act as Paying Agent and Registrar. The Company may change any Paying Agent and Registrar without prior notice to holders of the Exchange Debentures. Holders of the Exchange Debentures must surrender Exchange Debentures to the Paying Agent to collect principal payments.

     The Exchange Debentures will mature on August 15, 2009. Each Exchange Debenture will bear interest at the rate of 12 1/2% per annum from the most recent interest payment date to which interest has been paid or provided for or, if no interest has been paid or provided for, from the Exchange Date. Interest will be payable semiannually in cash (or, on or prior to February 15, 2001, in additional Exchange Debentures, at the option of the Company) in arrears on each February 15 and August 15, commencing with the first such date after the Exchange Date. Interest on the Exchange Debentures will be computed on the basis of a 360-day year comprised of twelve 30-day months and the actual number of days elapsed.

OPTIONAL REDEMPTION

     Except as set forth in the following paragraph, the Exchange Debentures will not be redeemable at the option of the Company prior to August 15, 2002. Thereafter, the Exchange Debentures will be redeemable, at the Company's option, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each Holder's registered address, at the following redemption prices (expressed in percentages of principal amount), plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on August 15 of the years set forth below:

                                    PERIOD                         REDEMPTION PRICE
            ------------------------------------------------------ ----------------
            2002..................................................      106.250%
            2003..................................................      105.000
            2004..................................................      103.750
            2005..................................................      102.500
            2006..................................................      101.250
            2007 and thereafter...................................      100.000

     In addition, at any time and from time to time prior to August 15, 2000, the Company may redeem in the aggregate up to 35% of the original principal amount of the Exchange Debentures with the proceeds of one or more Public Equity Offerings, at a redemption price (expressed as a percentage of principal amount) of 112.5% plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least $195 million aggregate principal amount of the Exchange Debentures remains outstanding after each such redemption.

     In the case of any partial redemption, selection of the Exchange Debentures for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Exchange Debenture of $1,000 in original principal amount or less shall be redeemed in part. If any Exchange Debenture is to be redeemed in part only, the notice of redemption relating to such Exchange Debenture shall state the portion of the principal amount thereof to be redeemed. A new Exchange Debenture in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Exchange Debenture.

RANKING

     The indebtedness evidenced by the Exchange Debentures will be subordinated, unsecured obligations of the Company. The payment of the principal of, premium (if any) and interest on the Exchange Debentures is subordinate in right of payment, as set forth in the Exchange Indenture, to the prior payment in full of all Senior Indebtedness (including senior subordinated indebtedness) of the Company, whether outstanding on the Issue Date or thereafter incurred, including the obligations of the Company under the Senior Notes.


     As of September 30, 1997, the outstanding Indebtedness and other liabilities of the Company and its subsidiaries was approximately $522.0 million (without giving effect to an unamortized debt discount of approximately $7 million in connection with the Senior Notes). Although the Exchange Indenture contains limitations on the amount of additional Indebtedness that the Company may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See "-- Certain Covenants -- Limitation on Indebtedness."



     A substantial portion of the operations of the Company are conducted through its subsidiaries. Claims of creditors of such subsidiaries, including trade creditors, secured creditors and creditors holding indebtedness and guarantees issued by such subsidiaries, and claims of preferred stockholders (if any) of such subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of the Company, including holders of the Exchange Debentures, even if such obligations do not constitute Senior Indebtedness. The Exchange Debentures, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of subsidiaries of the Company. At September 30, 1997, the total Indebtedness and other liabilities of the Company's subsidiaries was approximately $210.7 million, including trade payables. Although the Exchange Indenture limits the incurrence of Indebtedness and preferred stock of certain of the Company's subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Exchange Indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness or Preferred Stock under the Exchange Indenture. See
"-- Certain Covenants -- Limitation on Indebtedness."


     Only Indebtedness of the Company that is Senior Indebtedness (including senior subordinated indebtedness) will rank senior to the Exchange Debentures in accordance with the provisions of the Exchange Indenture. The Exchange Debentures will in all respects rank pari passu with all other Subordinated Indebtedness of the Company.

     The Company may not pay principal of, premium (if any) or interest on, the Exchange Debentures or make any deposit pursuant to the provisions described under "Defeasance" below and may not repurchase, redeem or otherwise retire any Exchange Debentures (collectively, "pay the Exchange Debentures") if (i) any Designated Senior Indebtedness is not paid when due or (ii) any other default on Designated Senior Indebtedness occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full. However, the Company may pay the Exchange Debentures without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of the Designated Senior Indebtedness with respect to which either of the events set forth in clause (i) or (ii) of the immediately preceding sentence has occurred and is continuing. During the continuance of any default (other than a default described in clause (i) or (ii) of the second preceding sentence) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company may not pay the Exchange Debentures for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to the Company) of written notice (a "Blockage Notice") of such default from the Representative of the holders of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice, (ii) because the default giving rise to such Blockage Notice is no longer continuing or (iii) because such Designated Senior Indebtedness has been repaid in full). Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions described in the first sentence of this paragraph), unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, the Company may resume payments on the Exchange Debentures after the end of such Payment Blockage Period. The Exchange Debentures shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period.

     Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or its property, the holders of Senior Indebtedness will be entitled to receive payment in full of such Senior Indebtedness before the holders of Exchange Debentures are entitled to receive any payment, and until the Senior Indebtedness is paid in full, any payment or distribution to which holders of Exchange Debentures would be entitled but for the subordination provisions of the Exchange Indenture will be made to holders of such Senior Indebtedness as their interests may appear. If a distribution is made to holders of Exchange Debentures that, due to the subordination provisions, should not have been made to them, such holders are required to hold it in trust for the holders of Senior Indebtedness and pay it over to them as their interests may appear.

     If payment of the Exchange Debentures is accelerated because of an Event of Default, the Company or the Trustee shall promptly notify the holders of Designated Senior Indebtedness or the Representative of such holders of the acceleration. If any Designated Senior Indebtedness is outstanding, the Company may not pay the Exchange Debentures until five Business Days after the Representatives of all the issues of Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the Exchange Debentures only if the Exchange Indenture otherwise permits payment at that time.

     By reason of the subordination provisions contained in the Exchange Indenture, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness of the Company may recover more, ratably, than the holders of Exchange Debentures, and creditors of the Company who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than holders of Exchange Debentures.

     The terms of the subordination provisions described above will not apply to payments from money or the proceeds of U.S. Government Obligations held in trust by the Trustee for the payment of principal of and interest on the Exchange Debentures pursuant to the provisions described under "-- Defeasance."

BOOK-ENTRY, DELIVERY AND FORM

     The Exchange Debentures, if issued, will be issued in the form of a Global Note. The Global Note will be deposited with, or on behalf of, the Depository and registered in the name of the Depository or its nominee. Except as set forth below, the Global Note may be transferred, in whole and not in part, only to the Depository or another nominee of the Depository. Investors may hold their beneficial interests in the Global Note directly through the Depository if they have an account with the Depository or indirectly through organizations which have accounts with the Depository.

     Exchange Debentures that are issued as described below under "Certificated Exchange Debentures" will be issued in definitive form. Upon the transfer of an Exchange Debenture in definitive form, such Exchange Debenture will, unless the Global Note has previously been exchanged for Exchange Debentures in definitive form, be exchanged for an interest in the Global Note representing the principal amount of Exchange Debentures being transferred.

     The Depository has advised the Company as follows: The Depository is a limited-purpose trust company and organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and "a clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository was created to hold securities of institutions that have accounts with the Depository ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers (which may include the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to the Depository's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

     Upon the issuance of the Global Note, the Depository will credit, on its book-entry registration and transfer system, the principal amount of the Exchange Debentures represented by such Global Note to the accounts of participants. The accounts to be credited shall be designated by the Initial Purchasers of such Exchange Debentures. Ownership of beneficial interests in the Global Note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depository (with respect to participants' interest) and such participants (with respect to the owners of beneficial interests in the Global Note other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Note.

     So long as the Depository, or its nominee, is the registered holder and owner of the Global Note, the Depository or such nominee, as the case may be, will be considered the sole legal owner and holder of the related Exchange Debentures for all purposes of such Exchange Debentures and the Exchange Indenture. Except as set forth below, owners of beneficial interests in the Global Note will not be entitled to have the Exchange Debentures represented by the Global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated Exchange Debentures in definitive form and will not be considered to be the owners or holders of any Exchange Debentures under the Global Note. The Company understands that under existing industry practice, in the event an owner of a beneficial interest in the Global Note desires to take any action that the Depository, as the holder of the Global Note, is entitled to take, the Depository would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Payment of principal of and interest on Exchange Debentures represented by the Global Note registered in the name of and held by the Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner and holder of the Global Note.

     The Company expects that the Depository or its nominee, upon receipt of any payment of principal of or interest on the Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of the Depository or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Note held through such participants will be governed by standing instructions and customary practices and will be the responsibility of such participants. The Company will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Note for any Exchange Debenture or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depository and its participants or the relationship between such participants and the owners of beneficial interests in the Global Note owning through such participants.

     Unless and until it is exchanged in whole or in part for certificated Exchange Debentures in definitive form, the Global Note may not be transferred except as a whole by the Depository to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository.

     Although the Depository has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of the Depository, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor the Company will have any responsibility for the performance by the Depository or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED EXCHANGE DEBENTURES

     The Exchange Debentures represented by the Global Note are exchangeable for certificated Exchange Debentures in definitive form of like tenor as such Exchange Debentures in denominations of U.S. $1,000 and integral multiples thereof if (i) the Depository notifies the Company that it is unwilling or unable to continue as Depository for the Global Note or if at any time the Depository ceases to be a clearing agency registered under the Exchange Act,
(ii) the Company in its discretion at any time determines not to have all of the Exchange Debentures represented by the Global Note or (iii) a default entitling the holders of the Exchange Debentures to accelerate the maturity thereof has occurred and is continuing. Any Exchange Debenture that is exchangeable pursuant to the preceding sentence is exchangeable for certificated Exchange Debentures issuable in authorized denominations and registered in such names as the Depository shall direct. Subject to the foregoing, the Global Note is not exchangeable, except for a Global Note of the same aggregate denomination to be registered in the name of the Depository or its nominee. In addition, such certificates will bear a restricted securities legend (unless the Company determines otherwise in accordance with applicable law) subject, with respect to such Old Preferred Stock, to the provisions of such legend.

CHANGE OF CONTROL

     The Exchange Indenture will provide that upon the occurrence of a Change of Control (as defined under "Description of the Exchangeable Preferred
Stock -- Change of Control"), each holder of Exchange Debentures shall have the right to require that the Company repurchase such holder's Exchange Debentures at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

     Within 30 days following any Change of Control, the Company shall mail a notice to each Holder with a copy to the Trustee stating: (1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder's Exchange Debentures at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date);
(2) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control); (3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (4) the instructions determined by the Company, consistent with the covenant described hereunder, that a Holder must follow in order to have its Exchange Debentures purchased.

     The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of Exchange Debentures pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

     The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. The Company has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Exchange Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. Restrictions on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness are contained in the covenants described under "-- Certain Covenants -- Limitation on Indebtedness." Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the Exchange Debentures then outstanding. Except for the limitations contained in such covenants, however, the Exchange Indenture will not contain any covenants or provisions that may afford holders of the Exchange Debentures protection in the event of a highly leveraged transaction.

     The indenture governing the Senior Notes contains, and future indebtedness of the Company may contain, prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Exchange Debentures could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the holders of Exchange Debentures following the occurrence of a Change of Control may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Exchange Debentures, the Company could seek the consent of its lenders to make such purchase, or could attempt to refinance the borrowings that contain such prohibitions. If the Company does not obtain such consent or repay such borrowings, the Company will remain prohibited from purchasing Exchange Debentures. The provisions under the Exchange Indenture relative to the Company's obligation to make an offer to repurchase the Exchange Debentures as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Exchange Debentures.

CERTAIN COVENANTS

     The Exchange Indenture contains covenants including, among others, the following:

     Limitation on Indebtedness. (a) The Company shall not Incur, and shall not permit any Restricted Subsidiary to Incur, directly or indirectly, any Indebtedness unless, on the date of such Incurrence and after giving pro forma effect thereto (including pro forma application of the net proceeds therefrom) and to any other Indebtedness Incurred or repaid since the end of the period referred to below and the receipt and application of the proceeds thereof, either (i) the Indebtedness to Operating Cash Flow Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Indebtedness is Incurred would have been not more than 5 to 1, or (ii) the Company's Consolidated Capital Ratio as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the date on which such Indebtedness is Incurred is less than 2.0 to 1.0.

     (b) Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur any or all of the following Indebtedness:

          (1) Indebtedness Incurred pursuant to one or more Credit Agreements; provided, however, that, after giving effect to any such Incurrence, the aggregate principal amount of such Indebtedness then outstanding does not exceed the greater of (A) $150,000,000 and (B) 85% of the book value of the Accounts Receivables of the Company and its Restricted Subsidiaries;

          (2) Indebtedness owed to and held by the Company or a Restricted Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock which results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the

     Company or another Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof;

          (3) the Exchange Debentures (including Exchange Debentures issued in lieu of cash interest payments with respect to Exchange Debentures);

          (4) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2) or (3) of this covenant);

          (5) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3) or (4) or this clause
     (5);

          (6) Hedging Obligations consisting of Interest Rate Agreements directly related to Indebtedness permitted to be Incurred by the Company and its Restricted Subsidiaries pursuant to the Exchange Indenture;

          (7) Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in the business of the Company or such Restricted Subsidiary;

          (8) In the event that the PSINet Shares are held by the Company or a Restricted Subsidiary, the Incurrence by the Company or such Restricted Subsidiary of Permitted PSINet Non-Recourse Debt; and

          (9) Indebtedness in an aggregate principal amount at any time outstanding which, together with the amount of all other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) - (8) above and paragraph (a)), does not exceed 5% of Consolidated Tangible Assets.

     (c) Notwithstanding the foregoing, the Company shall not Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations unless such Indebtedness shall be subordinated to the Exchange Debentures to at least the same extent as such Subordinated Obligations.

     (d) For purposes of determining compliance with the foregoing covenant, (i) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the above clauses and (ii) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness described above.

     Limitation on Restricted Payments. (a) The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment: (1) a Default shall have occurred and be continuing (or would result therefrom); (2) the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-- Limitation on Indebtedness"; or (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of:

          (A) an amount equal to the Cumulative Operating Cash Flow for the period (taken as one accounting period) from the beginning of the first full fiscal quarter commencing after the Issue Date to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment less 1.50 times the Company's Cumulative Consolidated Interest expense for such period;

          (B) the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees);

          (C) the amount by which Indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); and

          (D) an amount equal to the sum of (i) the net reduction in Investments in any Person resulting from dividends, repayments of loans or advances or other transfers of assets (but excluding such interest, dividends, repayments, advances or other transfers of assets to the extent any such item increases Consolidated Net Income), in each case to the Company or any Restricted Subsidiary from any Person (including, without limitation, from Unrestricted Subsidiaries), and (ii) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any Person (including any Unrestricted Subsidiary), the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person.

     (b) The provisions of the foregoing paragraph (a) shall not prohibit:

          (i) any Restricted Payment made out of the proceeds of the substantially concurrent sale of, or any acquisition of any Capital Stock of the Company made by exchange for, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

          (ii) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of the Company which is permitted to be Incurred pursuant to the covenant described under "-- Limitation on Indebtedness"; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

          (iii) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

          (iv) the repurchase or other acquisition of shares of, or options to purchase shares of, common stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such common stock; provided, however, that the aggregate amount of such repurchases and other acquisitions shall not exceed $1,000,000 in any calendar year; provided further, however, that such repurchases and other acquisitions shall be excluded in the calculation of the amount of Restricted Payments; or

          (v) dividends paid on the Convertible Preferred Stock pursuant to its terms; provided, however,that at the time of any such payment no Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividends shall be excluded in the calculation of the amount of Restricted Payments.

     Limitation on Restrictions on Distributions from Restricted
Subsidiaries. The Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company, (b) make any loans or advances to the Company or (c) transfer any of its property or assets to the Company, except:

          (i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date;

          (ii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

          (iii) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i) or (ii) of this covenant or this clause (iii) or contained in any amendment to an agreement referred to in clause (i) or
     (ii) of this covenant or this clause (iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable to the holders of Exchange Debentures than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

          (iv) any such encumbrance or restriction consisting of customary non-assignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder;

          (v) in the case of clause (c) above, restrictions contained in IRU Agreements, security agreements or mortgages securing Indebtedness or other obligations of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages;

          (vi) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; and

          (vii) any such encumbrance or restriction contained in the PSINet Agreement.

     Limitation on Sales of Assets and Subsidiary Stock. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless (i) the Company (or such Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Disposition at least equal to the fair market value (evidenced by a resolution of the Board of Directors as set forth in an Officers' Certificate delivered to the Trustee), (ii) after giving effect to such Asset Disposition, the non-cash consideration received in connection with all Asset Dispositions for the period beginning on the Issue Date through and including the date of such proposed Asset Disposition, less cash received in connection with the sale, disposition, transfer or other conversion of non-cash consideration received in connection with Asset Dispositions during such period, does not exceed 5% of the Company's Consolidated Tangible Assets after giving effect to such Asset Disposition and
(iii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be) (A) first, to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase Senior Indebtedness or Indebtedness (other than any Disqualified Stock) of a Restricted Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company, unless permitted pursuant to the last sentence of paragraph (b) of the covenant described under "-- Limitation on Affiliate Transactions") within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; (B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to the extent the Company elects, to acquire Additional

Assets within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; and (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses
(A) and (B), to make an offer to the holders of the Exchange Debentures (and to holders of other Subordinated Indebtedness designated by the Company) to purchase Exchange Debentures (and such other Subordinated Indebtedness) pursuant to and subject to the conditions contained in the Exchange Indenture; provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) above, the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased. Notwithstanding the foregoing provisions of this paragraph, the Company and the Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance with this paragraph except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this paragraph exceeds $10 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Permitted Investments.

     For the purposes of this covenant, the following are deemed to be cash or cash equivalents: (x) the assumption of Indebtedness of the Company or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition (which assumption shall also constitute a repayment of Indebtedness pursuant to the preceding paragraph) and (y) securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash.

     (b) In the event of an Asset Disposition that results in the purchase of the Exchange Debentures (and other Subordinated Indebtedness) pursuant to clause
(a)(ii)(C) above, the Company will be required to purchase Exchange Debentures tendered pursuant to an offer by the Company for the Exchange Debentures (and other Subordinated Indebtedness) at a purchase price of 100% of their principal amount (without premium) plus accrued but unpaid interest (or, in respect of such other Subordinated Indebtedness, such lesser price, if any, as may be provided for by the terms of, or agreed to by the holders of, such Subordinated Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Exchange Indenture. The Company shall not be required to make such an offer to purchase Exchange Debentures (and other Subordinated Indebtedness) pursuant to this covenant if the Net Available Cash available therefor is less than $10 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

     (c) The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Exchange Debentures pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this clause by virtue thereof.

     Limitation on Affiliate Transactions. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction involving aggregate consideration in excess of $1,000,000 a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction involving aggregate consideration in excess of $10,000,000, other than transactions with GE Capital Communication and Excluded PSINet Transactions, an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an investment banking firm of national standing.

     (b) The provisions of the foregoing paragraph (a) shall not prohibit (i) any Restricted Payment permitted to be paid pursuant to the covenant described under "-- Limitation on Restricted Payments," (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors, (iii) the grant of stock options or similar rights to employees and directors of the Company pursuant to plans approved by the Board of Directors, (iv) loans or advances to employees in the ordinary course of business in accordance with the past practices of the Company or its Restricted Subsidiaries, but in any event not to exceed $500,000 in the aggregate outstanding at any one time, (v) any employment or consulting arrangement or agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary, (vi) the payment of reasonable fees to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries, (vii) any Affiliate Transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries, (viii) transactions in connection with Permitted Businesses between the Company and GE Capital Communication, (ix) transactions between the Company or any Restricted Subsidiary specifically contemplated by the PSINet Agreement and (x) the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company. Notwithstanding the foregoing, Affiliate Transactions shall not include any transaction involving the sale, purchase, repurchase, redemption, transfer, exchange or other acquisition or disposition of Senior Notes, Exchange Debentures or Convertible Preferred Stock by or from, or the payment of principal of, premium, if any, and interest on, or liquidation preference of and dividend on, any Senior Notes, Exchange Debentures or Convertible Preferred Stock, as the case may be, to any Affiliate of the Company or any Affiliate of a Restricted Subsidiary of the Company; provided, however, that such transaction is offered substantially concurrently to all other holders of Senior Notes, Exchange Debentures or Convertible Preferred Stock, as the case may be, on the same terms and conditions; provided further, however, that such transaction is approved by a majority of the disinterested members of the Board of Directors, other than transactions in connection with the payment of principal of, premium, if any, and interest on, or liquidation preference of and dividends on, Senior Notes, Exchange Debentures or Convertible Preferred Stock, as the case may be, pursuant to the provisions of the indenture or certificate of designation governing the payment of interest and principal, dividends and liquidation preference, optional redemption, repurchases from the proceeds of an asset disposition and repurchases upon a change of control.

     Limitation on the Sale or Issuance of Common Stock of Restricted Subsidiaries. The Company shall not sell or otherwise dispose of any Common Stock of a Restricted Subsidiary, and shall not permit any Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any of its Common Stock except (i) to the Company or a Wholly Owned Subsidiary, (ii) if, immediately after giving effect to such issuance, sale or other disposition, neither the Company nor any of its Subsidiaries own any Common Stock of such Restricted Subsidiary or (iii) if, immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto would have been permitted to be made under the covenant described under "-- Limitation on Restricted Payments" if made on the date of such issuance, sale or other disposition.

     Merger and Consolidation. The Company shall not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all its assets to, any Person, unless: (i) the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Exchange Debentures and the Exchange Indenture; (ii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing, (iii) immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-- Limitation on Indebtedness;" (iv) immediately after giving effect to such transaction, the Successor

Company shall have Consolidated Net Worth in an amount that is not less than the Consolidated Net Worth of the Company immediately prior to such transaction; and
(v) the Company shall have delivered to the Trustee an Officers' Certificate, stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Exchange Indenture.

     The Successor Company shall be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Exchange Indenture, but the predecessor Company in the case of a conveyance, transfer or lease shall not be released from the obligation to pay the principal of and interest on the Exchange Debentures except in the case of a sale, assignment, transfer, lease, conveyance or other disposition of all the Company's assets that meets the requirements described in the preceding paragraph.

     SEC Reports. Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the SEC and provide the Trustee and holders of the Exchange Debentures with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections.

DEFAULTS

     An Event of Default is defined in the Exchange Indenture as (i) a default in the payment of interest on the Exchange Debentures when due and continued for 30 days, (ii) a default in the payment of principal of any Exchange Debenture when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, (iii) the failure by the Company to comply with its obligations under "-- Certain Covenants -- Merger and Consolidation" above, (iv) the failure by the Company to comply for 30 days after notice with any of its obligations in the covenants described above under "Change of Control" (other than a failure to purchase Exchange Debentures) or under "-- Certain Covenants" under "-- Limitation on Indebtedness," "-- Limitation on Restricted Payments," "-- Limitation on Restrictions on Distributions from Restricted Subsidiaries," "-- Limitation on Sales of Assets and Subsidiary Stock" (other than a failure to purchase Exchange Debentures), "-- Limitation on Affiliate Transactions," "-- Limitation on the Sale or Issuance of Common Stock of Restricted Subsidiaries" or "-- SEC Reports," (v) the failure by the Company to comply for 60 days after notice with its other agreements contained in the Exchange Indenture, (vi) Indebtedness of the Company or any Significant Subsidiary (other than any Permitted PSINet Non-Recourse
Debt) is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $5 million (the "cross acceleration provision"), (vii) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the "bankruptcy provisions") or (viii) any judgment or decree for the payment of money in excess of $5 million is entered against the Company or a Significant Subsidiary, remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed within 10 days after notice (the "judgment default provision"). However, a default under clauses (iv), (v) and (viii) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Exchange Debentures notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

     If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Exchange Debentures may declare the principal of and accrued but unpaid interest on all the Exchange Debentures to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the Exchange Debentures will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Exchange Debentures. Under certain circumstances, the holders of a majority in principal amount of the outstanding Exchange Debentures may rescind any such acceleration with respect to the Exchange Debentures and its consequences. Subject to the provisions of the Exchange Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Exchange Indenture at the request or direction of any of the holders of the Exchange Debentures unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of an Exchange Debenture may pursue any remedy with respect to the Exchange Indenture or the Exchange Debentures unless (i) such holder has previously given the Trustee notice that an Event of Default is continuing, (ii) holders of at least 25% in principal amount of the outstanding Exchange Debentures have requested the Trustee to pursue the remedy, (iii) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and (v) the holders of a majority in principal amount of the outstanding Exchange Debentures have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Exchange Debentures are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Exchange Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of an Exchange Debenture or that would involve the Trustee in personal liability.

     The Exchange Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder of the Exchange Debentures notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Exchange Debenture, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the holders of the Exchange Debentures. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

     Subject to certain exceptions, the Exchange Indenture may be amended with the consent of the holders of a majority in principal amount of the Exchange Debentures then outstanding (including consents obtained in connection with a tender offer or exchange for the Exchange Debentures) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the Exchange Debentures then outstanding. However, without the consent of each holder of an outstanding Exchange Debenture affected thereby, no amendment may, among other things, (i) reduce the amount of Exchange Debentures whose holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any Exchange Debenture, (iii) reduce the principal of or extend the Stated Maturity of any Exchange Debenture, (iv) reduce the premium payable upon the redemption of any Exchange Debenture or change the time at which any Exchange Debenture may be redeemed as described under "-- Optional Redemption", (v) make any Exchange Debenture payable in money other than that stated in the Exchange Debenture, (vi) impair the right of any holder of the Exchange Debentures to receive payment of principal of and interest on such holder's Exchange Debentures on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Exchange Debentures, (vii) make any change in the amendment provisions which require each holder's consent or in the waiver provisions or (viii) make any change to the subordination provisions of the Exchange Indenture that would adversely affect the holders of Exchange Debentures.

     Without the consent of any holder of the Exchange Debentures, the Company and Trustee may amend the Exchange Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Exchange Indenture, to provide for uncertificated Exchange Debentures in addition to or in place of certificated Exchange Debentures (provided that the uncertificated Exchange Debentures are issued in registered form for purposes of

Section 163(f) of the Code, or in a manner such that the uncertificated Exchange Debentures are described in Section 163(f)(2)(B) of the Code), to add guarantees with respect to the Exchange Debentures, to secure the Exchange Debentures, to add to the covenants of the Company for the benefit of the holders of the Exchange Debentures or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any holder of the Exchange Debentures or to comply with any requirement of the SEC in connection with the qualification of the Exchange Indenture under the Trust Indenture Act. However, no amendment may be made to the subordination provisions of the Exchange Indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding unless the holders of such Senior Indebtedness (or their Representative) consent to such change.

     The consent of the holders of the Exchange Debentures is not necessary under the Exchange Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the Exchange Indenture becomes effective, the Company is required to mail to holders of the Exchange Debentures a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Exchange Debentures, or any defect therein, will not impair or affect the validity of the amendment.

DEFEASANCE

     The Company at any time may terminate all its obligations under the Exchange Debentures and the Exchange Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Exchange Debentures, to replace mutilated, destroyed, lost or stolen Exchange Debentures and to maintain a registrar and paying agent in respect of the Exchange Debentures. The Company at any time may terminate its obligations under "Change of Control" and under the covenants described under "-- Certain Covenants" (other than the covenant described under "-- Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "-- Defaults" above and the limitations contained in clauses (iii) and (iv) under "-- Certain Covenants -- Merger and Consolidation" above ("covenant defeasance").

     The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Exchange Debentures may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Exchange Debentures may not be accelerated because of an Event of Default specified in clause (iv),
(vi), (vii) (with respect only to Significant Subsidiaries) or (viii) under "-- Defaults" above or because of the failure of the Company to comply with clause
(iii) or (iv) under "-- Certain Covenants -- Merger and Consolidation" above.

     In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Exchange Debentures to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Exchange Debentures will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

CONCERNING THE TRUSTEE

     The Bank of New York is to be the Trustee under the Exchange Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Exchange Debentures.

     The Holders of a majority in principal amount of the outstanding Exchange Debentures will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Exchange Indenture provides that if an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Exchange Indenture at the request of any holder of Exchange Debentures, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Exchange Indenture.

GOVERNING LAW

     The Exchange Indenture provides that it and the Exchange Debentures will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

     "Accounts Receivable" means, with respect to any Person, all accounts receivable of such Person net of allowances for uncollectible accounts, discounts, refunds and all other allowances as determined in accordance with GAAP.

     "Additional Assets" means (i) any property or assets (other than Indebtedness and Capital Stock) in a Related Business; (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary or (iii) Capital Stock in any Person that at such time is a Restricted Subsidiary; provided, however, that any such Restricted Subsidiary described in clauses (ii) or (iii) above is primarily engaged in a Related Business.

     "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the provisions described under "-- Certain Covenants -- Limitation on Restricted Payments," "-- Certain Covenants -- Limitation on Affiliate Transactions" and "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" only, "Affiliate" shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.


     "Asset Disposition" means (i) the sale, lease, conveyance or other disposition of any assets (including by way of a sale and leaseback) other than in the ordinary course of business consistent with past practices (provided that the sale, lease, conveyance or other disposition of all or substantially all the assets of the Company and its Restricted Subsidiaries taken as a whole will be deemed not to constitute an Asset Disposition but will be governed by the covenant described under "-- Certain Covenants -- Merger and Consolidation," and not by the covenant described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock") and (ii) the issue or sale by the Company or any of its Restricted Subsidiaries of Capital Stock of any of the Company's Restricted Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $1,000,000 or (b) for net proceeds in excess of $1,000,000. Notwithstanding the foregoing: (i) a transfer of assets by the Company to its Wholly Owned Subsidiaries or by its Restricted Subsidiaries to the Company or to another of the Company's Wholly Owned Subsidiaries, (ii) an issuance of Capital Stock by a Wholly Owned Subsidiary of the Company to the Company or to another of the Company's Wholly Owned Subsidiaries, (iii) a Restricted Payment that is not prohibited by the covenant described under "-- Certain

Covenants -- Limitation on Restricted Payments," (iv) an issuance or sale of Capital Stock of an Unrestricted Subsidiary, (v) an Asset Swap and (vi) the sale of any IRU pursuant to IRU Agreements the network of the Company and its Restricted Subsidiaries (including, without limitation, sales of IRUs specifically provided for in the PSINet Agreement), will be deemed not to constitute Asset Dispositions.

     "Asset Swap" means an exchange of assets by the Company or any of its Restricted Subsidiaries for one or more Permitted Businesses, assets to be used in a Permitted Business, or for a controlling equity interest in any Person whose assets consist primarily of one or more Permitted Businesses.

     "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the dividend or interest rate borne by the Exchangeable Preferred Stock or the Exchange Debentures, as the case may be, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

     "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

     "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

     "Business Day" means each day which is not a Legal Holiday.

     "Capital Lease Obligations" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Capital Stock" of any Person means any and all shares, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into or exchangeable for such equity.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Consolidated Capital Ratio" of any Person as of any date means the ratio of (i) the aggregate consolidated principal amount of Indebtedness of such Person then outstanding to (ii) the greater of either (a) the aggregate consolidated paid-in capital of such Person as of such date or (b) the stockholders' equity as of such date as shown on the consolidated balance sheet of such Person determined in accordance with GAAP.

     "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, without duplication, (i) interest expense attributable to capital leases and the interest expense attributable to leases constituting part of a Sale/Leaseback Transaction, (ii) amortization of debt discount and debt issuance cost, (iii) capitalized interest, (iv) non-cash interest expenses, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) net costs associated with Hedging Obligations (including amortization of fees), (vii) Preferred Stock dividends in respect of all (A) Preferred Stock of Restricted Subsidiaries and (B) Preferred Stock of the Company that is Disqualified Stock, in each case held by Persons other than the Company or a Restricted Subsidiary, (viii) interest incurred in connection with Investments in discontinued operations, (ix) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Company or any Restricted Subsidiary and
(x) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

     "Consolidated Net Income" means, for any period, the net income of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

          (i) any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that subject to the exclusion contained in clause (iv) below, the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (iii) below);

          (ii) any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

          (iii) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that subject to the exclusion contained in clause (iv) below, the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause);

          (iv) any gain (but not loss) realized upon the sale or other disposition of any assets of the Company, its consolidated Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition of any Capital Stock of any Person;

          (v) extraordinary gains or losses; and

          (vi) the cumulative effect of a change in accounting principles.

Notwithstanding the foregoing, for the purposes of the covenant described under "Certain Covenants -- Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from any Person (including any Unrestricted Subsidiary) to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

     "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of: (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the Issue Date in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, (y) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, as determined in accordance with GAAP.

     "Consolidated Tangible Assets" means, with respect to any Person as of any date, the sum of the consolidated gross book value as reflected in accounting books and records of such Person of all its property, both real and personal, less (i) the net book value of all its licenses, patents, patent applications, copyrights, trademarks, tradenames, goodwill, non-compete agreements or organizational expenses and other like intangibles, (ii) unamortized debt discount and expenses, (iii) all reserves for depreciation, obsolescence, depletion and amortization of its properties and (iv) all other proper reserves which should be provided in connection with the business conducted by such Person, all of the foregoing as determined in accordance with GAAP.

     "Convertible Preferred Stock" means the Company's 7 1/4% Junior Convertible Preferred Stock Due 2007.

     "Credit Agreements" means one or more debt facilities or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

     "Cumulative Consolidated Interest Expense" means, with respect to any Person, as of any date of determination, Consolidated Interest Expense for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of such Person's most recently ended fiscal quarter for which internal financial statements are available at such date of determination.

     "Cumulative Operating Cash Flow" means, as of any date of determination, Operating Cash Flow for the Company and its Restricted Subsidiaries for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at such date of determination.

     "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement designed to protect such Person against fluctuations in currency values.

     "Default" means any event which is, or after notice or passage of time or both would be, in the case of the Exchangeable Preferred Stock, a Voting Rights Triggering Event and, in the case of the Exchange Debentures, an Event of Default.

     "Designated Senior Indebtedness" means (i) the Senior Notes and any Indebtedness Incurred pursuant to clause (1) of paragraph (b) of the covenant described under "-- Certain Covenants -- Limitation on Indebtedness" and (ii) any other Senior Indebtedness of the Company which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25 million and is specifically designated by the Company in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Exchange Indenture.

     "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,
(ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or
(iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the first anniversary of the Stated Maturity of the Exchange Debentures; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the first anniversary of the Stated Maturity of the Exchange Debentures shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" and "-- Certain Covenants -- Change of Control"; provided further, however, that the Company's Convertible Preferred Stock outstanding on the Issue Date shall be deemed not to constitute Disqualified Stock.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Exchange Date" means the date on which the Exchange Debentures are exchanged for the Exchangeable Preferred Stock.

     "Excluded PSINet Transactions" means any transaction between the Company or any of its Restricted Subsidiaries with PSINet Inc., so long as at the time of engaging in, or contracting to engage in, such transaction, the Company and its Subsidiaries have not acquired shares of PSINet Common Stock other than the PSINet Shares.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in (i) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (ii) statements and pronouncements of the Financial Accounting Standards Board, (iii) such other statements by such other entity as approved by a significant segment of the accounting profession and (iv) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

     "GE Capital Communications" means GE Capital Communications Services Corporation.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

     "Holder" means the Person in whose name, in the case of the Exchangeable Preferred Stock, a share of Exchangeable Preferred Stock is registered on the Transfer Agent's books or, in the case of the Exchange Debentures, an Exchange Debenture is registered on the Registrar's books.

     "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall be deemed the Incurrence of Indebtedness.

     "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

          (i) the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by Exchange Debentures, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

          (ii) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

          (iii) all obligations of such Person issued or assumed as the deferred purchase price of property, and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

          (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

          (v) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, the liquidation preference with respect to, any Preferred Stock (but excluding, in each case, any accrued dividends) of such Subsidiary (which will constitute Indebtedness Incurred by such Subsidiary and not Indebtedness Incurred by such Person);

          (vi) all obligations of the type referred to in clauses (i) through
     (v) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

          (vii) all obligations of the type referred to in clauses (i) through
     (vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; and

          (viii) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

     The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.


     "Indebtedness to Operating Cash Flow Ratio" means, as of any date of determination, the ratio of (a) the aggregate principal amount of all outstanding Indebtedness of a Person and its Restricted Subsidiaries as of such date on a consolidated basis, plus the aggregate liquidation preference of all outstanding Preferred Stock of the Restricted Subsidiaries of such Person as of such date (excluding any such Preferred Stock held by such Person or a Wholly Owned Subsidiary of such Person), plus the aggregate liquidation preference or redemption amount of all Disqualified Stock of such Person (excluding any Disqualified Stock held by such Person or a Wholly Owned Subsidiary of such Person) as of such date to (b) Operating Cash Flow of such Person and its Restricted Subsidiaries for the most recent four-quarter period for which internal financial statements are available, determined on a pro forma basis after giving effect to all acquisitions and dispositions of assets (notwithstanding clause (ii) of the definition of "Consolidated Net Income" and including Asset Swaps) made by such Person and its Restricted Subsidiaries since the beginning of such four-quarter period through such date as if such acquisitions and dispositions had occurred at the beginning of such four-quarter period.


     "Independent Financial Advisor" means a United States investment banking firm of national standing in the United States which does not, and whose directors, officers and employees or affiliates do not, have a direct or indirect financial interest in the Company.

     "Interest Rate Agreement" means in respect of a Person any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect such Person against fluctuations in interest rates.

     "Investment" in any Person means any direct or indirect advance, loan or any other extensions of credit (other than advances, loans or other extensions of credit to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender and other than commission, travel, relocation and similar advances to directors, officers and employees made in the ordinary course of business) (including by way of Guarantee or similar arrangement) or capital contribution to any Person (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of such Person), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of "Unrestricted Subsidiary," the definition of "Restricted Payment" and the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments," (i) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent

"Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (x) the Company's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors; provided further, however, that an acquisition of assets, Capital Stock or other securities by the Company or any of its Restricted Subsidiaries shall not be deemed to be an Investment to the extent the consideration for such Capital Stock or other securities consists of common equity securities of the Company.

     "IRU" means an indefeasible right to use fiber or telecommunications capacity.

     "IRU Agreement" means an agreement pursuant to which an interest in an IRU is sold or leased or otherwise transferred.

     "Issue Date" means the date on which the Exchangeable Preferred Stock are originally issued.

     "IXC Internet Capital Contribution" means the contribution by the Company to IXC Internet, Inc. (so long as IXC Internet, Inc. is a Subsidiary) of $10 million in cash, an IRU in two excess fibers in the Company's network (including two fibers in network routes to be built or acquired in the future) and space in certain points of presence, in each case as contemplated in connection with the transactions contemplated by the PSINet Agreement.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

     "Moody's" means Moody's Investors Service, Inc. or its successor.

     "Net Available Cash" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Disposition (including any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Disposition), net of the direct costs relating to such Asset Disposition (including legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness (other than Indebtedness Incurred pursuant to clause (1) of paragraph (b) of the covenant described under "-- Certain Covenants -- Limitation on Indebtedness") secured by a Lien on the asset or assets that were the subject of such Asset Disposition and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP; provided, however, that Net Available Cash shall not include that portion of Net Available Cash from an Asset Disposition by a Restricted Subsidiary of the Company that are paid as a pro rata dividend or distributed with respect to Capital Stock of such Restricted Subsidiary, or used to purchase, redeem or otherwise retire for value Capital Stock of such Restricted Subsidiary, held by a Person other than the Company or any of its Affiliates.

     "Net Cash Proceeds", with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Operating Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period, (A) plus (i) extraordinary net losses, net losses on sales of assets outside the ordinary course of business during such period and non-cash charges relating to write-downs of property and equipment, to the extent such losses and charges were deducted in computing such Consolidated Net Income, plus (ii) provision for taxes based on income or profits, to the extent such provision for taxes was included in computing such Consolidated Net Income, and any provision for taxes utilized in computing the net losses under clause (i) hereof, plus (iii) Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period, to the extent that any such expense was deducted in computing such

Consolidated Net Income, plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges were deducted in computing such Consolidated Net Income and (B) less all non-cash income for such period (excluding any such non-cash income to the extent it represents an accrual of cash income in any future period or amortization of cash income received in a period). Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Operating Cash Flow only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person for such period and only if and to the extent such Restricted Subsidiary could have paid such amount at the date of determination as a dividend or similar distribution to the referent Person by such Restricted Subsidiary without prior governmental approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.


     "Permitted Business" means (i) any communications business and (ii) any business reasonably related or ancillary thereto.

     "Permitted Holders" means the officers and directors of the Company, and Trustees of General Electric Pension Trust, Grumman Hill Associates, Inc. and Grumman Hill Investments, L.P., and each of their respective officers and directors and their Related Parties.

     "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in (i) the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business; (ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person's primary business is a Related Business;
(iii) Temporary Cash Investments; (iv) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances; (v) payroll, travel, commission and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (vi) loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary; (vii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments; (viii) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock"; (ix) the IXC Internet Capital Contribution; (x) the Investment in PSINet Inc. contemplated by the PSINet Agreement, including the Investment in shares of PSINet Common Stock purchased pursuant to the PSINet Agreement and the $240 million value protection right provided for by the PSINet Agreement; and (xi) other Investments in any Person that in the aggregate do not exceed $30 million without regard to increases and decreases in the value of the Investments).

     "Permitted PSINet Non-Recourse Debt" means Indebtedness where (i) the holders of such Indebtedness expressly agree that they will look solely to the shares of PSINet Common Stock held by the issuer of such Indebtedness for payment on or in respect of such Indebtedness and expressly waive any recourse they may have on or with respect to such Indebtedness to the Company or any Restricted Subsidiary, (ii) neither the Company nor any Restricted Subsidiary
(A) provides credit support (whether or not in the form of an undertaking, agreement or instrument which would constitute Indebtedness), other than the pledge by the issuer of such Indebtedness of shares of PSINet Common Stock, or (B) is directly or indirectly liable and (iii) no default with respect to such Indebtedness (including any rights which the holders thereof may have to take enforcement action against the shares of PSINet Common Stock securing such Indebtedness) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock", as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

     "Principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

     "PSINet Agreement" means the IRU and Stock Purchase Agreement dated as of July 22, 1997, between IXC Internet Services, Inc. and PSINet Inc. and the related documents executed in connection therewith, in each case as in effect as of the Issue Date.

     "PSINet Common Stock" means the common stock of PSINet, Inc.

     "PSINet Shares" means the shares of PSINet Common Stock acquired by the Company or any Subsidiary pursuant to the terms of the PSINet Agreement.

     "Public Equity Offering" means an underwritten primary public offering of common stock of the Company pursuant to an effective registration statement under the Securities Act.

     "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Exchange Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that
(i) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced, (ii) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced and (iii) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accredited value) then outstanding or committed (plus accrued interest on the principal amount of Indebtedness Refinanced, and fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; provided further, however, that Refinancing Indebtedness shall not include (x) Indebtedness of a Subsidiary that Refinances Indebtedness of the Company (unless such Subsidiary was obligated under, or a guarantor of, the Indebtedness being Refinanced); or
(y) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

     "Related Business" means any Permitted Business, the businesses conducted by the Company and the Restricted Subsidiaries on the Issue Date and any business related, ancillary or complementary to such businesses conducted by the Company and the Restricted Subsidiaries on the Issue Date.

     "Related Party" with respect to any Permitted Holder means (i) any controlling stockholder, 80% (or more) owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Principal or (ii) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Permitted Holder or such other Persons referred to in the immediately preceding clause (i).

     "Representative" means any trustee, agent or representative (if any) for an issue of Senior Indebtedness of the Company.

     "Restricted Payment" with respect to any Person means (i) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and dividends or distributions to the extent paid to the Company or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation)), (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than the Company or a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock), (iii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) or (iv) the making of any Investment in any Person (other than a Permitted Investment).

     "Restricted Subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

     "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

     "SEC" means the Securities and Exchange Commission.

     "Secured Indebtedness" means any Indebtedness of the Company secured by a Lien.

     "Senior Indebtedness" of the Company means (i) Indebtedness of the Company, whether outstanding on the Issue Date or thereafter Incurred, and (ii) accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company to the extent post-filing interest is allowed in such proceeding) in respect of (A) indebtedness of the Company for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable unless, in the case of (i) and (ii), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate or pari passu in right of payment to the Exchange Debentures; provided, however, that Senior Indebtedness shall not include (1) any obligation of such Person to any Subsidiary of such Person, (2) any liability for Federal, state, local or other taxes owed or owing by such Person, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities) or (4) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Exchange Indenture.

     "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

     "Standard & Poor's" means Standard & Poor's Ratings Group, or its successor.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

     "Subordinated Indebtedness" means the Exchange Debentures and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank pari passu with the Exchange Debentures in right of payment and is not subordinated by its terms to any Indebtedness or other obligation of the Company which is not Senior Indebtedness.

     "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Exchange Debentures pursuant to a written agreement to that effect.

     "Subsidiary" means, in respect of any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

     "Temporary Cash Investments" means any of the following:

          (i) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof,

          (ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor,

          (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above,

          (iv) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Ratings Group, and

          (v) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or "A" by Moody's Investors Service, Inc.

     "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien (excluding Liens incurred to secure obligations in respect of an IRU) on any property of, the Company or any Restricted Subsidiary; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, the Investment resulting from such designation would be permitted under the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments". The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "-- Certain Covenants -- Limitation on Indebtedness" and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.


     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

     "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

     "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or one or more Wholly Owned Subsidiaries.

                          DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital stock consists of 100,000,000 shares of Common Stock, par value $0.01 per share, and 3,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"). The following summary of certain provisions of the Common Stock and the Preferred Stock of IXC Communications does not purport to be complete and is subject to, and qualified in its entirety by, the Restated Certificate, the Certificate of Designations and Bylaws of IXC Communications, as amended, and the provisions of applicable law.

COMMON STOCK


     As of December 1, 1997, there were 31,552,708 outstanding shares of Common Stock held by 155 holders of record. Each holder of Common Stock or Series 3 Preferred Stock is entitled to one vote per share on all matters to be voted on by the stockholders, voting together as a single class. Subject to the rights of the holders of the Preferred Stock, each holder of Common Stock is entitled to receive ratably such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of the liquidation, dissolution or winding up of IXC Communications, the holders of the Common Stock are entitled to share ratable in all assets, if any, remaining, after payment of liabilities, subject to the prior liquidation rights of holders of the Preferred Stock described below. The Common Stock has no preemptive or other similar rights, and there are no redemption or sinking fund provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and the shares of Common Stock issuable upon conversion of the Convertible Preferred Stock will be, when issued and delivered, validly issued, fully paid and nonassessable.


PREFERRED STOCK


     The Company has designated 1,400,000 shares of Preferred Stock as Convertible Preferred Stock, 900,000 shares of Preferred Stock as Exchangeable Preferred Stock, 2,000 shares of Preferred Stock as Series 1 Preferred Stock and 12,550 shares of Preferred Stock as Series 3 Preferred Stock. The Company has reserved up to 150,000 shares of Old Preferred Stock for payment of dividends on the Old Preferred Stock (of which 8,959 shares of Old Preferred Stock were issued as payment of dividends as of November 15, 1997) and up to 150,000 shares of New Preferred Stock for payment of dividends on the New Preferred Stock. The New Preferred Stock will be issued by the Company in connection with the Exchange Offer, on a share for share basis, for the Old Preferred Stock pursuant to the terms of the Exchange Offer. Upon the exchange of each share of Old Preferred Stock for each share of New Preferred Stock, each share of Old Preferred Stock received by the Company shall have the status of an authorized and unissued share of Preferred Stock available for redesignation and reissuance by the Company. As of December 1, 1997, there were

1,036,574 shares of Convertible Preferred Stock issued and outstanding, 308,959 shares of Exchangeable Preferred Stock were issued and outstanding, 414.03 shares of Series 3 Preferred Stock were issued and outstanding, all of the previously outstanding shares of Series 1 Preferred Stock had been redeemed, and no other shares of Preferred Stock were outstanding. As of December 1, 1997, the Convertible Preferred Stock, the Series 3 Preferred Stock and the Exchangeable Preferred Stock were held by 20, 13 and 3 holders of record, respectively. The shares of Series 3 Preferred Stock were purchased upon the formation of IXC Communications at a purchase price of $1.00 per share. See "Description of the Exchangeable Preferred Stock."



     The holders of Series 3 Preferred Stock, subject to the terms of the Restated Certificate, as amended, are entitled to receive a liquidation preference of $1,000 per share, plus an amount equal to all accrued and unpaid dividends and IXC Communications may voluntarily redeem the Series 3 Preferred Stock for $1,000 per share, plus an amount equal to all accrued and unpaid dividends. In addition, the holders of Series 3 Preferred Stock are entitled to receive annual dividends, subject to the limitations of the Restated Certificate and in the Indenture, in an amount equal to $100 per share, plus an amount determined by applying a 10% annual rate compounded annually, to any accrued but unpaid dividend amount from the last day of the period when such dividend accrues to the actual date of payment. Cumulative dividends, including accrued but unpaid interest, with respect to the Series 3 Preferred Stock at November 1, 1997, were approximately $.3 million. Although dividends on the Convertible Preferred Stock may be made, at the option of the Company, in cash or with additional shares of Convertible Preferred Stock, the Series 3 Preferred Stock requires that all accrued and unpaid dividends thereon be paid in cash before the Company can pay any cash dividends in respect of the Convertible Preferred Stock. The holders of the Series 3 Preferred Stock, voting as a separate class, have the right to elect one member of the Board of Directors.



     On October 31, 1997, the Company consummated the Series 3 Tender Offer to exchange shares of the Common Stock for all its issued and outstanding shares of the Series 3 Preferred Stock. Each holder that tendered its shares of Series 3 Preferred Stock received approximately 49.85 shares of Common Stock for each share of Series 3 Preferred Stock tendered. The number of shares of Common Stock issued for each share of Series 3 Preferred Stock tendered was calculated by dividing the aggregate per share liquidation preference, including accrued and unpaid dividends, on one share of Series 3 Preferred Stock as of October 31, 1997 (the expiration date of the Series 3 Tender Offer) by $33.00 (the last reported sale price of the Company's Common Stock on the Nasdaq National Market on October 31, 1997). The aggregate liquidation preference, including accrued and unpaid dividends, on the Series 3 Preferred Stock at October 31, 1997, was approximately $20.6 million (or $1,645 per share). The Common Stock issued in connection with the Series 3 Tender Offer was not registered under the Securities Act. Over 95% of the shares of Series 3 Preferred Stock were tendered prior to the expiration of the Series 3 Tender Offer.


     The Convertible Preferred Stock is convertible at the option of the holders, unless previously redeemed, at any time into shares of Common Stock at a rate (subject to adjustment in certain events) of 4.263 shares of Common Stock for each share of Convertible Preferred Stock, equivalent to a conversion price of $23.46 for each share of Common Stock. Dividends on the Convertible Preferred Stock accrue at a rate per annum of 7 1/4% per share on the liquidation preference thereof of $100 per share ($7.25 per annum per share). Dividends payable prior to or on June 30, 1999, are, at the option of the Company, payable
(i) in cash or (ii) through the issuance of additional shares of Convertible Preferred Stock equal to the dividend amount divided by the liquidation preference of such additional shares. After March 31, 1999, to the extent and for so long as the Company is not permitted to pay cash dividends on the Convertible Preferred Stock by the terms of any then outstanding indebtedness or any other agreement or instrument to which the Company is subject, the Company will be required to pay dividends, which shall accrue at the rate per annum of 8 3/4%, through the issuance of additional shares of Convertible Preferred Stock.

     The Board of Directors of IXC Communications has the authority to issue the Preferred Stock in one or more series and to fix the price, rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, terms of redemption, redemption prices, liquidation preferences, voting rights and the number of shares consisting of any series or the designation of such series without further vote or action by the stockholders. The issuance of Preferred Stock (or the ability of the Board of Directors to issue Preferred Stock) may have the effect of delaying, deferring or preventing a change in control of IXC Communications without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. The issuance of Preferred Stock with voting or conversion rights may adversely affect the voting power of the holders of Common Stock.

REGISTRATION RIGHTS


     In June 1996, IXC Communications granted certain registration rights to GEPT, GHI and Richard D. Irwin, Ralph J. Swett, John J. Willingham, Carl W. McKinzie and Phillip L. Williams, in consideration of the sale of Common Stock to GEPT and the lock-up arrangements each of the parties entered into in connection with the Company's initial public offering of its Common Stock which occurred in July 1996. Such registration rights cover all the shares of Common Stock of IXC Communications held by such persons or their transferees (a total of approximately 19.5 million shares) which demand registration rights became exercisable on May 15, 1997. Subject to certain exceptions, whenever IXC Communications registers any of its Common Stock under the Securities Act during the period the agreement is effective, whether or not for sale for its own account, the holders of such registration rights are entitled to written notice of the registration and are entitled to include (at IXC Communications' expense) such Common Stock in such registration. GEPT also has the right, subject to certain limitations, to require IXC Communications to use its best efforts to file registration statements under the Securities Act covering Common Stock held by GEPT. All fees, costs and expenses of such registrations (other than underwriting discounts and commissions) will be borne by IXC Communications.


     The former shareholders of Telecom One and their transferees and assignees (the "Telecom One Holders") were also granted registration rights with respect to the shares of Common Stock issued by the Company for such acquisition which occurred in June 1997. In connection with the sale of the Convertible Preferred Stock, the Company entered into a registration rights agreement with the initial purchasers of the Convertible Preferred Stock, which required the Company, at its cost, to file a shelf registration statement for the benefit of the holders of the Convertible Preferred Stock with respect to the Convertible Preferred Stock and any shares of Common Stock issuable upon conversion thereof. On August 28, 1997, the Commission declared effective a shelf registration statement filed by the Company pursuant to its obligations with respect to the holders of the Convertible Preferred Stock and with respect to the Telecom One Holders. In addition, the Telecom One Holders have been granted registration rights with respect to the shares of Common Stock to be issued by the Company in 1999 for such acquisition. Although the Company cannot presently determine the number of shares to be issued to the Telecom One Holders in 1999, the Company believes it is unlikely to exceed 200,000 shares of Common Stock.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE CHARTER, THE BYLAWS AND THE INDENTURE

     The Bylaws of IXC Communications provide that stockholders may call a special meeting of stockholders only upon a request of stockholders owning at least 50% of IXC Communications' outstanding capital stock entitled to vote. In addition, in the event of a Change in Control (as such term is defined in the Indenture) (i) holders of the Senior Notes will have the right to require IXC Communications to purchase their Senior Notes, in whole or in part, at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages (as such term is defined in the Indenture), if any, to the date of purchase, and (ii) subject to applicable provisions of state law, the restrictions of the Indenture and the Series 3 Preferred Stock, the Company will be obligated to repurchase all or any part of the outstanding Convertible Preferred Stock or to adjust its conversion price. These provisions, as well as the authorized and unissued preferred stock described above, could discourage potential acquisition proposals and could delay or prevent a change in control or management of IXC Communications.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     IXC Communications is subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in certain "business combinations" with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder, unless the transaction is approved in a prescribed manner. The business combinations to which Section 203 applies include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholders. In general, Section 203 defines an "interested stockholder" as a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the outstanding voting stock of the corporation.

LISTING


     The Common Stock is listed on the Nasdaq National Market under the symbol "IIXC."


                      DESCRIPTION OF CERTAIN INDEBTEDNESS

     On October 5, 1995, IXC Communications issued and sold its Senior Notes in the aggregate principal amount of $285.0 million to a group of institutional and accredited investors. Of the approximately $268.8 million net proceeds of such sale, IXC Communications placed $200.0 million into an escrow account to be used for the Network expansion, debt service of the Senior Notes and other capital expenditures. The Company has fully utilized all amounts in such escrow account. On August 2, 1996, IXC Communications consummated its offer with certain holders to exchange its 12.5% Series A Senior Notes due 2005 for 12.5% Series B Senior Notes due 2005 registered under the Securities Act as required by a registration rights agreement among IXC Communications and the initial purchasers named therein. The Senior Notes Indenture contains certain covenants that, among other things, limit the ability of IXC Communications and certain of its subsidiaries (the "Restricted Subsidiaries") to incur additional indebtedness and issue preferred stock, pay dividends or make other distributions, repurchase Equity Interests (as defined in the Senior Notes Indenture) or subordinated indebtedness, create certain liens, enter into certain transactions with affiliates, sell assets of IXC Communications or its Restricted Subsidiaries (as defined in the Senior Notes Indenture), issue or sell Equity Interests of IXC Communications' Restricted Subsidiaries or enter into certain mergers and consolidations. Pursuant to such covenants, the Company is generally prohibited by the Senior Notes Indenture from paying dividends on the Convertible Preferred Stock or the Exchangeable Preferred Stock (or repurchasing Convertible Preferred Stock or the Exchangeable Preferred Stock following the occurrence of a change in control) if: (i) the Company is in default under the Senior Notes Indenture;
(ii) the Company's Consolidated Net Worth (as defined in the Senior Notes Indenture), after giving effect to such dividend or repurchase, would be less than $50.0 million; (iii) the Company's ratio of Indebtedness to Operating Cash Flow (as defined in the Senior Notes Indenture) at the time was greater than or equal to 5 to 1; or (iv) the sum of such dividend or repurchase, together with all other dividends (and other restricted payments) made since the initial issuance of the Senior Notes, would exceed the sum of net proceeds to the Company from time to time from the sale of Equity Interests plus the Company's Cumulative Operating Cash Flow (as defined in the Senior Notes Indenture) (from January 1, 1996 to the end of the fiscal quarter immediately preceding the date of such dividend) less 1.75 times the Company's Cumulative Total Interest Expense (as defined in the Senior Notes Indenture) over the same period. Because the Company does not satisfy the financial tests included in such covenants, it is currently prohibited from paying cash dividends on the Convertible Preferred Stock or the Exchangeable Preferred Stock. The ability of the Company in the future to pay cash dividends on the Exchangeable Preferred Stock or the Convertible Preferred Stock will depend on its meeting certain financial criteria, which in turn will require significant improvements in the Company's EBITDA and Consolidated Net Worth (as defined in the Senior Notes Indenture). There can be no assurance that the Company will be able to meet such financial criteria in order to pay cash dividends on the Exchangeable Preferred Stock or on the Convertible Preferred Stock.

     Under certain limited circumstances, IXC Communications will be required to offer to purchase Senior Notes at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, with the excess proceeds of certain Asset Sales (as defined in the Senior Notes Indenture). In the event of a change of control, holders of the Senior Notes will have the right to require IXC Communications to purchase their Senior Notes, in whole or in part, at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.

     In July 1997, the Company entered into the NTFC Equipment Facility pursuant to which the Company may borrow up to $28.0 million in connection with the purchase of certain equipment for use in its Network, provided the Company meets certain financial tests. The Company is required to make interest payments, and beginning December 31, 1997, principal payments over a five year period in quarterly installments under the NTFC Equipment Facility. The obligations under the NTFC Equipment Facility are secured by the equipment purchased hereunder.


     In addition, the Company is engaged in discussions with potential lenders regarding the Proposed Credit Facility under which it expects to be able to borrow up to a certain percentage of the amount of eligible accounts receivable. Although the total availability under the Proposed Credit Facility will vary from time to time according to the aggregate amount of eligible accounts receivable, the Company anticipates that the lender will impose a limit on borrowings under this facility. The Senior Notes Indenture limits the Company from borrowing under such a facility, if one should be obtained, in excess of 85% of the amount of such eligible accounts receivable. The Company anticipates that its obligations under the Proposed Credit Facility, if it is obtained, will be secured by intercompany notes from the subsidiaries owning the accounts receivable, which notes will in turn be secured by such accounts receivable. However, there can be no assurance that the Company will obtain such facility. As of September 30, 1997, the Company's trade accounts receivable (net of allowance for doubtful accounts) were approximately $74.0 million.


                  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is a summary of certain U.S. Federal income tax considerations relevant to the exchange of Old Preferred Stock for New Preferred Stock and does not purport to be a complete analysis of all potential tax consequences of such exchange, or all the potential tax effects thereof. Further, the discussion below is not binding on the Internal Revenue Service (the "IRS") or the courts. The Company has not sought, and will not seek, any rulings from the IRS with respect to the positions discussed herein and there can be no assurance that the IRS will not take a different position concerning the tax consequences of the exchange of the Old Preferred Stock for the New Preferred Stock, or that any such position would not be sustained.

     This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), regulations of the Treasury Department, administrative rulings and pronouncements of the IRS and judicial decisions currently in effect, all of which are subject to change, possibly with retroactive effect. The discussion does not deal with all aspects of U.S. Federal income taxation that may be relevant to particular investors in light of their personal investment circumstances (for example, to persons holding the Exchangeable Preferred Stock or Exchange Debentures as part of a conversion transaction or as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes), nor does it discuss U.S. Federal income tax considerations applicable to certain types of investors subject to special treatment under the U.S. Federal income tax laws (for example, insurance companies, tax-exempt organizations, financial institutions or broker-dealers, taxpayers subject to the alternative minimum tax or non-U.S. holders). In addition, the discussion does not consider the effect of any foreign, state, local, gift, estate or other tax laws that may be applicable to a particular investor.

     The exchange of Old Preferred Stock for New Preferred Stock will not constitute a recognition event for federal income tax purposes. Consequently, no gain or loss will be recognized by a holder on the exchange. Immediately after the exchange, a holder's adjusted tax basis in the New Preferred Stock will be the same as the holder's adjusted basis in the Old Preferred Stock immediately before the exchange. A holder will be considered to have held the New Preferred Stock from the time the holder originally acquired the Old Preferred Stock. Dividends on each share of New Preferred Stock will accrue from the last Dividend Payment Date on the Old Preferred Stock. No additional dividends will be paid on the Old Preferred Stock tendered and accepted for exchange.

     EACH POTENTIAL INVESTOR SHOULD CONSULT ITS TAX ADVISOR REGARDING THE PARTICULAR TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF THE EXCHANGEABLE PREFERRED STOCK AND OF HOLDING OR DISPOSING OF EXCHANGE DEBENTURES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

                              PLAN OF DISTRIBUTION


     Based on interpretations by the staff of the Commission with respect to similar transactions set forth in no-action letters issued to third parties unrelated to the Company, the New Preferred Stock issued pursuant to the Exchange Offer in exchange for the Old Preferred Stock may be offered for resale, resold and otherwise transferred by holders thereof who are not "affiliates" of the Company (within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery requirements of the Securities Act; provided that the New Preferred Stock is acquired in the ordinary course of the holders' business, such holders have no arrangement or understanding with any person to participate in any distribution (within the meaning of the Securities Act) of the New Preferred Stock and neither the holder nor any other person is engaging in or intends to engage in a distribution of the New Preferred Stock. Each broker-dealer that receives New Preferred Stock for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Preferred Stock. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Preferred Stock received in exchange for Old Preferred Stock where such Old Preferred Stock was acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.


     The Company will not receive any proceeds from any sale of New Preferred Stock by broker-dealers. New Preferred Stock received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Preferred Stock or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Preferred Stock. Any broker-dealer that resells New Preferred Stock that was received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Preferred Stock may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Preferred Stock and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by, acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the Expiration Date the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incidental to the Exchange Offer (including the reasonable fees and disbursements of one counsel for the holders of the Exchangeable Preferred Stock) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Exchangeable Preferred Stock (including certain broker-dealers) against certain liabilities, including certain liabilities under the Securities Act.

     Each holder of the Old Preferred Stock who wishes to exchange its Old Preferred Stock for New Preferred Stock in the Exchange Offer will be required to make certain representations to the Company as set forth in "The Exchange Offer -- Terms and Conditions of the Letter of Transmittal." The Company has not entered into any arrangement or understanding with any person to distribute the New Preferred Stock to be received in the Exchange Offer and, as of the Expiration Date, to the best of the Company's information and belief, each person participating in the Exchange Offer will be acquiring the New Preferred Stock in its ordinary course of business and will not have any arrangement or understanding with any person to participate in the distribution of the New Preferred Stock to be received in the Exchange Offer.

                                 LEGAL MATTERS

     The validity of the New Preferred Stock and the Exchange Debentures will be passed upon for IXC Communications by Riordan & McKinzie, Los Angeles, California, but investors exchanging Exchangeable Preferred Stock in the Exchange Offer and other purchasers of Exchangeable Preferred Stock should not rely on Riordan & McKinzie with respect to any other matters. Carl W. McKinzie, a director and stockholder of IXC Communications, is a stockholder of Riordan & McKinzie. IXC Communications has granted an option covering shares of Common Stock to another stockholder of Riordan & McKinzie. Also, certain attorneys of Riordan & McKinzie beneficially own additional shares of IXC Communications.

                                    EXPERTS

     The consolidated financial statements of IXC Communications, Inc. at December 31, 1995 and 1996, and for each of the three years in the period ended December 31, 1996, appearing in the Annual Report (Form 10-K) of IXC Communications, Inc., have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated by reference herein. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                    GLOSSARY

     Access charges -- The fees paid by long distance carriers to LECs for originating and terminating long distance calls on their local networks.

     ALC -- ALC Communications Corporation, the parent of Allnet. ALC was acquired by Frontier in August, 1995.

     Allnet -- Allnet Communication Services, Inc.

     Ameritech -- Ameritech Communications, Inc.

     ATM (asynchronous transfer mode) -- An information transfer standard that is one of a general class of technologies that relay traffic by way of an address contained within the first five bytes of a standard 53-byte-long packet or cell. The ATM format can be used by many different information systems, including local area networks, to deliver traffic at varying rates, permitting a mix of voice, video and data (multimedia).

     AT&T -- AT&T Corp.

     Backbone -- The through-portions of a transmission network, as opposed to spurs which branch off the through portions.

     Bandwidth -- The range of frequencies that can be transmitted through a medium, such as glass fibers, without distortion. The greater the bandwidth, the greater the information-carrying capacity of such medium.

     Broadband -- Broadband communications systems can transmit large quantities of voice, data and video. Examples of broadband communication systems include DS-3 fiber optic systems, which can transmit 672 simultaneous voice conversations, or a broadcast television station signal, that transmits high resolution audio and video signals into the home. Broadband connectivity is also an essential element for interactive multimedia applications.

     Cable & Wireless -- Cable & Wireless, P.L.C.

     CAP (Competitive Access Provider) -- A company that provides its customers with an alternative to the LEC for local transport of private line, special access and interstate transport of switched access telecommunications service.

     Capacity-intensive -- Refers to products which use comparatively large amounts of bandwidth.

     CCTS -- Consolidated Communications Telecom Services, Inc.

     Central Offices -- The switching centers or central switching facilities of the LECs.

     Dedicated -- Refers to telecommunications lines dedicated or reserved for use by particular customers along predetermined routes.

     Digital -- A method of storing, processing and transmitting information through the use of distinct electronic or optical pulses that represent the binary digits 0 and 1. Digital transmission and switching technologies (both fiber and microwave) employ a sequence of these pulses to represent information as opposed to the continuously variable analog signal. The precise digital numbers minimize distortion (such as graininess or snow in the case of video transmission, or static or other background distortion in the case of audio transmission). Both the Company's microwave and fiber optic facilities transmit digital information.

     Digital route miles -- Route miles of the Company's microwave and fiber optic routes.

     DS-1, DS-3 -- Standard telecommunications industry digital signal formats, which are distinguishable by bit rate (the number of binary digits (0 and 1) transmitted per second). DS-0 service has a bit rate of 64 kilobits per second and can transmit only one voice or data transmission at a time. DS-1 service has a bit rate of 1.544 megabits per second and can transmit 24 simultaneous voice or data transmissions. DS-3 service has a bit rate of 45 megabits per second and can transmit 672 simultaneous voice or data transmissions.

     DS-3 miles -- A measure of the total capacity and length of a transmission path, calculated as the capacity of the transmission path in DS-3s multiplied by the length of the path in miles.

     DTI -- Digital Teleport, Inc.

     EBITDA -- Operating income (loss) plus depreciation and amortization. EBITDA is not a measurement determined in accordance with GAAP, should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP and is not necessarily comparable with similarly titled measures for other companies.

     800/888 service -- A telecommunications service for businesses that allows calls to be made to a specific location at no charge to the calling party. Use of the "800" or "888" service code denotes calls that are to be billed to the receiving party. A computer database in the provider's network translates the 800 or 888 number into a conventional telephone number.

     Enhanced data services -- Products and services designed for the transport and delivery of integrated information to include voice, data and video and any combination thereof.

     Excel -- EXCEL Communications, Inc.

     Facilities-based carrier -- Carriers who own transmission facilities.

     FCC -- Federal Communications Commission.

     Fiber miles -- The number of fiber route miles of a fiber optic route multiplied by the number of fiber strands in the route.

     Frame Relay -- A high-speed, data-packet switching service used to transmit data between computers. Frame Relay supports data units of variable lengths at access speeds ranging from 56 kilobits per second to 1.5 megabits per second. This service is well-suited for connecting local area networks, but is not appropriate for voice and video applications due to the variable delays which can occur. Frame Relay was designed to operate at high speeds on modern fiber optic networks.

     Frontier -- Frontier Corporation.

     GAAP -- Generally Accepted Accounting Principles.

     GE Capital Communication -- GE Capital Communication Services Company.

     GEIC -- General Electric Investment Corporation.

     GEPT -- General Electric Pension Trust.

     GST -- GST Net, Inc.

     GTE -- GTE Corporation.

     Hubs -- Collection centers located centrally in an area where telecommunications traffic can be aggregated for transport and distribution.

     ISDN (Integrated Services Digital Network) -- A complex networking concept designed to provide a variety of voice, data and digital interface standards. Incorporated into ISDN are many new enhanced services, such as high-speed data file transfer, desktop video conferencing, telepublishing, telecommuting, telepresence learning-remote collaboration, data network linking and home information services.

     Interexchange Carrier -- A company providing inter-LATA or long distance services between LATAs on an intrastate or interstate basis.

     Inter-LATA -- InterLATA calls are calls that pass from one LATA to another. Typically, these calls are referred to as long distance calls.

     Intra-LATA -- IntraLATA calls are those local calls that originate and terminate within the same LATA.

     Intranet -- An infrastructure based on Internet standards and technologies that provides access to information within limited and well-defined groups such as universities, governments and other large organizations.

     Kilobit -- One thousand bits of information. The information-carrying capacity (i.e., bandwidth) of a circuit may be measured in "kilobits per second."

     LATAs (local access and transport areas) -- The approximately 200 geographic areas that define the areas between which the RBOCs were prohibited from providing long distance services prior to the Telecom Act of 1996.

     LCI -- LCI International Management Services, Inc.

     LEC (local exchange carrier) -- A company providing local telephone services.

     Local loop -- A circuit within a LATA.

     MCI -- MCI Communications Corporation.

     Megabit -- One million bits of information. The information-carrying capacity (i.e., bandwidth) of a circuit may be measured in "megabits per second."

     MFS -- MFS Network Technologies, Inc.

     MOUs -- Minutes of use of long distance service.

     Non-facilities-based carrier -- Carriers that do not own transmission facilities.


     NTFC -- NTFC Capital Corporation.


     OC-3, OC-12, OC-48 and OC-192 -- Standard telecommunications industry measurements for optical transmission capacity distinguishable by bit rate transmitted per second and the number of voice or data transmissions that can be simultaneously transmitted through fiber optic cable. An OC-3 is generally equivalent to three DS-3s and has a bit rate of 155.52 megabits per second and can transmit 2,016 simultaneous voice or data transmissions. An OC-12 has a bit rate of 622.08 megabits per second and can transmit 8,064 simultaneous voice or data transmissions. An OC-48 has a bit rate of 2,488.32 megabits per second and can transmit 32,256 simultaneous voice or data transmissions. An OC-192 has a bit rate of 9,953.28 megabits per second and can transmit 129,024 simultaneous voice or data transmissions.

     Off-net -- Refers to circuits on transmission facilities not owned by the Company.

     On-net -- Refers to circuits on transmission facilities owned by the Company.

     Optronic -- a combination of optical and electronic equipment.

     Qwest -- Qwest Communications Corporation.

     RBOCs (regional Bell operating companies) -- The seven local telephone companies (formerly part of AT&T) established by court decree in 1982.

     Rockwell International -- Rockwell International Corp.

     Route miles -- The measure of the length of a transmission path in miles.

     SONET (synchronous optical network technology) -- An electronics and network architecture for variable-bandwidth products which enables transmission of voice, video and data (multimedia) at very high speeds.

     Sprint -- Sprint Corporation.

     Switch -- A device that opens or closes circuits or selects the paths or circuits to be used for transmission of information. Switching is a process of interconnecting circuits to form a transmission path between users.

     Switched services -- Telecommunications services such as residential long distance services that are processed through digital switches and delivered over long-haul circuits and other transmission facilities.

     Telecom One -- Telecom One, Inc.

     Vyvx -- Vyvx, Inc., a subsidiary of The Williams Companies, Inc.

     Westel -- Westel International, Inc.

     WilTech -- The WilTech Group.

     WilTel -- WilTel Network Services, Inc.

     WorldCom -- WorldCom, Inc.

======================================================

NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN A CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------


                               TABLE OF CONTENTS



                                        PAGE
                                        -----
Documents Incorporated by Reference...      i
Available Information.................      i
Prospectus Summary....................      1
Risk Factors..........................     14
The Exchange Offer....................     27
Use of Proceeds.......................     34
Selected Historical Financial Data....     35
Management............................     37
Description of the Exchangeable
  Preferred Stock.....................     39
Description of the Exchange
  Debentures..........................     52
Description of Capital Stock..........     78
Description of Certain Indebtedness...     81
Certain U.S. Federal Income Tax
  Consequences........................     82
Plan of Distribution..................     83
Legal Matters.........................     84
Experts...............................     84
Glossary..............................    A-1


======================================================
======================================================
                            IXC COMMUNICATIONS, INC.
                                 450,000 SHARES
                              OF 12 1/2% SERIES B
                         JUNIOR EXCHANGEABLE PREFERRED
                                    STOCK OF
                            IXC COMMUNICATIONS, INC.
                            ------------------------
                                   PROSPECTUS
                            ------------------------

                               DECEMBER 15, 1997

======================================================

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     IXC Communications, Inc. is a Delaware corporation. Article VII, Section 8 of IXC Communications' Bylaws provides that IXC Communications shall indemnify its officers, directors, employees and agents to the fullest extent permitted by the Delaware General Corporation Law ("DGCL"). Section 145 of the DGCL provides that a Delaware corporation has the power to indemnify its officers and directors in certain circumstances.

     Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no cause to believe his or her conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation shall have power to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

     Article Tenth of the Restated Certificate of Incorporation of IXC Communications currently provides that each director shall not be personally liable to IXC Communications or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to IXC Communications or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payment of dividends or unlawful stock repurchases or redemptions as provided under Section 174 of the DGCL; or
(iv) for any transaction from which the director derived an improper personal benefit.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS


EXHIBIT
NUMBER                                       DESCRIPTION
------   ------------------------------------------------------------------------------------
 3.1     Restated Certificate of Incorporation of IXC Communications, Inc., as amended
         (incorporated by reference to Exhibit 3.1 of IXC Communications, Inc. Quarterly
         Report on Form 10-Q for the quarter ended September 30, 1997 filed with the
         Commission on November 14, 1997, as amended by Amendment No. 1 on Form 10-Q/A filed with the Commission on December 12, 1997 (as amended, the "September 30, 1997
         10-Q")).
 3.2     Bylaws of IXC Communications, Inc., as amended (incorporated by reference to Exhibit
         3.2 of the September 30, 1997 10-Q).
 4.1+    Certificate of Designation of the Powers, Preferences and Relative, Participating,
         Optional and Other Special Rights of 12 1/2% Junior Exchangeable Preferred Stock Due
         2009 and 12 1/2% Series B Junior Exchangeable Preferred Stock Due 2009 and
         Qualifications, Limitations and Restrictions Thereof.
 4.2     Indenture dated as of October 5, 1995 by and among IXC Communications, Inc., on its behalf and as successor-in-interest to I-Link Holdings, Inc. and IXC Carrier Group,
         Inc., each of IXC Carrier, Inc., on its behalf and as successor-in-interest to
         I-Link, Inc., CTI Investments, Inc., Texas Microwave, Inc. and WTM Microwave, Inc.,
         Atlantic States Microwave Transmission Company, Central States Microwave
         Transmission Company, Telcom Engineering, Inc., on its behalf and as successor-in-interest to SWTT Company and Microwave Network, Inc., Tower
         Communication Systems Corp., West Texas Microwave Company, Western States Microwave
         Transmission Company, Rio Grande Transmission, Inc., IXC Long Distance, Inc., Link
         Net International, Inc. (collectively, the "Guarantors"), and IBJ Schroder Bank &
         Trust Company, as Trustee, with respect to the 12 1/2% Series A and Series B Senior
         Notes due 2005 (incorporated by reference to Exhibit 4.1 of IXC Communications,
         Inc.'s and each of the Guarantor's Registration Statement on Form S-4 filed with the
         Commission on April 11, 1996 (File No. 333-2936) (the "S-4")).
 4.3     Purchase Agreement dated October 5, 1995 by and among IXC Communications, Inc. and the Purchasers named therein (incorporated by reference to Exhibit 4.2 of the S-4).
 4.4     A/B Exchange Registration Rights Agreement dated as of October 5, 1995 by and among
         IXC Communications, Inc., the Guarantors and the Purchasers named therein
         (incorporated by reference to Exhibit 4.3 of the S-4).
 4.5     Escrow Account and Disbursement Agreement dated as of October 5, 1995 by and among
         IXC Communications, Inc., IBJ Schroder Bank & Trust Company, as Escrow Holder, and
         IBJ Schroder Bank & Trust Company, as Collateral Agent (incorporated by reference to
         Exhibit 4.4 of the S-4).
 4.6     Escrow Account Security Agreement dated as of October 5, 1995 by and between IXC
         Communications, Inc. and IBJ Schroder Bank & Trust Company (incorporated by reference to Exhibit 4.5 of the S-4).
 4.7     Form of 12 1/2% Series A Senior Notes due 2005 (incorporated by reference to Exhibit
         4.6 of the S-4).
 4.8     Form of 12 1/2% Series B Senior Notes due 2005 and Subsidiary Guarantee
         (incorporated by reference to Exhibit 4.8 of the S-1).
 4.9     Amendment No. 1 to Indenture and Subsidiary Guarantee dated as of June 4, 1996 by and among IXC Communications, Inc., the Guarantors and the Trustee (incorporated by reference to Exhibit 4.11 of the S-1).
 4.10    Stock Exchange Agreement dated as of June 10, 1996 by and between IXC
         Communications, Inc., and Trustees of General Electric Pension Trust ("GEPT")
         (incorporated by reference to Exhibit 4.12 of the S-1).

EXHIBIT
NUMBER                                       DESCRIPTION
------   ------------------------------------------------------------------------------------
 4.12    Purchase Agreement dated as of March 25, 1997 by and among IXC Communications, Inc.,
         Credit Suisse First Boston Corporation ("CS First Boston") and Dillon Read & Co.
         Inc. ("Dillon Read") (incorporated by reference to Exhibit 4.12 of IXC
         Communications, Inc. Quarterly Report on Form 10-Q for the quarter ended March 31,
         1997 (the "March 31, 1997 10-Q").
 4.13    Registration Rights Agreement dated as of March 25, 1997 by and among IXC
         Communications, Inc., CS First Boston and Dillon Read (incorporated by reference to
         Exhibit 4.13 of the March 31, 1997 10-Q).
 4.14    Amendment to Registration Rights Agreement dated as of March 25, 1997 by and between
         IXC Communications, Inc. and GEPT (incorporated by reference to Exhibit 4.14 of the
         March 31, 1997 10-Q).
 4.15    Registration Rights Agreement dated as of July 8, 1997 among IXC Communications,
         Inc. and each of William G. Rodi, Gordon Hutchins, Jr. and William F. Linsmeier
         (incorporated by reference to Exhibit 4.15 of IXC Communications, Inc. Quarterly
         Report on Form 10-Q for the quarter ended June 30, 1997, as filed with the
         Commission on August 6, 1997, as amended by Amendment No. 1 on Form 10-Q/A filed with the Commission on August 12, 1997 and Amendment No. 2 on Form 10-Q/A filed with the Commission on December 10, 1997 (as amended, the "June 30, 1997 10-Q")).
 4.16    Registration Rights Agreement dated as of July 8, 1997 among IXC Communications,
         Inc. and each of William G. Rodi, Gordon Hutchins, Jr. and William F. Linsmeier
         (incorporated by reference to Exhibit 4.16 of the June 30, 1997 10-Q).
 4.17    Purchase Agreement dated as of August 14, 1997 by and among IXC Communications, Inc.
         and the initial purchasers named in Schedule A thereto (incorporated by reference to
         Exhibit 4.1 of IXC Communications, Inc. Current Report on Form 8-K dated August 20,
         1997 and filed with the Commission on August 28, 1997 (the "8-K")).
 4.18    Indenture dated as of August 15, 1997 between IXC Communications, Inc. and The Bank of New York (incorporated by reference to Exhibit 4.2 of the 8-K).
 4.19    Registration Rights Agreement dated as of August 14, 1997 by and among IXC
         Communications, Inc. and the purchasers named therein (incorporated by reference to
         Exhibit 4.3 of the 8-K).
 5.1*    Opinion of Riordan & McKinzie, a Professional Law Corporation regarding the validity of the issuance of the securities registered hereunder.
10.1     Office Lease dated June 21, 1989 with USAA Real Estate Company, as amended
         (incorporated by reference to Exhibit 10.1 of the S-4).
10.2     Equipment Lease dated as of December 1, 1994 by and between DSC Finance Corporation and Switched Services Communications, L.L.C.; Assignment Agreement dated as of
         December 1, 1994 by and between Switched Services Communications, L.L.C. and DSC
         Finance Corporation; and Guaranty dated December 1, 1994 made in favor of DSC
         Finance Corporation by IXC Communications, Inc. (incorporated by reference to
         Exhibit 10.2 of the S-4).
10.3     Amended and Restated 1994 Stock Plan of IXC Communications, Inc., as amended
         (incorporated by reference to Exhibit 10.3 of the June 30, 1997 10-Q).
10.4     Form of Non-Qualified Stock Option Agreement under the 1994 Stock Plan of IXC
         Communications, Inc. (incorporated by reference to Exhibit 10.4 of the S-4).
10.5     Form of IXC Communications, Inc. Restricted Stock Agreement (incorporated by reference to Exhibit 10.5 of the S-4).
10.6     Form of IXC Communications, Inc. Restricted Stock Agreement (incorporated by reference to Exhibit 10.6 of the S-4).
10.7     Amended and Restated Development Agreement by and between Intertech Management
         Group, Inc. and IXC Long Distance, Inc. (incorporated by reference to Exhibit 10.7 of the S-4).
10.8     Second Amended and Restated Service Agreement dated as of January 1, 1996 by and between Switched Services Communications, L.L.C. and Excel Telecommunications, Inc.
         (incorporated by reference to Exhibit 10.8 of the S-4).

EXHIBIT
NUMBER                                       DESCRIPTION
------   ------------------------------------------------------------------------------------
10.9     Equipment Purchase Agreement dated as of January 16, 1996 by and between Siecor
         Corporation and IXC Carrier, Inc. (incorporated by reference to Exhibit 10.9 of the
         S-4).
10.10    1996 Stock Plan of IXC Communications, Inc., as amended (incorporated by reference to Exhibit 10.10 of IXC Communications, Inc. Annual Report on Form 10-K for the year ended December 31, 1996 filed with the Commission on March 28, 1997 (the "10-K")).
10.11    IRU Agreement dated as of November 1995 between WorldCom, Inc. and IXC Carrier, Inc.
         (incorporated by reference to Exhibit 10.11 of the S-4).
10.12    IXC Communications, Inc. Outside Directors' Phantom Stock Plan, as amended
         (incorporated by reference to Exhibit 10.12 of the 10-K).
10.13+   Business Consultant and Management Agreement dated as of March 1, 1997 by and between IXC Communications, Inc. and Culp Communications Associates.
10.14    Employment Agreement dated December 28, 1995 by and between IXC Communications, Inc.
         and James F. Guthrie (incorporated by reference to Exhibit 10.14 of the S-1).
10.15    Employment Agreement dated August 28, 1995, by and between IXC Communications, Inc.
         and David J. Thomas (incorporated by reference to Exhibit 10.15 of the S-1).
10.16    Special Stock Plan of IXC Communications, Inc. (incorporated by reference to Exhibit
         10.16 of the 10-K).
10.17    Lease dated as of June 4, 1997 between IXC Communications, Inc. and Carramerca
         Realty, L.P. (incorporated by reference to Exhibit 10.17 of the June 30, 1997 10-Q).
10.18    Loan and Security Agreement dated as of July 18, 1997 between IXC Carrier, Inc. and
         NFTC Capital Corporation (incorporated by reference to Exhibit 10.18 of the June 30,
         1997 10-Q).
10.19    IRU and Stock Purchase Agreement dated as of July 22, 1997 between IXC Internet
         Services, Inc. and PSINet Inc. (incorporated by reference to Exhibit 10.19 of the
         September 30, 1997 10-Q).
10.20    Joint Marketing and Services Agreement dated as of July 22, 1997 between IXC
         Internet Services, Inc. and PSINet Inc. (incorporated by reference to Exhibit 10.20 of the September 30, 1997 10-Q).


---------------

* Filed herewith


+ Previously filed.

(b) Not Applicable

ITEM 22. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes as follows:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (a) to include any prospectus required by Section 10(a)(3) of the Securities Act;
     (b) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; (c) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on December 12, 1997.



                                          IXC Communications, Inc.,

                                          a Delaware corporation

                                          By: /s/ James F. Guthrie
                                            ------------------------------------
                                            James F. Guthrie
                                            Executive Vice President and
                                            Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



            SIGNATURE                                TITLE                         DATE
---------------------------------      ---------------------------------    ------------------

     *                                 Chairman and Director                December 12, 1997
     ----------------------------      (Principal Executive Officer)
     Ralph J. Swett

     /s/  Benjamin L. Scott            President, Chief Executive           December 12, 1997
     ----------------------------      Officer
            Benjamin L. Scott          and Director

     /s/  James F. Guthrie             Executive Vice President and         December 12, 1997
     ----------------------------      Chief
            James F. Guthrie           Financial Officer (Principal
                                       Financial
                                       and Accounting Officer)

     *                                 Director                             December 12, 1997
     ----------------------------
     Richard D. Irwin

     *                                 Director                             December 12, 1997
     ----------------------------
     Wolfe H. Bragin

     *                                 Director                             December 12, 1997
     ----------------------------
     Carl W. McKinzie

     *                                 Director                             December 12, 1997
     ----------------------------
     Phillip L. Williams

     *                                 Director                             December 12, 1997
     ----------------------------
     Joe C. Culp

   * By: /s/ Jeffrey C. Smith
---------------------------------
        Jeffrey C. Smith
        Attorney-in-fact

                                 EXHIBIT INDEX


                                                                                     SEQUENTIALLY
EXHIBIT                                                                                NUMBERED
NUMBER                                  DESCRIPTION                                      PAGE
------   --------------------------------------------------------------------------  ------------
 3.1     Restated Certificate of Incorporation of IXC Communications, Inc., as
         amended (incorporated by reference to Exhibit 3.1 of IXC Communications,
         Inc. Quarterly Report on Form 10-Q for the quarter ended September 30,
         1997 filed with the Commission on November 14, 1997, as amended by
         Amendment No. 1 on Form 10-Q/A filed with the Commission on December 12,
         1997 (as amended, the "September 30, 1997 10-Q")).........................
 3.2     Bylaws of IXC Communications, Inc., as amended (incorporated by reference to Exhibit 3.2 of the September 30, 1997 10-Q)............................
 4.1+    Certificate of Designation of the Powers, Preferences and Relative,
         Participating, Optional and Other Special Rights of 12 1/2% Junior
         Exchangeable Preferred Stock Due 2009 and 12 1/2% Series B Junior
         Exchangeable Preferred Stock Due 2009 and Qualifications, Limitations and
         Restrictions Thereof......................................................
 4.2     Indenture dated as of October 5, 1995 by and among IXC Communications,
         Inc., on its behalf and as successor-in-interest to I-Link Holdings, Inc.
         and IXC Carrier Group, Inc., each of IXC Carrier, Inc., on its behalf and as successor-in-interest to I-Link, Inc., CTI Investments, Inc., Texas
         Microwave, Inc. and WTM Microwave, Inc., Atlantic States Microwave
         Transmission Company, Central States Microwave Transmission Company,
         Telcom Engineering, Inc., on its behalf and as successor-in-interest to
         SWTT Company and Microwave Network, Inc., Tower Communication Systems
         Corp., West Texas Microwave Company, Western States Microwave Transmission
         Company, Rio Grande Transmission, Inc., IXC Long Distance, Inc., Link Net
         International, Inc. (collectively, the "Guarantors"), and IBJ Schroder
         Bank & Trust Company, as Trustee, with respect to the 12 1/2% Series A and
         Series B Senior Notes due 2005 (incorporated by reference to Exhibit 4.1 of IXC Communications, Inc.'s and each of the Guarantor's Registration
         Statement on Form S-4 filed with the Commission on April 11, 1996 (File
         No. 333-2936) (the "S-4"))................................................
 4.3     Purchase Agreement dated October 5, 1995 by and among IXC Communications,
         Inc. and the Purchasers named therein (incorporated by reference to
         Exhibit 4.2 of the S-4)...................................................
 4.4     A/B Exchange Registration Rights Agreement dated as of October 5, 1995 by and among IXC Communications, Inc., the Guarantors and the Purchasers
         named therein (incorporated by reference to Exhibit 4.3 of the S-4).......
 4.5     Escrow Account and Disbursement Agreement dated as of October 5, 1995 by and among IXC Communications, Inc., IBJ Schroder Bank & Trust Company, as
         Escrow Holder, and IBJ Schroder Bank & Trust Company, as Collateral Agent
         (incorporated by reference to Exhibit 4.4 of the S-4).....................
 4.6     Escrow Account Security Agreement dated as of October 5, 1995 by and between IXC Communications, Inc. and IBJ Schroder Bank & Trust Company
         (incorporated by reference to Exhibit 4.5 of the S-4).....................
 4.7     Form of 12 1/2% Series A Senior Notes due 2005 (incorporated by reference to Exhibit 4.6 of the S-4)................................................
 4.8     Form of 12 1/2% Series B Senior Notes due 2005 and Subsidiary Guarantee
         (incorporated by reference to Exhibit 4.8 of the S-1).....................

                                                                                     SEQUENTIALLY
EXHIBIT                                                                                NUMBERED
NUMBER                                  DESCRIPTION                                      PAGE
------   --------------------------------------------------------------------------  ------------
 4.9     Amendment No. 1 to Indenture and Subsidiary Guarantee dated as of June 4,
         1996 by and among IXC Communications, Inc., the Guarantors and the Trustee
         (incorporated by reference to Exhibit 4.11 of the S-1)....................
 4.10    Stock Exchange Agreement dated as of June 10, 1996 by and between IXC
         Communications, Inc., and Trustees of General Electric Pension Trust
         ("GEPT") (incorporated by reference to Exhibit 4.12 of the S-1)...........
 4.12    Purchase Agreement dated as of March 25, 1997 by and among IXC
         Communications, Inc., Credit Suisse First Boston Corporation ("CS First
         Boston") and Dillon Read & Co. Inc. ("Dillon Read") (incorporated by reference to Exhibit 4.12 of IXC Communications, Inc. Quarterly Report on
         Form 10-Q for the quarter ended March 31, 1997 (the "March 31, 1997
         10-Q")....................................................................
 4.13    Registration Rights Agreement dated as of March 25, 1997 by and among IXC
         Communications, Inc., CS First Boston and Dillon Read (incorporated by reference to Exhibit 4.13 of the March 31, 1997 10-Q).....................
 4.14    Amendment to Registration Rights Agreement dated as of March 25, 1997 by and between IXC Communications, Inc. and GEPT (incorporated by reference to Exhibit 4.14 of the March 31, 1997 10-Q)...............................
 4.15    Registration Rights Agreement dated as of July 8, 1997 among IXC
         Communications, Inc. and each of William G. Rodi, Gordon Hutchins, Jr. and
         William F. Linsmeier (incorporated by reference to Exhibit 4.15 of IXC
         Communications, Inc. Quarterly Report on Form 10-Q for the quarter ended
         June 30, 1997, as filed with the Commission on August 6, 1997, as amended by Amendment No. 1 on Form 10-Q/A filed with the Commission on August 12,
         1997 and Amendment No. 2 on Form 10-Q/A filed with the Commission on
         December 10, 1997 (as amended, the "June 30, 1997 10-Q")).................
 4.16    Registration Rights Agreement dated as of July 8, 1997 among IXC
         Communications, Inc. and each of William G. Rodi, Gordon Hutchins, Jr. and
         William F. Linsmeier (incorporated by reference to Exhibit 4.16 of the
         June 30, 1997 10-Q).......................................................
 4.17    Purchase Agreement dated as of August 14, 1997 by and among IXC
         Communications, Inc. and the initial purchasers named in Schedule A thereto (incorporated by reference to Exhibit 4.1 of IXC Communications,
         Inc. Current Report on Form 8-K dated August 20, 1997 and filed with the
         Commission on August 28, 1997 (the "8-K"))................................
 4.18    Indenture dated as of August 15, 1997 between IXC Communications, Inc. and
         The Bank of New York (incorporated by reference to Exhibit 4.2 of the
         8-K)......................................................................
 4.19    Registration Rights Agreement dated as of August 14, 1997 by and among IXC
         Communications, Inc. and the purchasers named therein (incorporated by reference to Exhibit 4.3 of the 8-K)......................................
 5.1*    Opinion of Riordan & McKinzie, a Professional Law Corporation regarding the validity of the issuance of the securities registered hereunder.......
10.1     Office Lease dated June 21, 1989 with USAA Real Estate Company, as amended
         (incorporated by reference to Exhibit 10.1 of the S-4)....................

                                                                                     SEQUENTIALLY
EXHIBIT                                                                                NUMBERED
NUMBER                                  DESCRIPTION                                      PAGE
------   --------------------------------------------------------------------------  ------------
10.2     Equipment Lease dated as of December 1, 1994 by and between DSC Finance
         Corporation and Switched Services Communications, L.L.C.; Assignment
         Agreement dated as of December 1, 1994 by and between Switched Services
         Communications, L.L.C. and DSC Finance Corporation; and Guaranty dated
         December 1, 1994 made in favor of DSC Finance Corporation by IXC
         Communications, Inc. (incorporated by reference to Exhibit 10.2 of the
         S-4)......................................................................
10.3     Amended and Restated 1994 Stock Plan of IXC Communications, Inc., as
         amended (incorporated by reference to Exhibit 10.3 of the June 30, 1997
         10-Q).....................................................................
10.4     Form of Non-Qualified Stock Option Agreement under the 1994 Stock Plan of
         IXC Communications, Inc. (incorporated by reference to Exhibit 10.4 of the
         S-4)......................................................................
10.5     Form of IXC Communications, Inc. Restricted Stock Agreement (incorporated by reference to Exhibit 10.5 of the S-4)..................................
10.6     Form of IXC Communications, Inc. Restricted Stock Agreement (incorporated by reference to Exhibit 10.6 of the S-4)..................................
10.7     Amended and Restated Development Agreement by and between Intertech
         Management Group, Inc. and IXC Long Distance, Inc. (incorporated by reference to Exhibit 10.7 of the S-4).....................................
10.8     Second Amended and Restated Service Agreement dated as of January 1, 1996 by and between Switched Services Communications, L.L.C. and Excel
         Telecommunications, Inc. (incorporated by reference to Exhibit 10.8 of the
         S-4)......................................................................
10.9     Equipment Purchase Agreement dated as of January 16, 1996 by and between
         Siecor Corporation and IXC Carrier, Inc. (incorporated by reference to
         Exhibit 10.9 of the S-4)..................................................
10.10    1996 Stock Plan of IXC Communications, Inc., as amended (incorporated by reference to Exhibit 10.10 of IXC Communications, Inc. Annual Report on
         Form 10-K for the year ended December 31, 1996 filed with the Commission on March 28, 1997 (the "10-K"))...........................................
10.11    IRU Agreement dated as of November 1995 between WorldCom, Inc. and IXC
         Carrier, Inc. (incorporated by reference to Exhibit 10.11 of the S-4).....
10.12    IXC Communications, Inc. Outside Directors' Phantom Stock Plan, as amended
         (incorporated by reference to Exhibit 10.12 of the 10-K)..................
10.13+   Business Consultant and Management Agreement dated as of March 1, 1997 by and between IXC Communications, Inc. and Culp Communications Associates...
10.14    Employment Agreement dated December 28, 1995 by and between IXC
         Communications, Inc. and James F. Guthrie (incorporated by reference to
         Exhibit 10.14 of the S-1).................................................
10.15    Employment Agreement dated August 28, 1995, by and between IXC
         Communications, Inc. and David J. Thomas (incorporated by reference to
         Exhibit 10.15 of the S-1).................................................
10.16    Special Stock Plan of IXC Communications, Inc. (incorporated by reference to Exhibit 10.16 of the 10-K).............................................
10.17    Lease dated as of June 4, 1997 between IXC Communications, Inc. and
         Carramerca Realty, L.P. (incorporated by reference to Exhibit 10.17 of the
         June 30, 1997 10-Q).......................................................
10.18    Loan and Security Agreement dated as of July 18, 1997 between IXC Carrier,
         Inc. and NFTC Capital Corporation (incorporated by reference to Exhibit
         10.18 of the June 30, 1997 10-Q)..........................................

                                                                                     SEQUENTIALLY
EXHIBIT                                                                                NUMBERED
NUMBER                                  DESCRIPTION                                      PAGE
------   --------------------------------------------------------------------------  ------------
10.19    IRU and Stock Purchase Agreement dated as of July 22, 1997 between IXC
         Internet Services, Inc. and PSINet Inc. (incorporated by reference to
         Exhibit 10.19 of the September 30, 1997 10-Q).............................
10.20    Joint Marketing and Services Agreement dated as of July 22, 1997 between
         IXC Internet Services, Inc. and PSINet Inc. (incorporated by reference to
         Exhibit 10.20 of the September 30, 1997 10-Q).............................
10.21*   Employment Agreement dated as of September 9, 1997 between Benjamin L.
         Scott and IXC Communications, Inc. .......................................
10.22*   IXC Communications, Inc. 1997 Special Executive Stock Plan................
11.1*    Statement of Computation of Earnings per Share............................
12.1*    Statement regarding Computation of Ratios.................................
21.1+    Subsidiaries of IXC Communications, Inc. .................................
23.1*    Consent of Riordan & McKinzie (contained in Exhibit 5.1)..................
23.2*    Consent of Ernst & Young LLP..............................................
25.1*    Form T-1 Statement of Eligibility and Qualification under the Trust
         Indenture Act of 1939 of The Bank of New York.............................
99.1*    Form of Letter of Transmittal with respect to the Exchange Offer..........
99.2*    Form of Notice of Guaranteed Delivery.....................................
99.3*    Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other
         Nominees..................................................................


---------------

* Filed herewith

+ Previously filed.